Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-146427

PROSPECTUS

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.

                        6,314,000 Shares of Common Stock

      This prospectus relates to the sale of up to an aggregate of 6,314,000 shares of our Common Stock which may be offered by the selling stockholders identified in this prospectus (the "selling stockholders") for their own account. Of such shares, no shares were outstanding as of October 8, 2007 and 6,314,000 shares are issuable upon conversion or exercise of securities that we have issued to the selling stockholders and the payment of dividends on certain of such securities. Of the above amounts, 574,000 shares are issuable upon exercise of certain Common Stock purchase warrants and Series A Convertible Preferred Stock purchase warrants (and the subsequent conversion of the Series A Convertible Preferred Stock underlying such Series A Convertible Preferred Stock purchase warrants and the payment of dividends on such Series A Convertible Preferred Stock) issued as compensation to TriPoint Global Equities, LLC, a FINRA registered broker dealer, and its designees in our August 2007 private placement. All of the securities referred to above were issued exclusively to "accredited investors" as defined in Rule 501 of Regulation D.

      The selling stockholders may offer and sell their shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of shares by the selling stockholders, but we will receive funds from the exercise of their warrants.

      Our Common Stock is currently listed on the OTC Bulletin Board under the symbol "BFNH.OB." On October 8, 2007, the last reported sale price of our Common Stock on the OTC Bulletin Board was $0.69 per share.

These securities are speculative and involve a high degree of risk. Please refer to "Risk Factors" beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October 15, 2007.

      No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by BioForce Nanosciences Holdings, Inc. You should rely only on the information contained in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Common Stock offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

                                TABLE OF CONTENTS

SUMMARY........................................................................2
SUMMARY OF THE OFFERING........................................................4
SUMMARY FINANCIAL INFORMATION..................................................5
RISK FACTORS...................................................................8
         RISK FACTORS RELATED TO OUR BUSINESS..................................8
         RISK FACTORS RELATED TO OWNERSHIP OF OUR COMMON STOCK................13
SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS..................16
USE OF PROCEEDS...............................................................16
DETERMINATION OF OFFERING PRICE...............................................16
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................17
DESCRIPTION OF BUSINESS.......................................................25
MANAGEMENT....................................................................34
EXECUTIVE COMPENSATION........................................................36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................39
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................42
SELLING STOCKHOLDERS..........................................................44
PLAN OF DISTRIBUTION..........................................................47
DESCRIPTION OF CAPITAL STOCK..................................................48
LEGAL MATTERS.................................................................51
EXPERTS.......................................................................52
WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................52
INDEX TO FINANCIAL STATEMENTS................................................F-1

                                     SUMMARY

      This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless otherwise specified or the context otherwise requires, references in this prospectus to "BioForce Nanosciences Holdings," "we," "our" and "us" refer to BioForce Nanosciences Holdings, Inc.

Our Company

      We conduct business through BioForce Nanosciences, Inc. ("BioForce"), our wholly owned subsidiary. BioForce develops and commercializes nanotechnology tools and solutions for the biomedical and life sciences industries. BioForce has developed the Nano eNabler(TM) benchtop molecular printer, which it started marketing commercially in 2005. Other BioForce products currently being marketed include consumable printing and surface patterning tools for use with the Nano eNabler(TM) system, and the ProCleaner(TM) UV/ozone device for decontaminating materials. BioForce also has scientific applications under development utilizing ultramicroarrays for purposes of pathogen detection and cancer biomarker analysis.

History

      We were incorporated in the State of Nevada on December 10, 1999 as Silver River Ventures, Inc. On February 24, 2006, we completed the acquisition of BioForce Nanosciences, Inc., a Delaware corporation with its principal offices in Ames, Iowa. The acquisition was made pursuant to an agreement entered into on November 30, 2005 ("Merger Agreement"), whereby we agreed to merge our newly created, wholly owned subsidiary, Silver River Acquisitions, Inc., with and into BioForce with BioForce being the surviving entity.

      Prior to completion of the acquisition, we affected a 2 shares for 1 share forward stock split of our issued and outstanding shares of Common Stock on January 31, 2006. We also changed our corporate name to BioForce Nanosciences Holdings, Inc. on February 1, 2006.

      As a result of the forward stock split, our outstanding shares of Common Stock increased from 1,999,975 shares to 3,999,950 shares. Under the terms of the Merger Agreement, we issued an aggregate of 16 million shares of our Common Stock, post-split, to the stockholders of BioForce, with each BioForce shareholder receiving 1.1877 shares of our Common Stock in exchange for a share of BioForce Common Stock. Applying this same exchange factor, we also agreed to issue to BioForce stock option and warrant holders new options and warrants to purchase shares of our Common Stock, on terms and conditions equivalent to the existing terms and conditions of the respective BioForce options and warrants. The maximum number of shares of our Common Stock available for the conversion of these new stock options and warrants was 2,537,565 shares.

      Prior to the acquisition of BioForce, we conducted only limited business operations seeking potential operating businesses or business opportunities with the intent to acquire or merge with such businesses. As a result of the acquisition of BioForce, we are now engaged in the development of technology for the ultramicro- and nanoscale placement and surface patterning of active biomolecules and other materials, with our initial focus on the biomedical and life sciences industries, and the utilization of ultramicroarrays for purposes of pathogen detection and cancer biomarker analysis.

      Our principal executive offices are located at 1615 Golden Aspen Drive, Suite 101, Ames, Iowa 50010, and our telephone number is (515) 233-8333. Our website can be viewed at www.bioforcenano.com.

Recent Developments

      On August 31, 2007, we completed a private placement of securities from which we received gross proceeds of approximately $500,000. The proceeds from this transaction will be used for working capital and general corporate purposes. We relied upon the exemption from registration provided under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The private placement was only made available to "accredited investors" as defined in Rule 501 of Regulation D.

      The transaction consisted of a sale to an accredited investor (the "Investor") of 500,000 investment units (the "Units") at a price of $1.00 per Unit. Each Unit consisted of the following securities:

      o two shares of Series A Convertible Preferred Stock, each such share convertible into one share of Common Stock;

      o one five-year Series A Warrant to purchase one share of Common Stock at an exercise price of $0.75 per share;

      o one five-year Series B Warrant to purchase one share of Common Stock at an exercise price of $0.90 per share;

      o two five-year Series C Warrants, each to purchase one share of Common Stock at an exercise price of $0.50 per share;

      o one five-year Series D Warrant to purchase one share of Common Stock at an exercise price of $1.00 per share;

      o one five-year Series E Warrant to purchase one share of Common Stock at an exercise price of $1.25 per share; and

      o two one-year Series J Warrants, each to purchase one share of Common Stock at an exercise price of $0.50 per share.

      Each share of Series A Convertible Preferred Stock is convertible at any time at the holder's option into one share of Common Stock, subject to adjustment upon the occurrence of certain events. All shares of Series A Convertible Preferred Stock will automatically convert into Common Stock three years from the date of issuance.

      Each of the warrants described above (which warrants, including the Series P Warrants described below, are referred to herein as the "Warrants") is exercisable at the holder's option upon payment to the Company of the applicable exercise price, subject to adjustment upon the occurrence of certain events, prior to the Warrant's termination date. We can require exercise of the Series A Warrants and Series B Warrants if certain market price and trading volume requirements for the Common Stock are met. We can cause the Investor to exercise the Series C Warrants, at a total exercise price of $500,000, 15 days following the effective date of this Registration Statement. The Series D Warrants and the Series E Warrants are only exercisable for 50% of the number of shares of Common Stock that have been issued to the holder pursuant to his/her exercise of his/her Series J Warrants, with the Series J Warrants expiring August 31, 2008. All Warrants other than the Series J Warrants issued to the Investor may be exercised by a cashless exercise if this Registration Statement is not in effect on August 31, 2008.

      The holder may not convert any shares of Series A Convertible Preferred Stock or exercise any Warrants if doing so would cause the holder to have beneficial ownership (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of more than 9.9% of our issued and outstanding shares of Common Stock. This beneficial ownership restriction will not be applicable if the holder provides us with notice of its desire to waive such restriction 61 days prior to the applicable conversion or exercise.

      The offering of Units was conducted through TriPoint Global Equities, LLC, a FINRA registered broker dealer, as placement agent ("TriPoint"). In connection with the offering, we issued to TriPoint or its designees an aggregate amount of 50,000 Series A Warrants, 50,000 Series B Warrants, 100,000 Series C Warrants, 50,000 Series D Warrants, 50,000 Series E Warrants and 100,000 Series J Warrants, which are identical to the Warrants issued to the Investor, but for the fact that TriPoint's Series J Warrants also contain the cashless exercise provision described above. In addition, we issued to TriPoint or its designees an aggregate amount of 100,000 five-year Series P Warrants, each exercisable to purchase one share of Series A Convertible Preferred Stock at an exercise price of $0.50 per share. The shares of Common Stock underlying the Warrants issued to TriPoint or its designees (and, in the case of the Series P Warrant, the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock underlying such Series P Warrant) have the same registration rights as the shares of Common Stock underlying the Warrants issued to the Investor. Our net proceeds from the offering were approximately $372,510 after payment of a placement agent fee, legal fees and other expenses in the aggregate amount of approximately $127,490.

      We granted the Investor certain registration rights pursuant to a registration rights agreement, in connection with this transaction. The registration rights agreement requires us to file a Registration Statement by October 1, 2007 covering the resale of 110% of the number of shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock, the payment of dividends on the Series A Convertible Preferred Stock and the exercise of the Warrants, including the Warrants issued to TriPoint and its designees. This prospectus relates to the registration of such shares for resale. If this Registration Statement is not filed by October 1, 2007 or declared effective by the SEC upon the earlier of three business days following the SEC's notification to us that its staff will not review this Registration Statement or December 31, 2007, being the business day following the 120th day after the closing date of the offering (January 28, 2008, being 150 days following the closing, if this Registration Statement is subject to full review by the staff of the SEC), we will be subject to a penalty of 2.0% per month ($10,000 per month) of the aggregate purchase price paid by the Investor for each month that the Registration Statement is not filed or effective. This penalty would be subject to a maximum of 20% of the purchase price paid by the Investor ($100,000).

                             SUMMARY OF THE OFFERING

Shares of Common Stock offered      6,314,000

Use of Proceeds                     We will not receive any proceeds from the
                                    sale of the Common Stock offered by the
                                    selling stockholders. However, we will
                                    receive proceeds upon exercise of the
                                    warrants issued to the selling stockholders.
                                    We intend to use any proceeds from exercise of warrants for working capital and general corporate purposes.

OTC Bulletin Board Symbol           BFNH.OB

Risk Factors                        The ownership of BioForce Nanosciences
                                    Holdings Common Stock involves various
                                    risks. You should read carefully the factors discussed under Risk Factors beginning on page 8.

Stockholder Inquiries               Any persons having inquiries relating to
                                    this offering should contact Eric R.
                                    Henderson, Chief Executive Officer of
                                    BioForce Nanosciences Holdings, Inc. at 1615
                                    Golden Aspen Drive, Suite 101, Ames, Iowa,
                                    50010, telephone number (515) 233-8333.

                          SUMMARY FINANCIAL INFORMATION

      The summary financial data set forth below is derived from the audited and unaudited historical financial statements of BioForce Nanosciences Holdings, Inc. This summary financial data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" as well as our historical financial statements and the related notes thereto, included elsewhere in this prospectus.

Statement of operations data:

                                                               Six Months Ended      Year Ended
                                                                 June 30, 2007     December 31, 2006
                                                               ----------------    -----------------
                                                                   Unaudited
REVENUES                                                         $    543,566        $    415,087

COST OF GOODS SOLD                                                    338,361             199,149
                                                                 --------------------------------

        Gross margin                                                  205,205             215,938

OPERATING EXPENSES
     Research and development                                         570,848             839,395
     Sales and marketing                                              629,405             733,400
     General and administrative                                     1,332,221           2,029,018
     Reimbursement of grant expenses                                 (290,220)           (239,565)
                                                                 --------------------------------

        Total operating expenses                                    2,242,254           3,362,248
                                                                 --------------------------------

        Loss from operations before other income (expense)         (2,037,049)         (3,146,310)

OTHER INCOME (EXPENSE)
     Interest and other income                                         34,974             156,583
     Interest expense                                                  (6,800)           (984,356)
                                                                 --------------------------------

        Total other income (expense)                                   28,174            (827,773)
                                                                 --------------------------------

        Loss before income tax                                     (2,008,875)         (3,974,083)

INCOME TAX EXPENSE                                                         --                  --
                                                                 --------------------------------

        Net loss                                                 $ (2,008,875)       $ (3,974,083)
                                                                 ================================

BASIC AND DILUTED LOSS PER SHARE                                       ($0.08)             ($0.17)
                                                                 ================================

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                      24,075,088          22,764,728
                                                                 ================================

Balance Sheet Data:

                                                                    Six Months Ended      Year Ended
                                                                      June 30, 2007   December 31, 2006
                                                                    ----------------  -----------------
                                                                       Unaudited
ASSETS

CURRENT ASSETS
     Cash and cash equivalents                                         $  761,974         $2,602,686
     Accounts receivable - trade, net                                     272,122             22,153
     Inventory                                                            969,406          1,193,590
     Prepaid expenses and other assets                                    115,536             55,351
                                                                       -----------------------------

        Total current assets                                            2,119,038          3,873,780
                                                                       -----------------------------

PROPERTY AND EQUIPMENT
     Computer equipment                                                    96,677             73,180
     Leasehold improvements                                               380,000            380,000
     Scientific and laboratory equipment                                  901,975            687,280
     Office furniture and fixtures                                         89,760             67,384
                                                                       -----------------------------

        Total                                                           1,468,412          1,207,844
     Less accumulated depreciation                                        772,957            669,762
                                                                       -----------------------------

        Net property and equipment                                        695,455            538,082
                                                                       -----------------------------

INTANGIBLE ASSETS
     Patent costs, net of accumulated amortization of $63,072
        and $48,759, respectively                                         630,191            580,426
     Trademark costs, net of accumulated amortization of $11,519
        and $7,397, respectively                                           84,505             68,699
                                                                       -----------------------------

        Total intangible assets                                           714,696            649,125
                                                                       -----------------------------

        TOTAL ASSETS                                                   $3,529,189         $5,060,987
                                                                       =============================

                                                                        Six Months Ended         Year Ended
                                                                          June 30, 2007       December 31, 2006
                                                                        ----------------      -----------------
                                                                           Unaudited
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                                     $    247,222          $    506,099
     Accrued expenses                                                          257,335               193,010
     Deferred revenue                                                           55,278                 9,224
     Current portion of notes payable                                          238,104               131,896
                                                                          ----------------------------------

        Total current liabilities                                              797,939               840,229

LONG-TERM DEBT, NET                                                            211,410               278,860
                                                                          ----------------------------------

        Total liabilities                                                    1,009,349             1,119,089
                                                                          ----------------------------------

COMMITMENTS and CONTINGENCIES

STOCKHOLDERS' EQUITY
     Preferred stock - 2007 and 2006: $0.01 par value, 10,000,000
        shares authorized, no shares issued and outstanding                         --                    --
     Common stock - 2007: $0.001 par value, 100,000,000 shares
        authorized, 24,099,950 shares issued and outstanding;
        2006: $0.001 par value, 100,000,000 shares authorized,
        23,999,950 shares issued and outstanding                                24,100                24,000
     Additional paid-in capital                                             14,667,718            13,824,501
     Deferred stock offering costs                                            (256,500)                   --
     Accumulated deficit                                                   (11,915,478)           (9,906,603)
                                                                          ----------------------------------

        Total stockholders' equity                                           2,519,840             3,941,898
                                                                          ----------------------------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $  3,529,189          $  5,060,987
                                                                          ==================================

                                  RISK FACTORS

      The following risks and uncertainties are important factors that could cause actual results or events to differ materially from those indicated by forward-looking statements. The factors described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and results. If any of the following risks actually occur, the business, financial condition or results of operations of the Company could be materially adversely affected. As a result, the market price of shares of our Common Stock could decline significantly.

Risk Factors Related to Our Business

We have a limited operating history with no operating profits. There are many impediments to us turning our business into a profitable enterprise in the foreseeable future. Continuing losses may exhaust our capital resources and force us to discontinue operations.

      Prior to our acquisition of BioForce on February 24, 2006, we were inactive for several years. BioForce, which was incorporated in 1997, had a limited operating history with significant working capital deficits and net losses since its inception. Our net losses for the years 2006 and 2005 were $3,974,083 and $2,092,488, respectively.

      Our ability to turn our business into a profitable enterprise depends on many factors, including:

      o securing adequate funding to sustain us until we are able to generate sufficient sales revenue;
      o completing research and development of current product concepts and developing additional concepts;
      o generating and sustaining customer interest and strategic relationships that translate into product sales;
      o producing quality products in a timely manner to fulfill customer delivery and acceptance requirements;
      o identifying, implementing and maintaining the appropriate protection for our intellectual property rights;
      o anticipating product development and marketing activities in the industries in which we operate;
      o     maintaining and expanding our operations; and
      o     attracting and retaining a qualified work force.

      We cannot assure you that we will achieve any of the foregoing factors or realize profitability in the immediate future or at any time.

We are in need of additional funding to sustain our business as a going concern. Several factors may impact our ability to secure the funds necessary to carry on our business.

      Our business does not currently generate enough revenue to sustain our activities. We require additional debt or equity funding from third parties to provide us with the necessary capital to carry on our business. Several factors may limit our ability to attract sources of these funds, including:

      o     our limited operating history with no history of profitability;
      o our current levels of debt, other liabilities and shareholder equity;
      o     the limited market for trading our Common Stock;
      o the unproven market for nascent tools like the Nano eNabler(TM) system in the nanotechnology market leading to uncertainty in our ability to generate sales revenues; and
      o the level of funding we need to sustain certain capital intensive activities upon which we are so dependent, specifically research and development and the protection and maintenance of our intellectual property rights.

      We cannot assure you that we will be able to secure the funds we need in the amounts and at the times we require them in order for us to continue in business.

If commercial applications for the Nano eNabler(TM) system and related technology fail to develop or develop at too slow a pace, or our Pilot Placement Program, direct sales and international distributor network are not effective means of marketing our products, we may not achieve profitability.

      The development of a sufficient market for the Nano eNabler(TM) system and other BioForce technologies depends upon the development of applications requiring these particular tools and technologies in the emerging nanotechnology industry and existing biotechnology markets. The development of these markets may be impacted by many factors including:

      o the emergence of technology and products competing with the Nano eNabler(TM) system;
      o our inability to finalize key relationships for development of applications for the Nano eNabler(TM) system;
      o a lack of acceptance of the Nano eNabler(TM) system and its related technology; and
      o our inability to evolve rapidly enough to keep pace with the needs of industry.

      If we fail to develop sufficiently attractive commercial uses for the BioForce technologies, or if we are unable to produce competitive products, we may not achieve profitability.

      In addition, our business plan relies on BioForce's Pilot Placement Program, direct sales and international distributors to generate sales and market acceptance of our products. There can be no assurance that these sales and marketing methods will lead to sales, drive the demand for our products, or result in references to our products in published scholarly journal articles.

The highly competitive nature of our industry could affect our results of operations, which would make profitability even more difficult to achieve and sustain.

      The nanotechnology industry is highly competitive and is marked by rapid technological growth. Competitors and potential competitors include Affymetrix, Agilent, NanoInk, NovaScan and other companies involved in microarrays, nanolithography and related areas. Many existing and potential competitors have greater financial resources, larger market shares, and larger production and technology research capabilities than we do. This may enable them to establish a stronger competitive position, in part, through greater marketing opportunities and challenges to our intellectual property. If we are unable to address competitive developments quickly and effectively, we may not be able to grow our business or remain a viable entity.

Our business could be negatively affected by adverse economic developments in the nanotechnology or biotechnology industries, in the environment for funding of academic programs, and/or the economy in general.

      BioForce's business depends on the creation of a demand for its instrumentation through the development of applications requiring the use of the instrumentation. BioForce has focused its initial efforts on nanotechnology applications in the biotechnology and life sciences research industries. Therefore, its business is susceptible to downturns in these markets as well as the economy, in general. A significant downturn in these markets or in general economic conditions would likely hurt our business. If biotechnology companies are unable to obtain the financing necessary to purchase our products, our business and results of operations could be materially adversely affected.

      In addition, we are dependent, both directly and indirectly, upon general health care spending patterns, particularly in the research and development budgets of the biotechnology industry, as well as upon the financial condition and purchasing patterns of various governments and government agencies. Many of our customers, including universities, government research laboratories, private foundations and other institutions, obtain funding for the purchase of products from grants by governments or government agencies. There exists the risk of potential decrease in the level of governmental spending allocated to scientific and medical research, which could substantially reduce or even eliminate these grants. If government funding necessary to purchase our products were to decrease, our business and results of operations could be materially adversely affected.

BioForce relies on independent suppliers for its materials and components.

      BioForce does not manufacture most of the components contained in its products but rather subcontracts the manufacture of these components. Based on quality, price, and performance, BioForce has selected certain suppliers, vendors and subcontractors that provide parts, subassemblies, machining and finishing of components that are assembled by BioForce's production staff. For some items, BioForce is dependent on a single supplier or a small number of suppliers. Although BioForce has identified alternate sources for parts, components, machining and finishing, there can be no assurance that a transition to such alternative sources would not entail quality assurance and quality control difficulties, on-time delivery problems, or other transitional problems, any or all of which could have an impact on BioForce's production of equipment and could have a material adverse effect on our business, financial condition, or results of operations.

If BioForce fails to adapt to changes affecting its technology and the markets that it plans to service, it will become less competitive, thereby adversely affecting our future financial performance.

      Unless BioForce can develop its present technology or any newly acquired technology into marketable products, our ability to generate revenue may be hindered and our ability to achieve profitability will be negatively affected. In order to remain competitive, BioForce must respond on a timely and cost-efficient basis to changes in technology, industry standards and procedures, and customer preferences. BioForce must be able to continuously develop new technologies, products and services to address new technological developments. In some cases these changes may be significant and the cost to comply with these changes may be substantial. We cannot assure you that we will be able to adapt to any changes in the future or that we will have the financial resources to respond to changes in the marketplace. Also, the cost of adapting BioForce's technologies, products and services may have a material adverse affect on our operating results.

Our business could be adversely affected by local, state, national and international laws and regulations.

      The development, manufacture and sale of BioForce's current products have not required registration under the U.S. Food, Drug and Cosmetic Act or any other domestic or international laws or regulations. We anticipate, however, that some products BioForce may develop as a result of its research and development activities, as well as some product applications it pursues with customers, may require such registration in order to market and sell the resultant products. The process of obtaining regulatory approval is typically costly and time consuming, and involves a high level of uncertainty as to its outcome. Complying with such laws and regulations could negatively affect our business and anticipated revenues and there can be no assurance that BioForce will successfully satisfy applicable regulatory requirements.

      In addition, although BioForce has not historically been significantly affected by any United States governmental restrictions on technology transfer, import, export and customs regulations and other present local, state or federal regulation, any future legislation or administrative action restricting our ability to sell our products to certain countries outside the United States could significantly affect our ability to make certain foreign sales. The extent of adverse governmental regulation, which might result from future legislation or administrative action, cannot be accurately predicted. In particular, the USA Patriot Act and other governmental regulations may impose export restrictions on sale of equipment or transfer of technology to certain countries or groups. There can be no assurance that sale of our products will not be impacted by any such legislation or designation. Depending upon which countries and sales may be designated for trade restriction, and the extent of our foreign sales in the future, such action could have a material adverse effect on our business, financial condition, or results of operations.

Our future success depends on retaining BioForce's key employees and hiring and assimilating new key employees. The loss of key employees or the inability to attract new key employees could limit our ability to execute our growth strategy, resulting in lost sales and a slower rate of growth.

      Our future success depends in part on our ability to retain key employees including executive officers. Although we have employment agreements with certain executives, each executive may terminate his or her agreement at any time. We have obtained "key man" insurance for several executive and management employees. Despite these protections, it would be difficult to replace any one of these individuals. In addition, as we grow we may need to hire additional key personnel. We may not be able to identify and attract highly qualified employees or successfully assimilate new employees into our existing management structure.

Our business plan and future growth strategy anticipate that we may make targeted strategic acquisitions. An acquisition may disrupt our business, dilute stockholder value and distract management's attention from operations.

      Part of our business plan for growth anticipates the possibility of acquiring new technologies or products through targeted strategic acquisitions. We may not be able to identify appropriate targets or acquire them on reasonable terms. Even if we make strategic acquisitions, we may not be able to integrate these technologies, products and/or businesses into our existing operations in a cost-effective and efficient manner. If we attempt and fail to execute this strategy, our revenues may not increase and our ability to achieve profitability may be impaired. Currently, our ability to make strategic acquisitions may be hampered by our limited capital resources and the limited public market for our stock.

We may make errors in judgment when deciding which of our intellectual property rights to develop and how to protect and maintain them.

      We employ creative scientists and individuals who generate many novel concepts for products, product improvements and applications in the course of their work. Deciding which of these ideas to exploit and how to protect them for use in the developing nanotechnology industry is a daily challenge, particularly with limited economic resources. We cannot assure you that our decisions will be error-free and that we will choose to expend resources in protecting intellectual property that will turn out to be of value to our current or future business. Nor can we be sure that we will pursue the ideas that are necessary to grow and position our business for the future demands of the nanotechnology industry.

We may be unable to protect our intellectual property adequately or cost effectively, which may cause us to lose market share or reduce prices.

      Our future success depends in part on BioForce's ability to protect and preserve its proprietary rights related to its technologies and resulting products. We cannot assure you that we will be able to prevent third parties from using our intellectual property rights and technology without our authorization. We also cannot assure you that our patented intellectual property will go unchallenged and, when challenged, that it will withstand reexamination proceedings.

      To protect its intellectual property, BioForce relies upon domestic and international patent and trademark filings, common law trademark rights, trade secrets, copyrights, and confidentiality, non-disclosure and non-compete agreements with employees, consultants, third party developers, licensees and customers. These measures afford only limited protection, however, and may be flawed or inadequate. Also, enforcing intellectual property rights could be costly and time-consuming and could distract management's attention from operating business matters.

      BioForce has used grants obtained from various Federal government agencies to fund certain of its research and development activities. These grants retain certain rights for the government to use the intellectual property developed in part or wholly from the use of government funds. If the government were in turn to use these rights or grant them to others, our business may be negatively impacted.

BioForce's intellectual property may infringe on the rights of others, resulting in costly litigation.

      In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. In particular, there has been an increase in the filing of suits alleging infringement of intellectual property rights, which pressure defendants into entering settlement arrangements quickly to dispose of such suits, regardless of their merits. Other companies or individuals may allege that we infringe on their intellectual property rights. Litigation, particularly in the area of intellectual property rights, is costly and the outcome is inherently uncertain. We cannot assure you that we would have secured a "freedom to operate" opinion in respect to any particular area of practice. Thus, in the event of an adverse result, we could be liable for substantial damages and we may be forced to discontinue our use of the subject matter in question or obtain a license to use those rights or develop non-infringing alternatives. Any of these results would increase our cash expenditures, adversely affecting our financial condition.

We may not be able to manage our growth effectively, which could adversely affect our operations and financial performance.

      The ability to manage and operate our business as we execute our development and growth strategy will require effective planning. Significant rapid growth could strain our management and internal resources, and other problems may arise that could adversely affect our financial performance. We expect that BioForce's efforts to grow will place a significant strain on personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require us to successfully attract, train, motivate, retain and manage new employees and continue to update and improve our operational, financial and management controls and procedures. If we do not manage our growth effectively, our operations could be adversely affected, resulting in slower growth and a failure to achieve or sustain profitability.

Being a public company involves increased administrative costs, which could result in lower net income and make it more difficult for us to attract and retain key personnel.

      As a public company, we incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC require public companies to institute or change corporate governance practices, and public disclosure controls and procedures. These rules and regulations will require us to devote significant resources in 2007 to developing, implementing, reporting on and auditing procedures appropriate for our business and its size. This increased level of compliance requirements has made it more difficult for us to attract and retain qualified executive officers and directors and, in particular, directors to serve on an audit committee.

We may not be able to attract additional qualified individuals to serve on our Board of Directors, which could adversely affect our controls and procedures.

      Our Board is composed of three outside, independent directors and two inside directors. To keep our outside directors from being overburdened, we do not maintain any standing committees, such as audit, compensation, governance or nominating committees. Our entire Board performs the tasks of an audit committee. We have only recently added our third outside, independent director and we have not yet begun the process of considering the formation of committees.

      We have found it difficult to attract and retain qualified individuals to serve on our Board. Our financial position makes it difficult for us to offer our outside Board members meaningful compensation. While we do pay expenses incurred by outside directors in connection with attending Board meetings, we do not currently provide any cash compensation to them for their service. They have been awarded stock options which, due to our fluctuating stock price, may or may not be of any value. We maintain nominal director and officer liability coverage. Taken as a whole, this may not provide the level of security an individual would feel desirable when evaluating whether he or she wished to serve on the Board of a public company in today's environment.

Risks Factors Related to Ownership of Our Common Stock

Our stock is thinly traded and the majority of our stockholders hold restricted stock. The registration of these shares or the lapse of the restrictions would result in the sudden increase in the number of shares available for trading in the public market, which could have a negative effect on our stock price.

      Prior to the filing of this Registration Statement, none of our Common Stock was registered under the Securities Act of 1933, as amended, so there have been few opportunities for individuals to own stock that is freely tradeable. Stockholders who possess freely tradeable stock: (a) are non-affiliated shareholders who have held our stock for at least two years; (b) acquired their shares subsequent to February 24, 2007 from holders of restricted stock in transactions that complied with the requirements of Rule 144 of the Securities Act of 1933, as amended; or (c) acquired shares in the public trading market.

      Only certain of our stockholders have any type of registration rights. In addition to the investor and the placement agent in the August 2007 private placement, certain BioForce stockholders and warrant holders who acquired our stock or rights to acquire our stock on February 24, 2006 as a result of our acquisition of BioForce have limited registration rights. In 2006 and 2007, we issued warrants with limited registration rights to the broker/agents who assisted us with the 2006 private placement and investment relations firms. In addition, 100,000 shares provided to Stonegate Securities, Inc. as partial compensation under a Placement Agency Agreement effective as of February 14, 2007 have limited registration rights.

      Unless we register our shares, the Rule 144 restrictions will continue for the majority of our outstanding Common Stock through February 23, 2008. As significant numbers of these shares are placed for sale into the market, the price of our stock could decline.

We cannot assure you that there will be an active trading market for our Common Stock and it could be difficult for holders of our Common Stock to liquidate their shares.

      Even though our Common Stock is expected to continue to be quoted on the OTC Bulletin Board and we expect this Registration Statement to be declared effective, we cannot predict the extent to which a trading market will develop or how liquid that market might become. Also, as described above, most shares outstanding after the February 2006 acquisition of BioForce are "restricted securities" within the meaning of Rule 144 promulgated by the SEC and are, therefore, subject to certain limitations on the ability of holders to resell such shares. Because only a small percentage of our outstanding shares are freely tradeable in the public market, the price of our shares could be volatile and liquidation of a person's holdings may be difficult. Thus, holders of our Common Stock may be required to retain their shares for a long period of time. Since, prior to the filing of this Registration Statement, none of our outstanding common shares have been registered under federal or state securities laws, the restricted shares may not be sold or otherwise transferred without registration or reliance upon a valid exemption from registration.

The issuance of shares of Common Stock pursuant to this Registration Statement will have a dilutive effect on our Common Stock; your ability to sell your shares in the market is not assured.

      The shares of Common Stock issuable hereunder and upon exercise or conversion of the securities issued in the August 2007 private placement are dilutive to the current outstanding and issued shares of Common Stock and such issuance may have an adverse effect on the public trading price of our Common Stock. Although we have agreed to register the Common Stock issuable hereunder and the shares issuable upon exercise or conversion of the securities issued in the August 2007 private placement, there can be no assurances that such Registration Statement will become effective or, if it becomes effective, whether we will be able to maintain the effectiveness of such Registration Statement.

We are subject to a penalty of $10,000 per month, up to an aggregate of $100,000, in connection with the August 2007 private placement if a Registration Statement covering the resale of the shares issued in connection with the private placement is not declared effective by December 31, 2007 (or January 28, 2008 upon full review of the Registration Statement by the SEC).

      Pursuant to a registration rights agreement that we entered into with the investor in the August 2007 private placement, we are required to file a Registration Statement covering the resale of 110% of the number of shares of Common Stock issuable upon the conversion or exercise of the securities issued in the private placement, as well as the shares underlying the placement agent's Warrants. This prospectus relates to the registration of such shares for resale. If this Registration Statement is not effective upon the earlier of three business days following the SEC's notification to us that its staff will not review this Registration Statement or December 31, 2007, being the business day following the 120th day after the closing date of the offering (January 28, 2008, being 150 days following the closing, if this Registration Statement is subject to full review by the staff of the SEC), we are subject to an aggregate penalty of $10,000 per month, being 2.0% per month of the aggregate purchase price paid by the investor in such private placement. This penalty would be subject to a maximum of 20% of the purchase price ($100,000). Although we will file a Registration Statement on a timely basis covering the resale of the shares issuable upon the conversion or exercise of the securities issued in the August 2007 private placement, there can be no assurance that such registration statement will be declared effective by the SEC by December 31, 2007. Therefore, we may be required to pay a monthly penalty to the investor in the August 2007 private placement if the Registration Statement covering the resale of such shares is not declared effective by December 31, 2007.

Management discretion as to the use of proceeds.

      The net proceeds from the exercise of the warrants issued to the selling stockholders will be used as described under "Use of Proceeds." We reserve the right to use the funds obtained from the exercise of such warrants for other purposes not presently contemplated which we deem to be in the best interests of BioForce Nanosciences Holdings and its stockholders in order to address changed circumstances and opportunities. These additional uses may include, without limitation, the use of funds for repayment of debt. As a result of the foregoing, our success may be affected by the judgment of our management with respect to the application and allocation of the net proceeds from the exercise of such warrants.

We do not anticipate paying dividends on our Common Stock in the foreseeable future. This could make our Common Stock less attractive to potential investors.

      We anticipate that we will retain any future earnings and other cash resources for future operation and development of our business. We do not intend to declare or pay any cash dividends on our Common Stock in the foreseeable future. In addition, pursuant to the terms of our Series A Convertible Preferred Stock, we may not pay dividends on our Common Stock unless we have first paid all accrued and unpaid dividends on the outstanding shares of our Series A Convertible Preferred Stock at the rate of 8% per year. Any future payment of cash dividends on our Common Stock will be at the discretion of our Board of Directors after taking into account many factors, including our operating results, financial condition and capital requirements. Corporations that pay dividends may be viewed as a better investment than corporations that do not.

Future sales or the potential for sale of a substantial number of shares of our Common Stock could cause our market value to decline and could impair our ability to raise capital through subsequent equity offerings.

      Sales of a substantial number of shares of our Common Stock in the public markets, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities. In addition to the 24,099,950 shares of our Common Stock actually issued and outstanding, we have approximately another 15.1 million shares of Common Stock reserved for future issuance as follows:

      o 6,600,000 shares that may be issued upon the conversion or exercise of the securities that were issued in the August 2007 private placement;

      o approximately 6,175,385 shares reserved for issuance upon conversion of currently outstanding BioForce options and warrants, other than those warrants that were issued as part of the August 2007 private placement; and

      o 2,366,288 shares reserved for issuance under our equity incentive plans.

The authorization and issuance of blank-check Preferred Stock may prevent or discourage a change in our control or management.

      Our amended articles of incorporation authorize the Board of Directors to issue up to 10 million shares of Preferred Stock without stockholder approval, having terms, conditions, rights, preferences and designations as the Board may determine. The rights of the holders of our Common Stock will be subject to, and may be adversely affected by the rights of the holders of the Series A Convertible Preferred Stock and any additional series of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of our outstanding Common Stock.

It may be difficult for a third party to acquire us, and this could depress our stock price.

      Under Nevada corporate law, we are permitted to include or exclude certain provisions in our articles of incorporation and/or by-laws that could discourage information contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our Common Stock. For example:

      o Without prior stockholder approval, the Board of Directors has the authority to issue one or more classes of Preferred Stock with rights senior to those of Common Stock, and to determine the rights, privileges and preferences of that Preferred Stock;

      o Under Nevada law, we are not required to provide for, and our by-laws do not provide for, cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; and

      o Our Articles of Incorporation do not contain an exclusion from the restrictions against combinations with interested stockholders established under Nevada corporate law, and, as a result, it could be more difficult for a change in control of the Company to occur.

Trading in our shares may be subject to certain "penny stock" regulations which could have a negative effect on the price of our shares in the public trading market.

      Public trading of our Common Stock on the OTC Bulletin Board may be subject to certain provisions, commonly referred to as the penny stock rule, promulgated under the Securities Exchange Act of 1934. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker dealer to:

      o make a special suitability determination for purchasers of penny stocks;

      o receive the purchaser's written consent to the transaction prior to the purchase; and

      o deliver to a prospective purchaser of a penny stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

      Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our Common Stock. Also, many prospective investors may not want to bear the burden of the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

          SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains certain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties. These factors may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of those terms or other comparable terminology. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future operating results or of our financial condition or state other "forward-looking" information.

      These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We disclaim any obligation to update information contained in any forward-looking statement. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis or Plan of Operation," as well as any other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the Common Stock offered by the selling stockholders. However, we will receive proceeds upon exercise of the warrants issued to the selling stockholders. We intend to use any proceeds from exercise of warrants for working capital and general corporate purposes.

                         DETERMINATION OF OFFERING PRICE

      The selling stockholders may sell shares in any manner at the current market price or through negotiated transactions with any person at any price.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      On February 1, 2006, we changed the trading symbol of our Common Stock, which is quoted on the OTC Bulletin Board, from "SRVV" to "BFNH." As of September 26, 2007, we had approximately 275 holders of record of our Common Stock, which does not take into consideration shares held in brokerage accounts or in other nominee names.

      Prior to our acquisition of BioForce on February 24, 2006, our stock was not actively traded. Accordingly, we are not including a history of reported trades in the public market through December 31, 2005. The last reported trade for our stock on October 8, 2007 was $0.69 per share.

      The following table sets forth, for the periods indicated, the range of high and low bid quotations for our Common Stock as quoted on the OTC Bulletin Board. The reported bid quotations reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

          --------------------------------------------------------
                2006                       High               Low
          --------------------------------------------------------
          First Quarter (1)                $5.25             $2.50
          Second Quarter                   $4.50             $2.00
          Third Quarter                    $3.35             $1.50
          Fourth Quarter                   $2.25             $1.60
          --------------------------------------------------------

          --------------------------------------------------------
                2007                       High               Low
          --------------------------------------------------------
          First Quarter                    $4.30             $1.01
          Second Quarter                   $2.10             $0.80
          Third Quarter                    $0.95             $0.40
          Fourth Quarter (through          $0.71             $0.42
            October 8, 2007)
          --------------------------------------------------------

(1) The information for this quarter includes only the period of time subsequent to February 24, 2006, the date of our acquisition of BioForce.

Dividend Policy

      We have not declared or paid cash dividends or made distributions in the past on our Common Stock, and we do not anticipate that we will pay cash dividends or make distributions in the foreseeable future. We currently intend to retain and invest future earnings to finance operations. In addition, pursuant to the terms of our Series A Convertible Preferred Stock, we may not pay dividends on our Common Stock unless we have first paid all accrued and unpaid dividends on the outstanding shares of our Series A Convertible Preferred Stock at the rate of 8% per year.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      Management's discussion and analysis provides a review of our operating results for the three and six month periods ended June 30, 2007 and 2006 and the years ended December 31, 2006 and 2005, and our financial condition at June 30, 2007 and December 31, 2006. The focus of this review is on the underlying business reasons for significant changes and trends affecting our revenues, net losses, cash flows and financial condition. This review should be read in conjunction with the accompanying consolidated financial statements and related notes thereto included in this prospectus.

History

      Under the terms of our acquisition and merger agreement with BioForce, BioForce merged with our subsidiary in February 2006, with BioForce being the surviving entity. Prior to the merger with BioForce, our only business was the search for an appropriate acquisition or merger candidate.

Results of Operations

Results of Operations for the three months ended June 30, 2007 and 2006

Revenues

      Our revenues of $184,811 for the three months ended June 30, 2007 represented an increase of $155,989 (541.2%) over revenues of $28,822 for the three month period ended June 30, 2006. The increase was primarily attributable to the sale of one Nano eNabler(TM) system during the three month period ended June 30, 2007, as compared to no Nano eNabler(TM) systems having been sold during the three month period ended June 30, 2006.

Total revenues for the three month periods ended June 30, 2007 and 2006 were made up of the following components:

                                                                         2007        2006
                                                                         ----        ----
      Nano eNabler(TM) system sales                                    $117,057    $     --
      Nano eNabler(TM) system installation and training                   9,674          --
      Nano eNabler(TM) system warranties                                  4,278          --
      SPT(TM) surface patterning tools and Sindex(TM) silicon chips       9,817         100
      Atomic Force Microscopy (AFM) products                             39,562      28,322
      Other                                                               4,423         400
                                                                       --------    --------
      Total revenues                                                   $184,811    $ 28,822
                                                                       ========    ========

      International sales have represented a significant portion of our business, with three of our six Nano eNabler(TM) system sales to date and approximately 70% of our AFM products revenues coming from international markets. The percentage of our business attributable to international customers has not changed significantly during the past three years.

      In April 2007, we discontinued our business activities related to the production and sale of certain of our AFM products. These activities did not constitute a material portion of our business operations, accounting for 5.1% of our calendar year 2006 revenues, and we do not believe that this will have a material impact upon our future financial results.

Gross Margins

      Overall gross margins were 15.7% during the three months ended June 30, 2007, as compared to 8.1% during the same three month period in 2006. The gross margin increase from 2006 to 2007 was a result of the significantly higher revenues in 2007.

Operating Expenses

      Effective January 1, 2006, we adopted the fair value recognition provisions of FASB Statement No. 123(R), "Share-Based Payment" ("SFAS 123R"), using the modified-prospective-transition method for our stock compensation plans. Our operating expenses for the three months ended June 30, 2007 reflect $254,524 of costs recorded as a result of the implementation of SFAS 123R, as compared to $247,175 for the same period in 2006.

      Research and development costs for the three month period ended June 30, 2007 were $292,048 as compared to $215,138 for the three month period ended June 30, 2006. The $76,910 (35.7%) increase from 2006 to 2007 was primarily a result of an increased level of research and development staffing and an increase in the research and development costs recorded as a result of implementation of SFAS 123R.

      Sales and marketing costs for the three month period ended June 30, 2007 were $323,397 as compared to $118,288 for the three month period ended June 30, 2006. The $205,109 (173.4%) increase from 2006 to 2007 was primarily a result of significantly increased levels of staffing, travel and other costs associated with our Nano eNabler(TM) system Pilot Placement Program, an increase in sales commission expense, increased efforts to make the marketplace aware of our products, and an increase in the sales and marketing costs recorded as a result of implementation of SFAS 123R.

      General and administrative costs for the three month period ended June 30, 2007 were $673,513 as compared to $558,578 for the three month period ended June 30, 2006. The $114,935 (20.6%) increase from 2006 to 2007 was primarily a result of salary costs associated with our addition of a Chief Financial Officer and a General Counsel, increased levels of other administrative staffing, increased efforts to make the investment community aware of our Company, and increased levels of spending on defense of our patents.

      Reimbursement of grant expenses represents amounts that we were reimbursed under grants from the U.S. National Institutes of Health. Amounts received during the three months ended June 30, 2007 were $165,297 as compared to $53,249 during the three month period ended June 30, 2006. The increase from 2006 to 2007 reflects our increased levels of spending on grant-related activities as well as additional grant funding that we were awarded subsequent to June 30, 2006. We were notified in April 2007 that were awarded a $195,687 grant to fund an additional year of an ongoing research project. We expect to receive the funding from this grant prior to August 2008.

Interest and Other Income

      Interest and other income for the three months ended June 30, 2007 was $12,838 as compared to $52,214 for the three months ended June 30, 2006. The decrease from 2006 to 2007 is a result of lower average cash balances available for investment during 2007.

Interest Expense

      Interest expense for the three months ended June 30, 2007 was $3,791 as compared to $587 for the three months ended June 30, 2006. The increase from 2006 to 2007 is a result of one of our loans beginning to bear interest as well as additional borrowing.

Net Loss

      As a result of the above-mentioned items, our net loss for the three months ended June 30, 2007 was $1,085,558 as compared to a net loss of $784,805 for the three months ended June 30, 2006.

Results of Operations for the six months ended June 30, 2007 and 2006

Revenues

      Our revenues of $543,566 for the six months ended June 30, 2007 represented an increase of $313,368 (136.1%) over revenues of $230,198 for the six month period ended June 30, 2006. The increase was primarily attributable to the sale of four Nano eNabler(TM) systems during the six month period ended June 30, 2007, as compared to one Nano eNabler(TM) system having been sold during the six month period ended June 30, 2006.

      Total revenues for the six month periods ended June 30, 2007 and 2006 were made up of the following components:

                                                                         2007        2006
                                                                         ----        ----
      Nano eNabler(TM) system sales                                    $412,315    $147,000
      Nano eNabler(TM) system installation and training                  12,082          --
      Nano eNabler(TM) system warranties                                  7,642          --
      SPT(TM) surface patterning tools and Sindex(TM) silicon chips      23,005      22,800
      AFM products                                                       83,299      59,698
      Other                                                               5,223         700
                                                                       --------    --------
      Total revenues                                                   $543,566    $230,198
                                                                       ========    ========

      International sales have represented a significant portion of our business, with three of our six Nano eNabler(TM) system sales to date and approximately 70% of our AFM products revenues coming from international markets. The percentage of our business attributable to international customers has not changed significantly during the past three years.

      In April 2007, we discontinued our business activities related to the production and sale of certain of our AFM products. These activities did not constitute a material portion of our business operations, accounting for 5.1% of our calendar year 2006 revenues, and we do not believe that this will have a material impact upon our future financial results.

Gross Margins

      Overall gross margins were 37.8% during the six months ended June 30, 2007, as compared to 66.1% during the same six month period in 2006. The gross margin decrease from 2006 to 2007 was a result of adding manufacturing capacity, and therefore manufacturing overhead, subsequent to June 30, 2006, as well as costs recorded as a result of implementation of SFAS 123R.

Operating Expenses

      Effective January 1, 2006, we adopted the fair value recognition provisions of FASB Statement No. 123(R), "Share-Based Payment" ("SFAS 123R"), using the modified-prospective-transition method for our stock compensation plans. Our operating expenses for the six months ended June 30, 2007 reflect $561,187 of costs recorded as a result of the implementation of SFAS 123R, as compared to $291,122 for the same period in 2006.

      Research and development costs for the six month period ended June 30, 2007 were $570,848 as compared to $384,738 for the six month period ended June 30, 2006. The $186,110 (48.4%) increase from 2006 to 2007 was primarily a result of an increased level of research and development staffing and an increase in the research and development costs recorded as a result of implementation of SFAS 123R.

      Sales and marketing costs for the six month period ended June 30, 2007 were $629,405 as compared to $181,980 for the six month period ended June 30, 2006. The $447,425 (245.9%) increase from 2006 to 2007 was primarily a result of significantly increased levels of staffing, travel and other costs associated with our Nano eNabler(TM) system Pilot Placement Program, an increase in sales commission expense, increased efforts to make the marketplace aware of our products, and an increase in the sales and marketing costs recorded as a result of implementation of SFAS 123R.

      General and administrative costs for the six month period ended June 30, 2007 were $1,332,221 as compared to $814,118 for the six month period ended June 30, 2006. The $518,103 (63.6%) increase from 2006 to 2007 was primarily a result of salary and hiring costs associated with our addition of a Chief Financial Officer and a General Counsel, increased levels of other administrative staffing, increased efforts to make the investment community aware of our Company, increased levels of spending on defense of our patents, and an increase in the general and administrative costs recorded as a result of implementation of SFAS 123R.

      Reimbursement of grant expenses represents amounts that we were reimbursed under grants from the U.S. National Institutes of Health. Amounts received during the six months ended June 30, 2007 were $290,220 as compared to $101,429 during the six month period ended June 30, 2006. The increase from 2006 to 2007 reflects our increased levels of spending on grant-related activities as well as additional grant funding that was awarded to the company subsequent to June 30, 2006. We were notified in April 2007 that we were awarded a $195,687 grant to fund an additional year of an ongoing research project. We expect to receive the funding from this grant prior to August 2008.

Interest and Other Income

      Interest and other income for the six months ended June 30, 2007 was $34,974 as compared to $65,722 for the six months ended June 30, 2006. The decrease from 2006 to 2007 is a result of lower average cash balances available for investment during 2007.

Interest Expense

      Interest expense for the six months ended June 30, 2007 was $6,800 as compared to $975,794 for the six months ended June 30, 2006. Included in these interest expense figures is a non-cash amount related to the beneficial conversion feature of convertible debt of $947,317 in 2006. The debt associated with this beneficial conversion amount was incurred during 2004 and 2005, and was converted to equity in February 2006. The conversion to equity triggered recognition as expense of the value of the beneficial conversion feature that had not been expensed during 2004 and 2005, causing the significant increase in 2006 expense related to this item. Interest expense other than beneficial conversion feature charges was higher during 2006 than in 2007 as a result of $1,550,000 of convertible debt financing which was outstanding during January and February of 2006.

Net Loss

      As a result of the above-mentioned items, our net loss for the six months ended June 30, 2007 was $2,008,875 as compared to a net loss of $2,037,367 for the six months ended June 30, 2006.

Results of Operations for the years ended December 31, 2006 and 2005

Revenues

      Our 2006 revenues of $415,087 represented an increase of $275,317 (197.0%) over 2005 revenues of $139,770. The increase was primarily attributable to the sale of two Nano eNabler(TM) systems during 2006, resulting in $265,481 of Nano eNabler(TM) system revenues. The Nano eNabler(TM) system moved into a production mode during 2006 after having been in a research and development and initial commercialization status in prior years, enabling us for the first time to generate Nano eNabler(TM) system revenues.

      Total revenues for 2006 and 2005 were made up of the following components:

                                                                         2006        2005
                                                                         ----        ----
      Nano eNabler(TM) system sales                                    $251,256    $      0
      Nano eNabler(TM) system installation and training                   7,363           0
      Nano eNabler(TM) system warranties                                  6,862           0
      SPT(TM) surface patterning tools and Sindex(TM) silicon chips      12,913       5,575
      AFM products                                                      135,993     108,280
      Other                                                                 700      25,915
                                                                       --------    --------
      Total revenues                                                   $415,087    $139,770
                                                                       ========    ========

      International sales represented a significant portion of our business, with one of our two Nano eNabler(TM) system sales, 55% of our SPT(TM) surface patterning tools and Sindex(TM) silicon chips revenues, and 45% of our AFM products revenues coming from international markets during 2006. The percentage of our business attributable to international customers has not changed significantly during the past three years.

Gross Margins

      Overall gross margins were 52.0% in 2006 and 16.5% in 2005. Gross margins for 2006 exceeded those of 2005 due to the introduction during the year of the Nano eNabler(TM) system to our list of products available for sale, and the resultant increase in our manufacturing efficiency as our sales and manufacturing volumes increased.

Operating Expenses

      Effective January 1, 2006, we adopted the fair value recognition provisions of FASB Statement No. 123R, "Share-Based Payment" ("SFAS 123R"), using the modified-prospective-transition method for our stock compensation plans. Our 2006 operating expenses reflect $903,230 of costs recorded as a result of the implementation of SFAS 123R. No similar amount was recorded during 2005.

      Research and development costs for 2006 were $839,395 as compared to $1,197,814 in 2005. The $358,419 (29.9%) decrease from 2005 to 2006 was a result of the Nano eNabler(TM) system moving out of research and development and into production status during the year, offset in part by the $118,652 of research and development costs recorded in 2006 as a result of implementation of SFAS 123R.

      Sales and marketing costs for 2006 were $733,400 as compared to $244,428 in 2005. The $488,972 (200.0%) increase from 2005 to 2006 was a result of sales force expansion and marketing costs associated with the market introduction of the Nano eNabler(TM) system, and $128,590 of sales and marketing costs recorded in 2006 as a result of implementation of SFAS 123R.

      General and administrative costs for 2006 were $2,029,018 as compared to $797,983 in 2005. The $1,231,035 (154.3%) increase from 2005 to 2006 was a result of $608,715 of research and development costs recorded in 2006 as a result of implementation of SFAS 123R, an increase in our level of spending on defense and maintenance of intellectual property rights, addition to our staff of a Chief Operating Officer and a General Counsel, and various administrative costs associated with our stock being publicly traded.

      Reimbursement of grant expenses represents amounts that we were reimbursed under grants from the U.S. National Institutes of Health. Amounts received during 2006 were $239,565 as compared to $361,491 in 2005. The decrease from 2005 to 2006 represents a decrease in the level of governmental grants awarded to us.

Interest and Other Income

      Interest and other income for 2006 was $156,583 as compared to $17,456 in 2005. The increase from 2005 to 2006 is a result of interest income on the proceeds of our 2006 private placement.

Interest Expense

      Interest expense for 2006 was $984,356 as compared to $254,318 in 2005. Included in these interest expense figures are non-cash amounts related to the beneficial conversion feature of convertible debt of $947,317 in 2006 and $208,814 in 2005. The debt associated with these beneficial conversion amounts was incurred during 2004 and 2005, and was converted to equity in February 2006. The conversion to equity triggered recognition as expense of the value of the beneficial conversion feature that had not been expensed during 2004 and 2005, causing the significant increase in 2006 expense related to this item. Interest expense other than beneficial conversion feature charges was $37,039 in 2006 and $45,504 in 2005, with the increase from 2005 to 2006 reflecting an increased level of borrowing.

Net Loss

      As a result of the above-mentioned items, our net loss was $3,974,083 in 2006 and $2,092,488 in 2005.

Forward Looking Statements - Results of Operations

      We anticipate that our revenue for the remainder of 2007 and for 2008 will depend upon our ability to sell Nano eNabler(TM) systems, through development of and continued penetration of the research market for this product. It is our anticipation that revenues will increase in future periods, however that is dependent upon our success in marketing to the biomedical and life sciences research communities.

      We believe that increases in our gross margins will occur as our manufacturing volumes increase, and opportunities for efficiencies of scale are realized. This anticipated increase in manufacturing volumes is dependent upon our success in generating sales of the Nano eNabler(TM) system.

      We expect our levels of operating expenses to increase as our business expands. In particular, we foresee increases in our sales and marketing expenditures as we seek to increase access to the available market for Nano eNabler (TM) systems, and in our research and development expenditures as we develop next generation versions of the Nano eNabler(TM) system as well as pursue certain scientific applications that are made possible by the capabilities of the Nano eNabler(TM) system.

Liquidity and Capital Resources

As of June 30, 2007

      Our cash reserves were $761,974 on June 30, 2007, as compared to $2,602,686 as of December 31, 2006. We used $1,534,896 of cash in our operating activities during the six month period ended June 30, 2007, as compared to $854,197 in the first six months of 2006 for these purposes. We also used cash of $344,574 during the six months ended June 30, 2007 to purchase equipment and pay for the costs of patenting and trademarking our intellectual property, as compared to $124,949 for these purposes during the six months ended June 30, 2006.

      During the first six months of 2007 we received $68,201 in proceeds of debt financings, and utilized $29,443 to make payments on outstanding long-term debt. There were no such proceeds during the first six months of 2006. During the first six months of 2006, we received $5,280,156 of net cash from the issuance of our Common Stock in a private placement. As of June 30, 2007, there were no such proceeds during 2007. We were able to satisfy $1,641,168 of our debt obligations through the issuance of shares of our Common Stock during 2006.

      As of June 30, 2007, we were financed by raising capital through revenues from sale of our products, private equity offerings, loans from related parties, governmental grants and loans from government entities. We anticipate that we will continue to require external financing in order to fund our operations.

      As of June 30, 2007, it was our intention to augment our cash reserves via the issuance of our equity securities in a private placement, or by incurring additional debt, in amounts such that we would be able to finance our continuing operations. We delayed some planned investments in sales and marketing and research and development, and reduced expenditure levels to align our limited resources with our focus on product sales, customer service and product development. If we are unable to identify additional sources of capital, we will be required to limit additional activities, including sales and marketing expenditures as well as research and development activities.

      On August 31, 2007, we completed a private placement of securities from which we received gross proceeds of approximately $500,000. The proceeds from this transaction will be used for working capital and general corporate purposes.

      Due to the research and development nature of our company, we have sustained significant operating losses and are dependent upon debt and equity financing, sales of our Nano eNabler(TM) system and other products, and continued grant receipts to fund our future operations. Our ability to continue as a going concern is dependent on our ability to raise capital for marketing our products and to increase revenues to cover operating expenses. If we are unable to secure adequate financing or increase revenues, there is substantial doubt about our ability to continue as a going concern.

      We expect that our existing cash reserves will be sufficient to sustain our operations through mid-November 2007. We anticipate generating sufficient revenue to allow us to finance our operations through the end of December 2007, by which time we expect that we will have received $500,000 in proceeds from the exercise of the Series C Warrants issued in the August 2007 private placement.

      During 2007 we have engaged the services of several investment banking firms to assist us with our efforts to place an investment in the company. As of June 30, 2007, those efforts had not resulted in an investment being made, however we did complete a financing in August 2007 as described above. Our activities related to funding, both through these investment bankers and via other avenues, are ongoing.

      Our net working capital at June 30, 2007 was $1,321,099, as compared to net working capital of $3,033,551 at December 31, 2006. The decrease in working capital is attributable to our loss from operations during the first half of 2007.

As of December 31, 2006

      As of December 31, 2006, we were financed by raising capital through private equity offerings, loans from related parties, governmental grants and loans from government entities. We used $2,655,003 of cash in our operating activities during 2006 and $1,588,688 in 2005. During 2006 this included $1,193,590 to build up our inventory, largely of Nano eNabler(TM) system related items, in anticipation of future sales. We also used cash of $348,418 during 2006 to purchase equipment and pay for the costs of patenting and trade marking our intellectual property, as compared to $486,036 in 2005.

      During 2006 we received $5,280,156 of net cash from the issuance of our Common Stock in a private placement, as compared to $589,900 in 2005. We received no proceeds from the issuance of long-term debt during 2006, whereas we received $1,350,000 in 2005 from the issuance of debt. We were able to satisfy $1,635,641 of our debt obligations through the issuance of shares of our Common Stock during 2006.

      Our net working capital at December 31, 2006 was $3,033,551, as compared to a working capital deficit of $777,934 at December 31, 2005. The increase in working capital was attributable to completion of the private placement of our Common Stock in March 2006.

Off-Balance Sheet Arrangements

      We are not a party to any off-balance sheet arrangements.

Critical Accounting Policies

      Our discussion and analysis of our financial position and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the period.

Inflation

      Inflation did not have a significant impact on our past operations. We continue to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions.

Market Risks

      We expect that many of the customers for our Nano eNabler(TM) system, in particular those that are academic or other research institutions, would have to seek grant funding from the U.S. National Institutes of Health, or other government sources, to fund their Nano eNabler(TM) system purchases. Accordingly, our revenues and future profitability will be somewhat dependent upon the total budgets available to those grant sources.

      Our foreign currency risk relates to the sales of products to customers located outside of the United States. We have historically generated approximately 50% of our revenues from international customers. If our international revenues continue to increase, we will look to manage our foreign currency risk via hedging or other methods.

                             DESCRIPTION OF BUSINESS

      We conduct business through BioForce Nanosciences, Inc. ("BioForce"), our wholly owned subsidiary. BioForce develops and commercializes nanotechnology tools and solutions for the biomedical and life sciences industries. BioForce has developed the Nano eNabler(TM) benchtop molecular printer, which it started marketing commercially in 2005. Other BioForce products currently being marketed include consumable printing and surface patterning tools for use with the Nano eNabler(TM) system, and the ProCleaner(TM) UV/ozone device for decontaminating materials. Scientific applications are under development utilizing ultramicroarrays for purposes of pathogen detection and cancer biomarker analysis.

History

      We were incorporated in the State of Nevada on December 10, 1999 as Silver River Ventures, Inc. On February 24, 2006, we completed the acquisition of BioForce Nanosciences, Inc., a Delaware corporation with its principal offices in Ames, Iowa. The acquisition was made pursuant to an agreement entered into on November 30, 2005 ("Merger Agreement"), whereby we agreed to merge our newly created, wholly owned subsidiary, Silver River Acquisitions, Inc., with and into BioForce with BioForce being the surviving entity.

      Prior to completion of the acquisition, we affected a 2 shares for 1 share forward stock split of our issued and outstanding shares of Common Stock on January 31, 2006. We also changed our corporate name to BioForce Nanosciences Holdings, Inc. on February 1, 2006.

      As a result of the forward stock split, our outstanding shares of Common Stock increased from 1,999,975 shares to 3,999,950 shares. Under the terms of the Merger Agreement, we issued an aggregate of 16 million shares of our Common Stock, post-split, to the stockholders of BioForce, with each BioForce shareholder receiving 1.1877 shares of our Common Stock in exchange for a share of BioForce Common Stock. Applying this same exchange factor, we also agreed to issue to BioForce stock option and warrant holders new options and warrants to purchase shares of our Common Stock, on terms and conditions equivalent to the existing terms and conditions of the respective BioForce options and warrants. The maximum number of shares of our Common Stock available for the conversion of these new stock options and warrants was 2,537,565 shares.

      Prior to the acquisition of BioForce, we conducted only limited business operations seeking potential operating businesses or business opportunities with the intent to acquire or merge with such businesses. As a result of the acquisition of BioForce, we are now engaged in the development of technology for the ultramicro- and nanoscale placement and surface patterning of active biomolecules and other materials, with our initial focus on the biomedical and life sciences industries, and the utilization of ultramicroarrays for purposes of pathogen detection and cancer biomarker analysis.

Private Placements

      As an additional term of the acquisition of BioForce, we initiated a private placement of up to 4 million shares of our Common Stock (post-split) priced at $1.50 per share, or a maximum of $6 million. Closing of the Merger Agreement was contingent upon our realizing a minimum of $2.5 million from the private placement. Upon attaining the minimum amount, we proceeded to close the merger on February 24, 2006.

      Following the consummation of the BioForce acquisition, we completed the private placement by selling a total of 4 million shares for gross proceeds of $6 million. We used the proceeds from the offering for research and product development, sales and marketing, capital expenditures, working capital, and developing, obtaining and globally protecting patents, trademarks and other intellectual property rights.

      On August 31, 2007, we completed a private placement of securities from which we received gross proceeds of approximately $500,000. The proceeds from this transaction will be used for working capital and general corporate purposes. We relied upon the exemption from registration provided under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The private placement was only made available to "accredited investors" as defined in Rule 501 of Regulation D.

      The transaction consisted of a sale to an accredited investor (the "Investor") of 500,000 investment units (the "Units") at a price of $1.00 per Unit. Each Unit consisted of the following securities:

      o two shares of Series A Convertible Preferred Stock, each such share convertible into one share of Common Stock;

      o one five-year Series A Warrant to purchase one share of Common Stock at an exercise price of $0.75 per share;

      o one five-year Series B Warrant to purchase one share of Common Stock at an exercise price of $0.90 per share;

      o two five-year Series C Warrants, each to purchase one share of Common Stock at an exercise price of $0.50 per share;

      o one five-year Series D Warrant to purchase one share of Common Stock at an exercise price of $1.00 per share;

      o one five-year Series E Warrant to purchase one share of Common Stock at an exercise price of $1.25 per share; and

      o two one-year Series J Warrants, each to purchase one share of Common Stock at an exercise price of $0.50 per share.

      Each share of Series A Convertible Preferred Stock is convertible at any time at the holder's option into one share of Common Stock, subject to adjustment upon the occurrence of certain events. All shares of Series A Convertible Preferred Stock will automatically convert into Common Stock three years from the date of issuance.

Our Products

The Nano eNabler(TM) System

      The Nano eNabler(TM) system is a benchtop molecular printer. Previously branded the NanoArrayer(TM) system, this product is capable of depositing biological materials in ultramicroscopic (femtoliter (10^(-15)) to attoliter (10^(-18))) volumes onto a wide variety of solid surfaces to create features in the approximate size range of 1 to 20 microns. The patterns created by this printing system are called arrays, which have spatial precision ranging in the micrometer (10^(-6)) to nanometer (10^(-9)) scale. Once created, researchers and scientists can expose the arrays to other molecules or substances, with resultant reactions read by a number of novel (e.g., non-destructive surface profiling) or more conventional (e.g., fluorescence) methods.

      The complete Nano eNabler(TM) system includes a motion control system, an optical observation system, and a surface patterning system. The system is controlled by user-friendly software with a graphical interface designed to retain significant depth of functionality for power users while providing a rapid learning cycle for day-to-day users. The entire system is modular, facilitating ease of maintenance and minimizing production time and expense.

      The Nano eNabler(TM) system is used in the production of ultraminiaturized biological sensors, biomedical tests and other ultraminiaturized devices. It addresses a fundamental requirement for the growth of the bionanotechnology industry and overcomes some of the limitations of existing tools for surface encoding and modification at the ultramicroscale. Faced with the limitations of existing technologies, academic, government and industrial researchers, scientists and product development teams desiring to move to the ultramicro-and, ultimately, the nanoscale will likely look to products like the Nano eNabler(TM) system to address their instrumentation needs.

      Following successful field testing of the NanoArrayer(TM) prototype version III system at University of California at Santa Cruz and Oak Ridge National Laboratory in 2003, and beta testing of the system at Johns Hopkins University in 2004, BioForce launched the fourth generation, first commercial version of the system in January 2005. In 2006, BioForce initiated its Pilot Placement Program marketing strategy for the Nano eNabler(TM) system. BioForce screened prestigious biomedical and life sciences academic and research facilities for participation in this program by evaluating multiple criteria including: the quality of their proposed research projects; their ability to secure funding should they choose to purchase the system; and their willingness to involve BioForce in the potential applications of their research. Under the terms of the Pilot Placement Program, participating facilities have the right to utilize the Nano eNabler(TM) system in their facility for a period of time, usually twelve months. At the conclusion of this period of time BioForce has the right to withdraw the Nano eNabler(TM) system from the facility if it is not purchased by the user. BioForce selected 15 domestic and four international facilities meeting its criteria to participate in the program. BioForce completed shipment of Nano eNabler(TM) systems to these facilities by the end of 2006, which, including John Hopkins, brought the total of Nano eNabler(TM) system pilot placements to 20.

      We have begun the process of withdrawing Nano eNabler(TM) systems from those placement sites where the placement period has elapsed and the facility is not deemed to be making sufficient progress towards a purchase of the instrument. We believe that this may accelerate the purchasing process in situations where the instrument is in fact being used on a frequent basis. To date, a sale has been completed to one of the Pilot Placement Program participants, BioForce has removed units from six of the Pilot Placement
Program facilities, and thirteen Nano eNabler(TM) systems remain at Pilot Placement Program participant facilities.

      BioForce sold two Nano eNabler(TM) systems in 2006, accounting for 64% of our revenue. One of these sales was to an international customer. BioForce sold four additional Nano eNabler(TM) systems during the first six months of 2007, accounting for 76% of our revenue for that period. Two of these sales were to international customers.

      BioForce markets the Nano eNabler(TM) system using a dedicated field sales staff in the United States, and via distributors internationally, with in-house customer service and technical support. BioForce's field service technicians install the systems, and provide training and on-site technical support. BioForce's research and development scientists conduct site visits to solicit feedback about the performance of the system in the field, and to discuss potential application opportunities flowing from customers' research projects.

      BioForce anticipates the research results of the system's "early adopters" will drive the demand for Nano eNabler(TM) system sales. In addition, BioForce expects several of its 2006 placements under the Pilot Placement Program to convert into sales.

Consumable Printing and Surface Patterning Tools

      BioForce has developed proprietary consumable products to support the Nano eNabler(TM) system. These products also have potential utility to atomic force microscopy and other applications. Marketed with the placement and sales of Nano eNabler(TM) systems and through BioForce's on-line store, these products include the following:

      o SPT(TM) surface patterning tools, which are the "print cartridges" of the Nano eNabler(TM) system. The materials to be printed are placed into the surface patterning tool and then deposited in the locations and quantities specified by the user. These tools are available in a variety of formats enabling users to create diverse types of arrays.

      o Sindex(TM) silicon chips, which are analogous to the "paper" upon which the printing takes place. These chips are index-etched printing surfaces that offer Nano eNabler(TM) system users required surface chemistry and readily observable indexing features for easy location and relocation of arrays on chips.

      Sales of consumable printing and surface patterning tools accounted for 3% of our revenue in 2006, and 4% for the six months ended June 30, 2007. 55% and 38% of this revenue was attributable to international sales in 2006, and for the six month period ended June 30, 2007, respectively. Sales of consumable products are anticipated to increase as the Nano eNabler(TM) system market matures.

Atomic Force Microscopy and Scanning Probe Microscopy Accessories

      BioForce markets its ProCleaner(TM) UV/ozone device for decontaminating materials, including its own surface patterning tools, primarily through its on-line store. Until April 2007, BioForce marketed a line of specialized probes for atomic force microscopes (AFMs) and scanning probe microscopes (SPMs) primarily through its on-line store. Sales of AFM and SPM accessories accounted for 33% of our revenue in 2006, and 16% for the six months ended June 30, 2007. Of this revenue, 45% was attributable in each period to international sales.

Research and Development

      Our future depends heavily upon our ability to develop commercially successful products from intellectual property. BioForce continually explores the possibilities of leveraging its in-house capabilities with external technologies through strategic licensing arrangements, joint development projects, and mergers and acquisitions. It also focuses on product and service opportunities that flow from its own research and development efforts and those of participants in its Pilot Placement Program. One of its current research and development strategies involves exploring how to incorporate the Nano eNabler(TM) system into diagnostic, application, microfabrication and drug discovery solutions.

      In 2006 and 2005, BioForce spent $839,395 and $1,197,814, respectively, on research and development activities. For the six month period ended June 30, 2007, BioForce spent $570,848 on these activities.

      In September 2006, the National Institutes of Health National Genome Research Institute approved additional funding of $400,000, with a potential for an additional $400,000 after August 31, 2007, for BioForce. These funds are to be used to support the second phase of commercial development of SPT(TM) surface patterning tools. In April 2007, the National Institutes of Health notified us that we were awarded a $195,687 grant to continue one of our other ongoing research projects. We expect to receive the funding from this grant prior to August 2008.

The ViriChip(TM) Platform

      An example of BioForce's diagnostics research and development efforts is the ViriChip(TM) platform, a patented ultramicroscale biosensor platform for detecting and identifying microbial pathogens, and viruses in particular. This system could represent a breakthrough in medical virology and in other fields where virus detection is important, including biodefense and environmental monitoring.

      The ViriChip(TM) platform employs the Nano eNabler(TM) system to create surface patterned arrays of multiple substances to which differing pathogens can adhere. These arrays are then exposed to pathogens for relatively short periods of time, resulting in the pathogens binding to a particular location on the array. The conceptual NanoReader(TM) device is then used to determine, via MSP(TM) molecular surface profiling, which pathogens are present.

      The key advantages of the ViriChip(TM) platform over conventional methods of pathogen detection are anticipated to include:

      o multiplicity - the number of different pathogens that can be detected in one test;

      o speed of detection - the small size format creates opportunities for enhanced binding kinetics;

      o label-free detection - the use of MSP(TM) detection leaves viruses intact and amenable to subsequent cell culture, genomic and immunological analyses;

      o sensitivity - the ultraminiaturized nature of the system and the single virus detection capability of MSP(TM) detection create opportunities for sensitivities that match or exceed commonly used methods such as the Enzyme Linked ImmunoSorbant Assay (ELISA);

      o robustness - it is able to work under environmental conditions that disallow the polymerase chain reaction (PCR), the most commonly used genomic detection method;

      o nondestructive detection - pathogens are left intact for subsequent cell culturing and further testing by PCR and ELISA; and

      o portability - the NanoReader(TM) device may be as small as a teacup and interfaced with a portable computer and a similarly sized controller.

      The ViriChip(TM) platform can be both a diagnostic and a discovery tool, which is particularly timely in view of the recent SARS and avian flu outbreaks. Its ultraminiaturized capabilities make it amenable to detecting pathogens in a large number of physical formats.

      BioForce's plans for continued research and development of the ViriChip(TM) platform include testing the system using a greater diversity of pathogens and developing the NanoReader(TM) device. BioForce is actively seeking funding for this stage of product research and development. BioForce's business plan calls for soliciting appropriate partners with whom to develop the ViriChip(TM) platform into a commercial product. Activities with these partners would include conducting clinical trials in preparation for regulatory approval.

Other Applications

      In many contexts the advantages of transitioning from the microscale to the ultramicroscale and, ultimately, the nanoscale for biomedical and life sciences applications are profound. One gains increased throughput, portability, and integration with lab-on-a-chip type devices that use significantly reduced amounts of samples, making possible a detailed and meaningful biomedical analysis from just a few cells. This capability creates the opportunity for the development of minimally invasive diagnostic tests for cancer, diabetes, and other diseases.

      BioForce's applications research and development efforts include the use of ultramicroarrays to analyze small numbers of cancer cells, and the protein biomarkers that they generate. Using the Nano eNabler(TM) system, the cancer biomarker project at BioForce provides a unique assay structure to handle extremely small sample volumes like those obtained by laser capture microdissection (LCM). BioForce has reliably detected Prostate Specific Antigen
(PSA) and another protein biomarker from as few as four cells in culture and 100 cells isolated by LCM.

Intellectual Property

      We view our intellectual property as a significant corporate asset. BioForce's focus is on creating a strong intellectual property presence in ultramicro- and nanoarray technology for use in the biomedical and life sciences industries. BioForce expends significant resources in establishing and preserving strong patent and technology barriers around its ultramicro- and nanoarray technology in order to create a strong presence in the industry, while attempting to minimize potential conflict with existing patents.

      BioForce selectively determines the intellectual property for which it will seek patent or trademark protection. It continually evaluates the ongoing value of pursuing this protection during the application process, and once a patent or trademark is issued, the value in continuing to maintain and defend the patent or trademark. BioForce seeks comprehensive intellectual property coverage in the United States and in the foreign markets it considers most relevant for future commercialization opportunities. BioForce's intellectual property protection strategy also relies upon: trade secret, common law trademark and copyright protection; securing "freedom to operate" opinions; non-disclosure, non-competition and licensing agreements; and limited, selective information distribution.

      BioForce has developed a comprehensive intellectual property strategy around its surface patterning tools. Some of the components of this strategy include the following:

      o BioForce developed and markets the Nano eNabler(TM) system, a unique and company-owned technology that allows direct printing of large molecular species and molecular complexes, including whole viruses, directly onto a variety of surfaces. The unique Nano eNabler(TM) system complements other distinct nanotechnology instruments such as the AFM.

      o BioForce identifies and pursues commercially lucrative protein chip and Nano eNabler(TM) system applications that require relatively low spot density, thereby precluding overlap in areas of high-density oligonucleotide microarrays.

      o BioForce is developing a unique method of non-destructive "reading" of samples, based on MSP(TM) molecular surface profiling. The NanoReader(TM) device, which embodies this concept, will complete the ViriChip(TM) platform and create a new and powerful biosurface analysis strategy.

      o BioForce's SPT(TM) surface patterning tools technology is patent-pending, company-owned and not related to AFM or other microcantilever-based sensing or imaging technology.

      Because the market for nanoscale surface patterning tools is so new and establishing a foothold in it is so critical, the competition to secure intellectual property ownership rights is significant. As explained in detail elsewhere in this report under the heading "Litigation," certain of BioForce's established patent rights have come under challenge. While we believe it is important that we preserve these ownership rights, we also believe that if adverse determinations were to result from these challenges, our business as currently conducted would not be materially affected.

      In the U.S., BioForce owns six patents and has eight patent applications pending. Multiple patent applications related to BioForce's patents and applications are pending in several countries. BioForce also licenses two patents on an exclusive basis from Iowa State University, the durations of the licenses in the U.S. being at least the lives of the patents.

      BioForce's trademarks in the U.S., including their current status, follow. BioForce also has trademark registrations and applications filed for the majority of these trademarks in several foreign jurisdictions.

----------------------------------------------------------------------------------------------------------------
BioForce Nanosciences(R)                 Smaller is Better(R)        NanoArrayer(R)               ViriChip(TM)
----------------------------------------------------------------------------------------------------------------
Nano eNabler(TM)                         NanoReader(TM)              Chip-on-a-Tip(TM)            TipCleaner(TM)
----------------------------------------------------------------------------------------------------------------
SPT(TM)                                  Sindex(TM)                  MSP(TM)                      Femtoware(TM)
----------------------------------------------------------------------------------------------------------------
Practical Nanotechnology(TM)             FAST(TM)                    Nanoware(TM)                 ProCleaner(TM)
----------------------------------------------------------------------------------------------------------------

Sales and Marketing

      BioForce focused its initial sales and marketing strategies on penetrating sub-segments of particular markets in the biomedical and life sciences industries. The larger multi-billion dollar markets in which BioForce aims to participate include: microarrays; molecular diagnostics; molecular detection; and nanotechnology instrumentation, which includes atomic force microscopy.

      o Within the microarray market, BioForce's placements and sales of the Nano eNabler(TM) system provide production technology capabilities to the lab-on-a-chip, cell biology, and protein array-based research and analysis market segments, which in turn are being driven by the drug discovery and epidemiological profiling work of pharmaceutical and biotechnology companies and medical universities.

      o The developmental-stage ViriChip(TM) platform, an example of an in vitro medical diagnostic kit, positions BioForce for licensing opportunities in the larger market of molecular diagnostics. This platform exists today as a generated proof of principle, multiplexed prototype product for use in specific virus detection assays and cancer biomarker chip-based fluorescent assays. Potential markets include biodefense, agri-bio and viral detection/treatment.

      o In the chemical sensor and biosensor segments of the molecular detection market, those in need of functionalizing (i.e. coating) these miniaturized devices will turn to a solution like the Nano eNabler(TM) system. The "early adopter" participants in BioForce's Pilot Placement Program have found the Nano eNabler(TM) system uniquely suitable for this purpose.

      o BioForce's Nano eNabler(TM) system creates chips and devices in the size range that complements the detection and molecular analysis capabilities of the atomic force microscopy segment of the nanotechnology instrumentation market. Additionally, its conceptual NanoReader(TM) device envisions employing the capabilities of atomic force microscopy as a bio-readout device, creating another avenue of entry for BioForce to share the field with the estimated 15,000 AFMs currently in use.

      BioForce's sales strategy for the Nano eNabler(TM) system depends in large part upon assisting the market in discovering the need for this revolutionary tool in the nascent field of bionanotechnology. To this end, in 2006, BioForce initiated its Pilot Placement Program, under which it selected prestigious domestic and international research facilities in which to place the instrumentation. The sites selected for placement were carefully screened for: their interest in using the instrument; the quality of the research projects that they proposed for the use of the instrument; the name recognition of the research facilities and their scientists; the likelihood that use of the instrument would end up recorded in publishable papers; the likelihood that the sites would buy the instrument; and their willingness to allow BioForce to participate in the development of new applications generated from the use of the instrument.

      By the end of 2006 BioForce had shipped 20 Nano eNabler(TM) systems under the Pilot Placement Program and had sold two Nano eNabler(TM) systems.

      During the six months ended June 30, 2007, BioForce sold four additional Nano eNabler(TM) systems, bringing the total number of systems sold since commercialization of the product to six. Of these six sales, three have been to international customers. We are not dependent upon any one customer for our business.

      BioForce's sales strategy through the end of 2007 includes encouraging the placement sites to publish papers involving the use of the Nano eNabler(TM) system, thus driving interest amongst researchers yet to use the tool to acquire the instrument. BioForce will also encourage its existing placement sites to buy or initiate funding solutions for purchase of the instruments they are using. We have begun the process of withdrawing Nano eNabler(TM) systems from those placement sites where the placement period has elapsed and the facility is not deemed to be making sufficient progress towards a purchase of the instrument. Three such withdrawals have occurred to date. It is believed that this may accelerate the purchasing process in situations where the instrument is in fact being used on a frequent basis.

      BioForce will also engage in direct selling efforts through exhibits and presentations at trade shows and scientific meetings in the United States, as well as through networks built up through existing product sales and distributor relationships. BioForce's sales and marketing team will work closely with the research and applications development group in demonstrating the ability of the Nano eNabler(TM) system to meet specific customer needs.

Competition and Other Factors

      BioForce's line of surface patterning tools is unique and proprietary. In that sense, BioForce has no competitors. Yet there are other means of accomplishing similar but not identical results to those achieved by BioForce's surface patterning tools. These other means include micro-contact printing, nanopipettes, AFM nanolithography and ink-jet printing.

      BioForce believes its Nano eNabler(TM) system stands out from these other products due to its unique mix of features. The Nano eNabler(TM) system combines in one product features including: patterning flexibility; high precision; rapid printing; reduced clogging of the printing stylus; reliability; multiplexing; an exclusive size range; and biological compatibility. We believe that customers looking for this unique mix of capabilities will turn to the Nano eNabler(TM) system as their solution of choice.

      Many of the companies that supply these other products have or may have substantially greater research and product development capabilities and financial, scientific, production, marketing and human resources than do we. Some of these companies include: Affymetrix, BioRad, Perkin Elmer, Agilent and NanoInk in the microarrays and protein biochip markets; Lab Corp and Quest Diagnostics in the molecular diagnostics and detection markets; Veeco, Agilent and FEI in the nanotechnology instrumentation market; and NovaScan in specialized products for atomic force microscopy.

      As a result, these companies may succeed in developing products earlier than we do, in obtaining approvals from government regulatory agencies more quickly than we can, if needed, or in developing products that are more effective than those we develop. Similarly, entities with which we may collaborate face similar competitive factors. We expect competition to intensify.

      BioForce purchases its materials and components from independent suppliers. It generally seeks to have alternative sources for major items, although it is sometimes dependent on a single supplier or a few suppliers for some items.

Government and Environmental Regulations

      The development, manufacture and sale of BioForce's current products have not required registration under the U.S. Food, Drug and Cosmetic Act or any other domestic or international laws or regulations. We anticipate, however, that some products BioForce may develop as a result of its research and development activities, as well as some product applications it pursues with customers, may require such registration in order to market and sell the resultant products. The process of obtaining regulatory approval is typically costly and time consuming, and involves a high level of uncertainty as to its outcome. Preparation for seeking registration requires manufacturers to follow stringent development, testing and manufacturing protocols, among other things.

      BioForce is in the early stages of preparing for implementation of this level of regulation, and anticipates seeking experienced entities with which to partner to achieve compliance. BioForce has submitted to and passed inspections under the FDA's Good Laboratory Practices regulations.

      BioForce's activities are regulated by various other state and federal laws designed to protect workers and the environment. Some of these laws include the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, and the Toxic Substances Control Act. These laws apply to the use, handling and disposal of various biological and chemical substances used in BioForce's processes. We believe we are in material compliance with these laws and that continued compliance will not have a materially adverse effect on our business.

Employees

      As of October 8, 2007, we employed 21 full-time and 4 part-time persons. Our employees are not represented by any union, nor have we entered into or anticipate entering into any collective bargaining agreements in the near future. We believe our relationship with our employees is good.

Properties

      BioForce operates within a custom-designed 6,000 sq. ft. office, laboratory, and research and development facility, and a 2,000 sq. ft. production facility. These facilities are located in Aspen Business Park, Ames, Iowa. These facilities provide dedicated space for the research and development and production of the Nano eNabler (TM) system, the ProCleaner(TM) device and other non-microfabricated products.

      These facilities are adequate for their anticipated purposes through 2007. The lease for our current facilities expires on July 31, 2008.

      SPT(TM) surface patterning tools and Sindex(TM) chips are currently fabricated primarily by a consultant at an off-site microfabrication facility (the University of Minnesota IT Nanofabrication Center). BioForce has established a contractual arrangement for its use of and access to this facility. This arrangement is adequate for 2007.

Legal Proceedings

      We are subject to potential liability under contractual and other matters and various claims and legal actions which may be asserted. These matters arise in the ordinary course and conduct of our business. While the outcome of the potential claims and legal actions against us cannot be forecast with certainty, we believe that such matters should not result in any liability which would have a material adverse effect on our business. Currently, we are not subject to any material pending legal proceedings and, to the best of our knowledge, no such actions against us are contemplated or threatened except as set forth below.

      On November 30, 2005, BioForce Nanosciences, Inc. ("BioForce") received notice that a request for reexamination of its U.S. Patent 6,573,369 ("Patent 369"), which was issued to BioForce on June 3, 2003, was filed by NanoInk, Inc. with the U.S. Patent and Trademark Office ("US PTO"). This patent describes an array of biomolecules where the domain sizes are less than one micron squared. The US PTO granted the request for reexamination and initially rejected all but one of BioForce's patent claims. On June 29, 2007, BioForce submitted an Appeal Brief to the US PTO appealing the determination. On October 2, 2007, the US PTO issued a notice of its intent to confirm three of the patent claims, and to close its further reexamination of the patent.

      On February 8, 2007, BioForce received notice that a request for reexamination of its U.S. Patent No. 6,998,228, which was issued to BioForce on February 14, 2006, was filed by NanoInk, Inc. with the US PTO. This patent describes a process for depositing biomolecules onto surfaces to create domains with an area of less than one micron squared. This patent and a patent application filed by BioForce are divisionals of the provisional patent application from which Patent 369 issued. The US PTO accepted the request for reexamination and is proceeding with the reexamination. Because this patent is not critical to BioForce's current business, we anticipate that an unfavorable result in respect to it would not have a material adverse effect on our business.

                                   MANAGEMENT

Executive Officers and Directors

      Upon the closing of the acquisition of BioForce, our directors and executive officers tendered their resignations and new directors and executive officers were appointed. The following table sets forth the names, ages and offices held, if any, of our current directors and executive officers.

---------------------------------------------------------------------------------------------------
Name                                   Age                    Positions and Offices Held
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Eric R. Henderson, Ph.D.                51               Director and Chief Executive Officer
Kerry M. Frey                           61         Director, Chief Operating Officer and President
Gregory D. Brown                        45        Executive Vice President, Chief Financial Officer
                                                                    and Treasurer
Larry Gold, Ph.D.                       66                             Director
Jean-Jacques Sunier                     46                             Director
Michael D. Dunham                       62                             Director
---------------------------------------------------------------------------------------------------

      Directors hold office until the next annual meeting of stockholders or a special stockholders' meeting is called for the purpose of electing directors, and until their successors have been duly elected and qualified, or until their resignation or removal from office. There are no agreements with respect to the election of directors. Officers are appointed annually by the Board and each executive officer serves at the discretion of the Board. Other information about these listed individuals regarding time periods served, business experience over the past five years and, for directors, directorships held in reporting companies is as follows:

Eric R. Henderson, Ph.D. Dr. Henderson became a director on February 24, 2006 as a result of our acquisition of BioForce. He founded BioForce in 1994 while a Professor of Genetics, Development and Cell Biology at Iowa State University, in which capacity he continues to serve. Our Board appointed Dr. Henderson President and Chief Executive Officer on March 13, 2006. Dr. Henderson tendered to our Board his resignation as President on June 13, 2007. Prior to our acquisition of BioForce, Dr. Henderson had served since its inception as a director and the Chief Science Officer, Chief Executive Officer, Chairman of the Board and Secretary of BioForce. He holds a BA in Biology and a Ph.D. in Molecular Biology from the University of California, Los Angeles.

Kerry M. Frey. Mr. Frey was appointed President by our Board of Directors on June 13, 2007. Mr. Frey's employment with us as Chief Operating Officer started on June 1, 2006. Prior to that, Mr. Frey provided management consulting services through his company BioMedical Consulting, LLC to BioForce starting in the fourth quarter of 2005. Our Board appointed him our non-employee Chief Operating Officer on March 13, 2006, and a director on April 11, 2006. Mr. Frey also held the position of Treasurer from November 30, 2006 until January 25, 2007. Prior to his consultancy with BioForce and us, Mr. Frey was the President of Innovation Development Partners, LLC (2003 - 2006), and the President and Chief Operating Officer of Medisys Technologies Inc. (1997 - 2002). Mr. Frey earned a BA from Southeastern Louisiana University.

Gregory D. Brown. Mr. Brown was appointed Executive Vice President by our Board of Directors on June 13, 2007. Mr. Brown started his employment as our Chief Financial Officer on January 15, 2007. He was appointed Treasurer by our Board of Directors on January 25, 2007. Prior to his employment with us, Mr. Brown served as the Chief Financial Officer of BidRx, LLC (2006 - 2007), the Co-Chief Operating Officer and Partner of Residex Ventures BV (2004 - 2006), the Managing Director and a Partner of P3 Technology Partners BV (2003 - 2004), and a Partner of P3 Technology Partners BV (2001 - 2003). Mr. Brown is a certified public accountant with a BBA in Accounting from the University of Iowa.

Larry Gold, Ph.D. Dr. Gold became a director on February 24, 2006 as a result of our acquisition of BioForce, with which company he had served as a director since January 2005. Dr. Gold is the Chairman of the Board and Chief Executive Officer of SomaLogic, Inc., a company he founded over five years ago. He is also a professor at the University of Colorado at Boulder. He holds a BS from Yale University, and a Ph.D. from the University of Connecticut.

Jean-Jacques Sunier. Mr. Sunier became a director on February 24, 2006 as a result of our acquisition of BioForce, with which company he had served as a director since January 2005. Since 1997, Mr. Sunier has served as a senior advisor with MEDTECH Strategic Finance SA, a Geneva, Switzerland firm specializing in providing industry research to institutional investment management firms. He holds a BA in Economics from the University of California, Los Angeles.

Michael D. Dunham. Mr. Dunham was elected a director by our Board of Directors effective September 28, 2007. Mr. Dunham is the Chairman and owner of WorkWise, Inc. and Intercim, Inc., both of which specialize in software systems for manufacturing companies. Mr. Dunham was the Senior Vice President - Business Development for Industrial and Financial Systems (1993 - 2003), and was the co-founder and Chief Executive Officer of Effective Management Systems, Inc. (1978 - 1999). Mr. Dunham is also director of Merge Healthcare, Inc. and Heartland Funds, Inc. He holds a bachelor's degree in electrical engineering from the University of Denver and a Masters of Management Science from Stevens Institute of Technology.

Significant Employees

Michael Lynch. Mr. Lynch is the Director of Nano eNabler(TM) Products for BioForce. Mr. Lynch joined BioForce in 1998 and has served in numerous scientific, technical and business roles during its evolution. He holds a BS in Biology from the University of Puget Sound. Mr. Lynch is 31 years old.

Curtis Mosher, Ph.D. Dr. Mosher is the Vice President of Research and Development for BioForce. Since joining BioForce in 1999, he has served in several scientific capacities. Dr. Mosher holds a Ph.D. in Biotechnology from Iowa State University. Dr. Mosher is 37 years old.

Saju Nettikadan, Ph.D. Dr. Nettikadan is the Director of Emerging Technologies for BioForce. Since joining BioForce in 1998, he has served in several scientific capacities. Dr. Nettikadan holds a Ph.D. in Medical Biochemistry from the University of Ohio. Dr. Nettikadan is 39 years old.

Family Relationships

      There are no family relationships among directors and executive officers.

Involvement in Certain Legal Proceedings

      No director, executive officer, promoter or control person has, within the past five years: filed any bankruptcy petition; been convicted in or been the subject of any pending criminal proceedings (excluding traffic violations and other minor offenses); been subject to any order, judgment, or decree enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activities; or been found to have violated any state or federal securities or commodities law.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth for each of the named executive officers
(1) the dollar value of base salary and bonus earned during the year ended December 31, 2006, (2) the dollar value of the compensation cost of all stock and option awards recognized over the requisite service period, computed in accordance with FAS 123 and FAS 123R, (3) all other compensation for the year, and (4) the dollar value of total compensation for the year. The named executive officers are the two individuals who served as our principal executive officers during the year, and our one other executive officer as of December 31, 2006.

              2006 Summary Compensation Table (all amounts in $)(1)

-------------------------------------------------------------------------------------------------------------
                                                       Stock        Option          All Other
Name and Principal Position      Salary      Bonus     Awards     Awards (5)      Compensation         Total
-------------------------------------------------------------------------------------------------------------
Eric R. Henderson                 194,342      --         --       53,152(6)        43,725(8)         291,219
Chief Executive Officer(2)

Kerry M. Frey                      96,250      --         --       104,072(7)       68,750(9)         269,072
Chief Operating Officer(3)

Edward F. Cowle                      --        --         --          --               --                --
President(4)
-------------------------------------------------------------------------------------------------------------

(1) There was no non-equity incentive plan compensation or nonqualified deferred compensation earned by the named executive officers during the year ended December 31, 2006.

(2) Dr. Henderson has been our Chief Executive Officer since February 2006. Prior to that date he was Chief Executive Officer of our subsidiary, BioForce Nanosciences, Inc.

(3) Mr. Frey was appointed our non-employee Chief Operating Officer in March 2006. He served as a consultant from the fourth quarter of 2005 through May 2006.

(4) Mr. Cowle served as our President from December 2005 to February 2006. He was our principal executive officer during that time period.

(5) These amounts reflect the dollar value of the compensation cost of all outstanding option awards, recognized over the requisite service period, computed in accordance with FAS 123 and FAS 123R. The assumptions made in valuing the option awards are included under the caption "Options" in Note E of Notes to Consolidated Financial Statements for the years ended December 31, 2006 and 2005.

(6) 2006 compensation cost associated with a grant of 356,310 stock options issued to Dr. Henderson in December 2005. Dr. Henderson received no additional grants of stock options in 2006.

(7) 2006 compensation costs of $53,152 associated with a grant of 356,310 stock options issued to Mr. Frey in December 2005 for consulting services and $50,920 associated with a grant of 100,000 stock options issued in April 2006 in connection with his service as a non-employee director on our Board of Directors.

(8) Salary earned by Dr. Henderson during 2005 but paid to him during 2006.

(9) Consulting fees paid in 2006 to Mr. Frey's wholly owned company, BioMedical Consulting, LLC.

Employment and Stock Option Agreements

      As of December 31, 2006, we entered into employment and stock option agreements with Eric Henderson and Kerry Frey. The material terms of these agreements are described below.

Eric Henderson

      Under the terms of Dr. Henderson's employment agreement dated April 1, 2006, he was employed in the capacity of President and Chief Executive Officer. Dr. Henderson's employment agreement was amended on June 13, 2007 to change his job title to Chief Executive Officer. His employment agreement has a three year term unless earlier terminated by Dr. Henderson or us. Dr. Henderson's base salary under the employment agreement is $200,000 per year during the first year of the agreement's term. His base salary in subsequent years shall be no less than 110% of the previous year's salary. Dr. Henderson is also eligible for bonuses at the discretion of our Board of Directors, and receives eight weeks paid vacation time per year. In the event that Dr. Henderson's employment is terminated due to his death or disability, or by us "without cause," or by Dr. Henderson for "good reason" (each as defined in the employment agreement), Dr. Henderson (or his heirs in the case of his death) is entitled to continue receiving his base salary plus health insurance coverage through the earlier of the date that he has obtained other full-time employment or twelve months from the date of termination of his employment.

      Under the terms of Dr. Henderson's stock option agreement issued pursuant to the BioForce Nanosciences, Inc. 2003 Stock Option Plan, his December 20, 2005 grant of 356,310 non-qualified stock options at $1.26 per share vests in annual 1/3 increments starting on the first anniversary of the grant. The options vest as long as Dr. Henderson is our officer, director or employee. The grants terminate after 10 years. In the event of a change in control, we may require Dr. Henderson to exercise all of his vested options within 15 days, with any unexercised options terminated. If Dr. Henderson's services are terminated other than for "good reason" within 30 days prior to or 180 days after a change in control, all options vest and may be exercisable up to 30 days thereafter or within such additional time period approved by the plan administrator.

Kerry Frey

      Under the terms of Mr. Frey's employment agreement dated June 1, 2006, he was employed in the capacity of Chief Operating Officer. Mr. Frey's employment agreement was amended on June 13, 2007 to change his job title to Chief Operating Officer and President. His employment agreement has a three year term unless earlier terminated by Mr. Frey or us. Mr. Frey's annual base salary under the employment agreement is $165,000 during the first year, $185,000 during the second year, and $205,000 during the third year. Mr. Frey is also eligible for bonuses at the discretion of our Board of Directors, and receives six weeks paid vacation time per year. In the event that Mr. Frey's employment is terminated due to his death or disability, or by us "without cause," or by Mr. Frey for "good reason" (each as defined in the employment agreement), Mr. Frey (or his heirs in the case of his death) is entitled to continue receiving his base salary plus health insurance coverage through the earlier of the date that he has obtained other full-time employment or twelve months from the date of termination of his employment.

      Mr. Frey has two stock option agreements as of December 31, 2006. The first is issued pursuant to the BioForce Nanosciences, Inc. 2003 Stock Option Plan and addresses a December 20, 2005 grant of 356,310 non-qualified stock options at $1.26 per share, which vest in annual 1/3 increments starting on the first anniversary of the grant. Mr. Frey's second stock option agreement is issued pursuant to the BioForce Nanosciences Holdings, Inc. 2006 Equity Incentive Plan and addresses an April 11, 2006 grant of 100,000 non-qualified stock options at $4.60 per share, which vest in annual 1/3 increments starting on the first anniversary of the grant. Under both plans, the options vest as long as Mr. Frey is our officer, director or employee. The grants terminate after 10 years. In the event of a change in control, we may require Mr. Frey to exercise all of his vested options within 15 days, with any unexercised options terminated. If Mr. Frey's services are terminated other than for "good reason" within 30 days prior to or 180 days after a change in control, all options vest and may be exercisable up to 30 days thereafter or within such additional time period approved by the plan administrator.

Equity Awards

      The following table sets forth information on outstanding option and stock awards held by the named executive officers at December 31, 2006, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

              Outstanding Equity Awards at December 31, 2006(1)(2)

                                    ---------------------------------------------------------------------------------------
                                                                          Option Awards
                                    ---------------------------------------------------------------------------------------
                                     Number of                Number of
                                    Securities               Securities
                                    Underlying               Underlying
                                    Unexercised              Unexercised
                                    Options(#)                Options(#)           Option Exercise        Option Expiration
          Name                      Exercisable            Unexercisable(3)           Price ($)                 Date
---------------------------------------------------------------------------------------------------------------------------
Eric R. Henderson                     118,770                  237,540                   1.26                12/20/2015
Kerry M. Frey                         118,770                  237,540                   1.26                12/20/2015
                                           --                  100,000                   4.60                04/11/2016
Edward F. Cowle                            --                       --
---------------------------------------------------------------------------------------------------------------------------

(1) There were no stock awards outstanding for any of the named executive officers as of December 31, 2006.

(2) There were no option awards outstanding for any of the named executive officers as of December 31, 2006 that were related to equity incentive programs, the realization of which would depend on specific financial or performance outcomes.

(3) Dr. Henderson's unexercisable options vest as to 118,770 shares on December 20, 2007 and 118,770 shares on December 20, 2008. Mr. Frey's unexercisable options vest as to 33,333 shares on April 11, 2007, 118,770 shares on December 20, 2007, 33,333 shares on April 11, 2008, 118,770 shares on December 20, 2008 and 33,334 shares on April 11, 2009.

Director Compensation

      Non-employee directors receive no cash compensation for serving on our Board of Directors, and are granted non-qualified stock options upon joining the Board. The amounts and vesting schedules of these initial non-employee director stock option grants have varied. Subsequent stock option grants to non-employee directors are at the discretion of the Board. Non-employee directors are reimbursed for travel expenses they incur in attending regular and special Board meetings. Employee directors receive no compensation beyond their compensation as employees for serving on the Board of Directors.

      The following table sets forth for each of our non-employee directors as of December 31, 2006, the dollar value of the compensation cost of all option awards recognized over the requisite service period computed in accordance with FAS 123 and FAS 123R. Dr. Henderson and Mr. Cowle did not receive any additional compensation for their services as a director. Mr. Frey's compensation as a director, which he earned prior to the date his employment with us started, has been included in the Summary Compensation Table.

                          2006 Director Compensation(1)

--------------------------------------------------------------------------------
Name                               Paid in Cash          Option Awards ($)(2)(3)
--------------------------------------------------------------------------------
Larry Gold                              --                     12,062
Jean-Jacques Sunier                     --                     12,062
Guenther Jaensch                        --                     50,919(4)
Amber Wornica (5)                       --                         --
Nancy A. Ah Chong (5)                   --                         --
Edward F. Cowle (5)                     --                         --
--------------------------------------------------------------------------------

(1) There were no stock awards, non-equity incentive plan compensation or nonqualified deferred compensation earned by our non-employee directors during the year ended December 31, 2006.

(2) As of December 31, 2006 the aggregate numbers of stock options outstanding to individuals listed in the above table were 118,770 to Dr. Gold and 118,770 to Mr. Sunier.

(3) These amounts reflect the dollar value of the compensation cost of all outstanding option awards, recognized over the requisite service period, computed in accordance with FAS 123 and FAS 123R. The assumptions made in valuing the option awards are included under the caption "Options" in Note E of Notes to Consolidated Financial Statements for the years ended December 31, 2006 and 2005.

(4) Upon our Board of Directors appointing Dr. Jaensch a director in April 2006, he was awarded an option for the purchase of 100,000 of our shares at $4.60 per share. The option award was canceled upon Dr. Jaensch's resignation as a director in September 2006. This amount is the 2006 compensation expense associated with this grant.

(5) Ms. Wornica, Ms. Ah Chong and Mr. Cowle were our directors prior to our acquisition of BioForce.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Except as set forth below, there have been no transactions since January 1, 2005, or proposed transactions, to which we were or will be a party in which any director, executive officer, nominee for election as director, any stockholder owning greater than 5% of our outstanding shares, or any member of the above referenced individuals' immediate families had or will have a direct or indirect material interest and the amount exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years.

      As of September 29, 2007, we entered into an amendment (the "Registration Rights Amendment") to our Amended and Restated Registration Rights Agreement dated October 14, 2002 (the "Registration Rights Agreement") with FCPR SGAM Biotechnology Fund and certain other shareholders (the "Holders"). FCPR SGAM Biotechnology Fund owns greater than 5% of our outstanding shares. The Registration Rights Amendment amends the registration rights that the Holders obtained in connection with their investment in BioForce prior to its acquisition by us in February 2006. The Holders agreed to be bound by the registration restrictions in the Registration Rights Amendment until the earlier of the date that is six months after this Registration Statement is declared effective or the date this Registration Statement is withdrawn and not promptly refiled. Under the Registration Rights Amendment, we agreed that, in exchange for the Holders not requesting that their Registrable Shares (as defined under the Registration Rights Agreement) be included in this Registration Statement, the Holders may request that any or all of the shares that they owned as of September 24, 2007 be included in a subsequent Registration Statement filed for the selling stockholders whose shares are registered under this Registration Statement. If such subsequent Registration Statement includes some but not all of the Holders' shares for which registration has been requested, we will file one or more additional Registration Statements until all such Holders' shares are registered (subject to a minimum registration for each Registration Statement of 500,000 shares). If no subsequent Registration Statement for the selling stockholders is filed that includes Holders' shares, we have agreed to file a Registration Statement for the Holders no later than the date that is seven months after all of the selling stockholders' shares are registered, but no more than nine months after the effective date of the agreement (subject to an automatic extension of time in the event we are actively pursuing the effectiveness of the initial Registration Statement with the SEC) or the date that the Registration Statement for such shares is withdrawn and not promptly refiled. If not all of the Holders' shares that are requested to be registered are included in that Registration Statement, we will file a subsequent Registration Statement. The filing of a Registration Statement as set forth in either of the two preceding sentences is subject to a minimum registration of 500,000 shares. Under the Registration Rights Amendment, shares shall be registered in the following order of priority: first, shares of the selling stockholders; second, shares of the Holders that are subject to the Registration Rights Agreement; and third, all other shares of the Holders. While the dollar values of the Holders' sales of shares that are to be registered under the Registration Statements described above cannot be determined at this time, we believe they could exceed the threshold requiring disclosure under this section of the Registration Statement.

      In 2006, we signed lock-up/leak-out agreements with five of our larger shareholders, including Eric Henderson, who is our Chief Executive Officer, one of our directors, and a holder of greater than 5% of our outstanding shares. Other shareholders owning greater than 5% of our outstanding shares who signed these agreements included Harvey Kaye and FCPR SGAM Biotechnology Fund. These agreements controlled when and how much stock these shareholders could dispose of in the event we filed a Registration Statement. While the dollar values of these dispositions cannot be determined at this time, we believe they could exceed the threshold requiring disclosure under this section of the Registration Statement.

      During 2006 we paid interest in the amount of $85,641 to FCPR SGAM Biotechnology Fund on certain convertible loans that it provided us during 2004 and 2005. The largest aggregate amount of principal outstanding on this debt in 2006 was $1,550,000. These loans were paid off in 2006 by conversion of the $1,635,641 debt into equity. No principal or interest payments were made on these loans in 2005. The interest rates for these loans were: 3% on the January 15, 2004 loan of $350,000 and April 30, 2004 loan of $200,000; and 12% on the
July 29, 2005 loan of $500,000 and October 31, 2005 loan of $500,000.

      Prior to his being paid as an employee, Kerry Frey, who is our Chief Operating Officer, President and a director, served as a consultant providing management services to BioForce via his wholly owned consulting firm, BioMedical Consulting, LLC. Fees paid to BioMedical Consulting, LLC during 2006 totaled $68,750.

      Eric Henderson, who is our Chief Executive Officer, a director, and a holder of greater than 5% of our outstanding shares, shares a household with Asrun Kristmundsdottir, the Director of Business Management for BioForce. Ms. Kristmundsdottir's compensation in 2006 consisted of $75,656 in salary and a grant of 90,000 stock options awarded at $2.10 per share, which options vest in annual 1/3 increments that started November 30, 2006, the day of the grant. In 2005, Ms. Kristmundsdottir's compensation consisted of $48,319 in salary and a grant of 5,939 stock options awarded at $1.26 per share, which options vested upon grant on December 20, 2005. Ms. Kristmundsdottir's compensation consisted of $52,500 in salary for the period January 1, 2007 through September 30, 2007.

      Our controlling stockholders prior to the acquisition of BioForce were Edward F. Cowle and H. Deworth Williams. Mr. Cowle served as our President and one of our directors from December 20, 2005 until the date of our acquisition of BioForce on February 24, 2006. Messrs. Cowle and Williams and/or their assigns received a $250,000 fee for services in connection with bringing the parties together, negotiating the transaction, and facilitating the acquisition of BioForce. Payment of this one-time fee was paid out of proceeds from the private placement that we completed in March 2006. Based on our examination of Schedules 13D and G filed with the SEC in respect to us, neither Mr. Cowle nor Mr. Williams currently owns greater than 5% of our outstanding shares.

      On December 27, 2006, we entered into a letter agreement with Gregory Brown, our Executive Vice President, Chief Financial Officer and Treasurer (the "Letter Agreement"). Under the terms of the Letter Agreement, Mr. Brown will receive an annual base salary of $155,000 and is eligible for a discretionary bonus of up to $25,000 upon the closing of an equity financing in 2007. Mr. Brown was granted a stock option to purchase 300,000 shares of our Common Stock ("Stock Option") pursuant to the terms and conditions of our 2006 Equity Incentive Plan (the "2006 Plan") at $1.85 per share. The shares subject to the

Stock Option will vest annually in equal 1/3 increments beginning on January 15, 2007. The option terminates after 10 years. In the event of a change in control, all of Mr. Brown's options would vest immediately and, if his services were terminated other than for "cause" or "good reason" within 30 days prior to or 180 days after a change in control, he would have 60 days in which to exercise the options unless additional time was approved by the administrator of the plan. Mr. Brown is also eligible to participate in our benefits program, which includes medical and dental insurance, life insurance, a 401(k) plan, and a flexible health spending plan, upon the terms specified in those plans. In the event Mr. Brown's employment is terminated by us without cause, his salary will continue for the lesser of a period of one year or until he accepts employment elsewhere. Mr. Brown is entitled to four weeks paid vacation per year. Furthermore, we agreed to pay up to $10,000 of Mr. Brown's reasonable moving and incidental expenses associated with his relocation to Ames, Iowa, plus expenses associated with his traveling between his previous location and Ames prior to his relocation. We entered into a formal employment agreement with Mr. Brown on August 13, 2007 to formalize these terms.

      On June 13, 2007, we awarded each of Kerry Frey, who is our Chief Operating Officer, President and a director, and Gregory Brown, who is our Executive Vice President, Chief Financial Officer and Treasurer, a grant of 500,000 incentive stock options under our Amended and Restated 2006 Equity Incentive Plan. These options have an exercise price of $0.91 per share, and vest in annual 1/3 increments starting on the first anniversary of the option grant date. Each grant terminates after 10 years. In the event of a change in control, all of Mr. Frey's and Mr. Brown's options would vest and, if either of their services were terminated other than for "cause" or "good reason" within 30 days prior to or 180 days after a change in control, Mr. Frey or Mr. Brown, as applicable, would have 60 days in which to exercise the options unless additional time was approved by the administrator of the plan.

      On June 13, 2007, we awarded each of Larry Gold and Jean-Jacques Sunier, who are two of our directors, a grant of 81,230 non-qualified stock options under our Amended and Restated 2006 Equity Incentive Plan. These options have an exercise price of $0.91 per share, and vest in annual 1/3 increments starting on the first anniversary of the option grant date. Each grant terminates after 10 years.

      On September 28, 2007, we awarded Michael Dunham, one of our directors, a grant of 200,000 non-qualified stock options under our Amended and Restated 2006 Equity Incentive Plan pursuant to the Offer Letter dated August 21, 2007 that we provided to Mr. Dunham (the "Offer Letter"). These options have an exercise price of $0.67 per share, and vest in annual 1/3 increments starting on the first anniversary of the option grant date. This grant terminates after 10 years. The Offer Letter contemplates the possibility of providing cash compensation to Mr. Dunham and other directors for their participation on the Board and for their acting as the chairperson of a Board committee. No cash compensation is currently provided. We anticipate that the Board will appoint Mr. Dunham as the chairperson of the Audit Committee upon formation of that committee.

      In connection with our August 2007 private placement, we signed lock-up agreements with the following five holders of our Common Stock: Eric Henderson, who is our Chief Executive Officer, one of our directors, and a holder of greater than 5% of our outstanding shares; Gregory Brown, who is our Executive Vice President, Chief Financial Officer and Treasurer; Kerry Frey, who is our Chief Operating Officer, President, and one of our directors; Larry Gold, who is one of our directors; and Jean-Jacques Sunier, who is also one of our directors. The lock-up agreements restrict these shareholders from disposing of shares of our Common Stock during the period that commences with the closing date of the August 2007 private placement and ends with the date that is six months after this Registration Statement is declared effective. While the dollar values of these dispositions cannot be determined at this time, we believe they could exceed the threshold requiring disclosure under this section of the Registration Statement.

Director Independence

      We currently have five directors of whom, pursuant to a determination by our Board of Directors, Larry Gold and Jean-Jacques Sunier meet the definition of "independent director" under Section 121 of the Company Guide of the American Stock Exchange LLC. This definition provides that individuals will qualify as "independent directors" if they are not our executive officers or employees and our Board of Directors affirmatively determines they do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Eric Henderson and Kerry Frey, who are executive officers, do not meet the definition of "independent directors." The Board has yet to determine the independence of Mr. Dunham, who was appointed a director on September 28, 2007.

      In evaluating Dr. Gold's independence, the Board considered a suggestion made in 2006 that our management contact personnel at SomaLogic, Inc., the company Dr. Gold founded and where he currently serves as Chief Executive Officer, to explore the potential of scientific synergies due to the nature of the companies' businesses. While our Board decided this may be an action we might want to explore, it did not deem this exploratory action as creating a relationship that would interfere with Dr. Gold's exercise of independent judgment in carrying out his responsibilities as a director of our company.

      In evaluating Mr. Sunier's independence, the Board considered his current role as a senior advisor to the FCPR SGAM Biotechnology Fund, a shareholder owning greater than 5% of our outstanding shares. Our Board did not deem this relationship as interfering with Mr. Sunier's ability to exercise independent judgment in carrying out his responsibilities as a director of our company.

      Guenter Jaensch served as a director of our company from April through September 2006. Mr. Jaensch met the definition of an independent director.

      Prior to our acquisition of BioForce on February 24, 2006, our directors were Edward F. Cowle, Amber Wornica and Nancy A. Ah Chong. These individuals also served in the following officer capacities, respectively: President; Vice President; and Secretary. We do not believe these officers were our employees. We are not aware of any determination made by this past Board regarding independence.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of October 8, 2007 by: each of our directors and named executive officers; all of our directors and executive officers as a group; and any other person we know to be the beneficial owner of more than 5% of our outstanding shares of Common Stock.

      Percentages are based upon a total of 24,099,950 shares of Common Stock outstanding as of October 8, 2007. Unless otherwise indicated, the address of each stockholder is c/o BioForce Nanosciences, 1615 Golden Aspen Drive, Suite 101, Ames, Iowa 50010.

----------------------------------------------------------------------------------------------
                                                                   Shares             Percent
                                                                Beneficially            of
Beneficial Owner                                                    Owned              Class
----------------------------------------------------------------------------------------------
Executive Officers and Directors

Eric R. Henderson(1)                                              3,788,690             15.6%
Kerry M. Frey(2)                                                    152,103              0.6%
Gregory D. Brown(3)                                                 100,000              0.4%
Edward F. Cowle(4)                                                  841,806              3.5%
Larry Gold(5)                                                        56,748              0.2%
Jean-Jacques Sunier(5)                                               56,748              0.2%
Michael D. Dunham(6)                                                      0              0.0%

All directors and executive officers as a group (6 persons)       4,154,289             16.9%

----------------------------------------------------------------------------------------------
Holders of More than Five Percent of Common Stock

FCPR SGAM Biotechnology Fund                                      6,524,226             27.1%
Immueble SGAM
170 Place Henri Renault
Paris La Defense Cedex France 92043

Dynamic Decisions Strategic Opportunities(7)                      2,648,052              9.9%
25 Cabot Square
Canary Wharf
London E14 4QA
United Kingdom

Alma & Gabriel Elias(8)                                           2,125,000              8.8%
509 Spring Avenue
Elkins Park, Pennsylvania 19027

Harvey Kaye(9)                                                    1,647,594              6.7%
190 Spanish River Rd., #101
Boca Raton, Florida 33431
----------------------------------------------------------------------------------------------

(1) Consists of 3,669,920 shares held of record by Dr. Henderson and 118,770 shares subject to a stock option, which is currently exercisable or exercisable within 60 days. Does not include 237,540 shares subject to a stock option, which is not currently exercisable or exercisable within 60 days, but whose vesting may be accelerated upon our change in control, at the discretion of the administrator of the option plan pursuant to which the option was issued. Does not include 49,287 shares held of record by Asrun Kristmundsdottir and 112,854 shares subject to stock options, which are currently exercisable or exercisable within 60 days by Ms. Kristmundsdottir, with whom Dr. Henderson shares a household and who is the Director of Business Management for our wholly owned subsidiary, BioForce Nanosciences, Inc. Does not include 30,000 shares subject to a stock option held by Ms. Kristmundsdottir, which is not currently exercisable or exercisable within 60 days, but whose vesting is immediate upon our change in control. Dr. Henderson disclaims beneficial ownership of all shares and options to acquire shares owned or held by Ms. Kristmundsdottir.

(2) Consists of 152,103 shares subject to stock options, which are currently exercisable or exercisable within 60 days. Does not include 237,540 shares subject to a stock option, which is not currently exercisable or exercisable within 60 days, but whose vesting may be accelerated upon our change in control, at the discretion of the administrator of the option plan pursuant to which the option was issued. Does not include 566,667 shares subject to stock options, which are not currently exercisable or exercisable within 60 days, but whose vesting is immediate upon our change in control.

(3) Consists of 100,000 shares subject to stock options, which are currently exercisable or exercisable within 60 days. Does not include 700,000 shares subject to stock options, which are not currently exercisable or exercisable within 60 days, but whose vesting is immediate upon our change in control.

(4) Mr. Cowle's address is 70 Garth Road, Scarsdale, New York 10583.

(5) Consists of 56,748 shares subject to stock options, which are currently exercisable or exercisable within 60 days. Does not include 62,022 shares subject to stock options, which are not currently exercisable or exercisable within 60 days, but whose vesting may be accelerated upon our change in control, at the discretion of the administrator of the option plan pursuant to which the options were issued. Does not include 81,230 shares subject to a stock option, which is not currently exercisable or exercisable within 60 days, but whose vesting is immediate upon our change in control.

(6) Does not include 200,000 shares subject to a stock option, which is not currently exercisable or exercisable within 60 days, but whose vesting is immediate upon our change in control.

(7) But for the restriction described in the following sentence, this stockholder would have beneficial ownership of 1,000,000 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, 500,000 shares of Common Stock issuable upon exercise of a Series A Warrants, 500,000 shares of Common Stock issuable upon exercise of Series B Warrants, 1,000,000 shares of Common Stock issuable upon exercise of Series C Warrants, 500,000 shares of Common Stock issuable upon exercise of Series D Warrants, 500,000 shares of Common Stock issuable upon exercise of Series E Warrants and 1,000,000 shares of Common Stock issuable upon exercise of Series J Warrants. The Series A Convertible Preferred Stock and Warrants described in the preceding sentence may not be converted or exercised, as applicable, to the extent that doing so would cause the stockholder to have beneficial ownership of more than 9.9% of our issued and outstanding Common Stock. The restriction described in the preceding sentence may only be waived if the stockholder provides notice to us of its desire to waive such restriction 61 days prior to the applicable conversion or exercise.

(8) Consists of 1,975,000 shares held of record by Mr. and Mrs. Elias as joint tenants, and 150,000 shares held by the Elias Family Charitable Trust.

(9) Consists of 1,260,082 shares held of record by Mr. Kaye, 77,717 shares held of record by his wife, Helen Kaye, 12,870 shares subject to a stock option held by Mr. Kaye, which is currently exercisable or exercisable within 60 days, and 296,925 shares subject to a warrant held by Gulfstream Capital Group, LC, which is currently exercisable or exercisable within 60 days. Mr. Kaye is the President of Gulfstream Capital Group, LC.

                              SELLING STOCKHOLDERS

      An aggregate of 6,314,000 shares of our Common Stock will be registered for resale under this prospectus. This represents our good faith estimate of 110% of the maximum number of shares that we may issue upon conversion or exercise of the securities that we sold in our August 2007 private placement. Specifically, this estimate consists of 1,100,000 shares issuable upon the conversion of Series A Convertible Preferred Stock; 605,000 shares issuable upon the exercise of Series A Warrants; 605,000 shares issuable upon the exercise of Series B Warrants; 1,210,000 shares issuable upon the exercise of Series C Warrants; 605,000 shares issuable upon the exercise of Series D Warrants; 605,000 shares issuable upon the exercise of Series E Warrants; 1,210,000 shares issuable upon the exercise of Series J Warrants; 110,000 shares issuable upon the exercise of Series P Warrants and the subsequent conversion of Series A Convertible Preferred Stock underlying the Series P Warrants; and 264,000 shares issuable upon the payment of 8% dividends on $550,000 principal amount of Series A Convertible Preferred Stock for the next three years calculated as set forth in the notes to the following table. Of the above amounts, 574,000 shares are issuable upon exercise of certain Common Stock purchase warrants and Series A Convertible Preferred Stock purchase warrants (and the subsequent conversion of the Series A Convertible Preferred Stock underlying such Series A Convertible Preferred Stock purchase warrants and the payment of dividends on such Series A Convertible Preferred Stock) issued as compensation to TriPoint and its designees in our August 2007 private placement. All of the securities referred to above were issued exclusively to "accredited investors" as defined in Rule 501 of Regulation D.

      To the extent permitted by law, the selling stockholders listed below may resell shares pursuant to this prospectus. We have registered the sale of the shares to permit the selling stockholders and their respective permitted transferees or other successors in interest that receive their shares from the selling stockholders after the date of this prospectus to resell the shares. The following table sets forth certain information as of October 8, 2007 regarding the resale by the selling stockholders of 6,314,000 shares of Common Stock. None of the selling stockholders has had any material relationship with us within the past three years other than as an owner of our securities, except as noted above or in the notes to the following table.

                                                                             Number of
                                                                               Shares
                                                                             Underlying
                                                                          Preferred Stock          Number and
                                                    Number of Shares        and Warrants          Percentage of
                                                      Beneficially             Being           Shares Beneficially
                                                    Owned Before the       Registered in         Owned After the
                Selling Stockholder                   Offering (1)        the Offering(2)          Offering(3)
------------------------------------------------------------------------------------------------------------------
Dynamic Decisions Strategic Opportunities                  2,648,052            5,740,000                0%
Pablo Felipe Serna Cardenas(4)                               325,000              373,100                0%
TriPoint Global Equities, LLC                                119,000              136,612                0%
Sean Martin(5)                                                56,000               64,288                0%

Total Shares:                                              3,148,052            6,314,000                0%

(1) Information provided with respect to shares owned before the offering gives effect to information previously provided by each of the selling stockholders. No assurance can be given that the selling stockholders own additional shares of Common Stock in addition to the restricted securities included in the table. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date.

(2) Except where noted, includes one share of Common Stock issuable upon exercise of a Series A Warrant, Series B Warrant, Series C Warrant, Series D Warrant, Series E Warrant or Series J Warrant, one share of Series A Convertible Preferred Stock (and its subsequent conversion into one share of Common Stock) issuable upon the exercise of a Series P Warrant, and one share of Common Stock issuable upon conversion of a share of Series A Convertible Preferred Stock. Also includes an aggregate of up to an additional 264,000 shares of Common Stock issuable to the selling stockholders in payment of 8% dividends on the Series A Convertible Preferred Stock for the next three years at an assumed Liquidation Preference Amount of $0.50 per share. These shares have been registered on this Registration Statement and are included in the above table; however, the exact number of dividend shares cannot be determined until the date the dividend is declared. The amount of dividends paid in shares of Common Stock to each of the selling stockholders listed in the Selling Stockholder Table above that hold Series A Convertible Preferred Stock and Series P Warrants is 90% of the quotient of (i) the Dividend Payment (as defined below) for each such stockholder divided by (ii) the average of the VWAP (as defined below) for the 20 trading days immediately preceding the date the Dividend Payment is due, but in no event less than $0.45. The annual Dividend Payment for each such selling stockholder is 8% of the product obtained by multiplying the number of shares of Series A Convertible Preferred Stock held by such selling stockholder by the Liquidation Preference Amount for each such share. VWAP is defined as the daily volume weighted average price of our Common Stock on the OTC Bulletin Board. For purposes of determining the number of such shares of Common Stock registered under this Registration Statement, the minimum VWAP of $0.45 is used, and the Dividend Payment for each such selling stockholder is 24% of the product obtained by multiplying the number of shares of Series A Convertible Preferred Stock held by such selling stockholder by the Liquidation Preference Amount for each such share (assuming the dividends are paid for a three year period). The average of the VWAP for the 20 trading days immediately preceding September 27, 2007 is $0.61. Any amount of fractional shares of Common Stock to be received by each selling stockholder upon payment of dividends has been rounded up to the nearest whole number. Note, however, that the exact number of dividend shares cannot be determined until the date the dividend is declared.

Each share of Series A Convertible Preferred Stock is convertible, subject to adjustment as described below, into the number of shares of Common Stock equal to the quotient of the Liquidation Preference Amount of the shares of Series A Convertible Preferred Stock being converted plus any accrued but unpaid dividends divided by the conversion price then in effect (the "Conversion Price"). The Liquidation Preference Amount and the Conversion Price shall initially equal $0.50. The then existing Conversion Price of the Series A Convertible Preferred Stock and the exercise price of the Warrants that we issued in our August 2007 private placement (collectively referred to as the "Conversion/Exercise Price") shall be subject to adjustment for issuance of Common Stock at a purchase price of less than the then-effective Conversion/Exercise Price, subject to customary carve outs, including stock options issued pursuant to our stock option plans for less than the Conversion/Exercise Price.

(3) As of October 8, 2007, we had 24,099,950 shares of Common Stock issued and unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is assumed to have sold all shares registered hereby in this offering. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(4) Mr. Cardenas, as a TriPoint contractor, is a designee of a portion of the warrants TriPoint received in the private placement offering completed on August 31, 2007, as described below in the subheading "Recent Sales of Unregistered Securities" on page II-2 of this Registration Statement.

(5) Mr. Martin is an employee or affiliate of TriPoint Global Equities, LLC, a FINRA registered broker dealer and the placement agent for the private placement offering completed on August 31, 2007, as described below in the subheading "Recent Sales of Unregistered Securities" on page II-2 of this Registration Statement.

                              PLAN OF DISTRIBUTION

      The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our Common Stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any of these methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

      The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

      If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the Registration Statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the Registration Statement of which this prospectus is a part.

      The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

      If any of the shares of Common Stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

      We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

      We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

      We are authorized to issue 110,000,000 shares of capital stock divided into (i) 100,000,000 shares of Common Stock, par value $0.001 per share, and
(ii) 10,000,000 shares of Preferred Stock, par value $0.001 per share. As of October 8, 2007, there were 24,099,950 shares of our Common Stock and 1,000,000 shares of our Preferred Stock outstanding.

Common Stock

      The holders of our Common Stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors. As a result, the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. Holders of Common Stock are entitled:

      o to receive any dividends as may be declared by the Board of Directors out of funds legally available for such purpose after payment of accrued dividends on the outstanding shares of Preferred Stock; and

      o in the event of our liquidation, dissolution, or winding up, to share ratably in all assets remaining after payment of liabilities and after provision has been made for each class of stock having preference over the Common Stock.

      All of the outstanding shares of Common Stock are validly issued, fully paid and nonassessable. Holders of our Common Stock have no preemptive right to subscribe for or purchase additional shares of any class of our capital stock.

Preferred Stock

      Our Board of Directors has the authority, within the limitations set forth in our certificate of designations and certificate of incorporation to provide by resolution for the issuance of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series.

Series A Convertible Preferred Stock

      On August 30, 2007, we filed a Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock with the Nevada Secretary of State, and thereby created and established the terms of the Series A Convertible Preferred Stock which we sold in our August 31, 2007 private placement. Of our 10,000,000 shares of authorized Preferred Stock, the Certificate of Designation authorizes us to issue up to 1,100,000 shares of Series A Convertible Preferred Stock. In addition to conversion features of the Series A Convertible Preferred Stock discussed below, the Certificate of Designation provides for dividends of 8% per annum, a liquidation preference of $0.50 per share, proportional anti-dilution protection, and redemption at the holder's option following the occurrence of certain events involving the Company. The holders of Series A Convertible Preferred Stock have no voting rights, other than the right to approve certain actions by the Company that could adversely effect the rights and preferences of the Series A Convertible Preferred Stock.

      All shares of Series A Convertible Preferred Stock will automatically convert into Common Stock three years from the date of issuance. Each share of Series A Convertible Preferred Stock is convertible, subject to adjustment as described below, into the number of shares of Common Stock equal to the quotient of the Liquidation Preference Amount of the shares of Series A Convertible Preferred Stock being converted plus any accrued but unpaid dividends divided by the conversion price then in effect (the "Conversion Price"). The Liquidation Preference Amount and the Conversion Price shall initially equal $0.50. The then existing Conversion Price of the Series A Convertible Preferred Stock shall be subject to adjustment for issuance of Common Stock at a purchase price of less than the then-effective Conversion Price subject to customary carve outs, including stock options issued pursuant to our stock option plans for less than the Conversion Price.

      The holder may not convert any shares of Series A Convertible Preferred Stock if doing so would cause the holder to have beneficial ownership (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of more than 9.9% of our issued and outstanding shares of Common Stock. This beneficial ownership restriction will not be applicable if the holder provides us with notice of its desire to waive such restriction 61 days prior to the applicable conversion date.

Warrants

      At October 8, 2007, we had outstanding warrants that allow the holders to purchase up to 5,744,428 shares of our Common Stock at prices ranging from $0.50 to $3.90 per share, and outstanding warrants that allow the holders to purchase up to 100,000 shares of our Series A Convertible Preferred Stock at a price of $0.50 per share.

      In our August 2007 private placement, we sold 500,000 investment units (the "Units") at a price of $1.00 per Unit. Each Unit consisted of the following securities:

      o two shares of Series A Convertible Preferred Stock, each such share convertible into one share of Common Stock;

      o one five-year Series A Warrant to purchase one share of Common Stock at an exercise price of $0.75 per share;

      o one five-year Series B Warrant to purchase one share of Common Stock at an exercise price of $0.90 per share;

      o two five-year Series C Warrants, each to purchase one share of Common Stock at an exercise price of $0.50 per share;

      o one five-year Series D Warrant to purchase one share of Common Stock at an exercise price of $1.00 per share;

      o one five-year Series E Warrant to purchase one share of Common Stock at an exercise price of $1.25 per share; and

      o two one-year Series J Warrants, each to purchase one share of Common Stock at an exercise price of $0.50 per share.

      Each Warrant is exercisable at the holder's option upon payment to us of the applicable exercise price, subject to adjustment as set forth in the next succeeding sentence, prior to the Warrant's termination date. The exercise price of the Warrants that we issued in our August 2007 private placement (the "Exercise Price") shall be subject to adjustment for issuance of Common Stock at a purchase of less than the then-effective Exercise Price subject to customary carve outs, including stock options issued pursuant to our stock option plans for less than the Exercise Price. We can require exercise of the Series A Warrants and Series B Warrants if certain market price and trading volume requirements for the Common Stock are met. We can cause the exercise of the Series C Warrants, at a total exercise price of $500,000, 15 days following the effective date of this Registration Statement. The Series D Warrants and the Series E Warrants are only exercisable for 50% of the number of shares of Common Stock that have been issued to the holder pursuant to his/her exercise of his/her Series J Warrants, with the Series J Warrants expiring August 31, 2008. All Warrants other than the Series J Warrants issued may be exercised by a cashless exercise if this Registration Statement is not in effect one year from the date of issuance of such Warrants.

      The holder may not exercise any Warrants if doing so would cause the holder to have beneficial ownership (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of more than 9.9% of our issued and outstanding shares of Common Stock. This beneficial ownership restriction will not be applicable if the holder provides us with notice of its desire to waive such restriction 61 days prior to the applicable exercise date.

      In addition, in connection with the offering, we issued to TriPoint or its designees an aggregate amount of 50,000 Series A Warrants, 50,000 Series B Warrants, 100,000 Series C Warrants, 50,000 Series D Warrants, 50,000 Series E Warrants and 100,000 Series J Warrants, which are identical to the Warrants issued to the Investor, but for the fact that TriPoint's Series J Warrants also contain the cashless exercise provision described above. In addition, we issued to TriPoint or its designees an aggregate amount of 100,000 five-year Series P Warrants, each exercisable to purchase one share of Series A Convertible Preferred Stock at an exercise price of $0.50 per share. The shares of Common Stock underlying the Warrants issued to TriPoint or its designees (and, in the case of the Series P Warrant, the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock underlying such Series P Warrant) have the same registration rights as the shares of Common Stock underlying the Warrants issued to the Investor.

Market for Common Stock

      Shares of our Common Stock are quoted on the OTC Bulletin Board under the symbol BFNH.OB.

Transfer Agent and Registrar

      Our transfer agent and registrar is StockTrans, Inc., 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003.

Shares Eligible for Future Sale

      We currently have 24,099,950 shares of Common Stock outstanding. In addition, as of October 8, 2007, there were outstanding options and warrants to purchase 10,675,385 shares of our Common Stock.

Rule 144

      Generally, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including any of our affiliates or persons whose shares are aggregated with an affiliate, who has owned restricted shares of Common Stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

      o     1% of our then outstanding shares of Common Stock; or

      o the average weekly trading volume of shares of our Common Stock during the four calendar weeks preceding such sale.

      A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

Charter and Bylaws Provisions and Nevada Anti-Takeover Laws

      Sections 78.378 through 78.3793 of the Nevada Revised Statutes ("NRS") provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our Articles of Incorporation and Bylaws do not contain any provisions with respect to acquisitions of controlling interests.

      The restrictions on the acquisition of controlling interests contained in NRS Sections 78.378 through 78.3793 apply only to a Nevada corporation that:

      (a) has 200 stockholders of record (at least 100 of whom have addresses in the State of Nevada appearing on the stock ledger of the corporation); and

      (b) does business in the State of Nevada, either directly or through an affiliated corporation.

      Currently, we do not have 100 stockholders of record with addresses in the State of Nevada. Furthermore, we do not do business in the State of Nevada and we have no plans to conduct business in the State of Nevada in the foreseeable future. Accordingly, the anti-takeover provisions contained in NRS Sections
78.378 through 78.3793 do not apply to us, and are not likely to apply to us in the foreseeable future.

      The anti-takeover provisions of NRS Sections 78.411 through 78.444 apply to us. NRS Section 78.438 prohibits us from merging with, entering into certain other transactions or engaging in a sale of our assets or other similar transaction valued at more than 5% of our assets or stock or 10% of our net income with any shareholder (or any affiliate or related entity of such shareholder) who owns 10% or more of our voting stock, or any entity related to us that owned 10% or more of our voting stock during the three-year period immediately preceding the date in question, for three years after the date on which the shareholder first acquired our shares, unless the transaction is approved by our Board of Directors before such shareholder first acquired such 10% ownership interest. The provisions also prohibit us from completing any of the transactions described in the preceding sentence with such 10% shareholder who has held the shares more than three years unless the transaction is approved by our Board of Directors before such shareholder first acquired such 10% ownership interest or by a majority of our shares, not counting the shares owned by that 10% shareholder or any affiliate or related entity, at least three years after such shareholder first acquired such 10% interest. NRS Sections 78.441 through 78.444 permit such transactions with a 10% shareholder so long as they occur more than three years after the shareholder acquired the 10% interest and certain conditions are met concerning the consideration received by other stockholders in such transactions. These provisions could delay, defer or prevent a change in control of BioForce Nanosciences.

      Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. This and other provisions may have the effect of delaying, deferring or preventing hostile takeovers or changes in the control or management of BioForce Nanosciences even if doing so would be beneficial to our stockholders.

Reports to Stockholders

      We will comply with the periodic reporting, proxy solicitation and other applicable requirements of the Exchange Act.

                                  LEGAL MATTERS

      The validity of the Common Stock offered by this prospectus will be passed upon by McCarter & English, LLP.

                                     EXPERTS

      The consolidated financial statements of BioForce Nanosciences Holdings, Inc. for the years ending December 31, 2006 and 2005 included in this prospectus have been audited by Chisholm, Bierwolf & Nilson, LLC, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an opinion with a going concern qualification), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the Securities and Exchange Commission, a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the Common Stock offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to us and the Common Stock described in this prospectus, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Additionally, we file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 100 F Street, NE Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Commission maintains a website that contains periodic reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the website is http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

Unaudited Financial Statements for the three and six months ended June 30, 2007 and 2006

Consolidated Balance Sheets at June 30, 2007 and December 31, 2006                                              F-2

Consolidated Statements of Operations for the three and six months ended June 30, 2007 and 2006                 F-4

Consolidated Statements of Stockholders' Equity for the three and six months ended June 30, 2007 and 2006       F-5

Consolidated Statements of Cash Flows for the three and six months ended June 30, 2007 and 2006                 F-6

Notes to Financial Statements                                                                                   F-7

Annual Financial Statements for the years ended December 31, 2006 and 2005

Reports of Independent Registered Public Accounting Firm                                                        F-17

Consolidated Balance Sheets at December 31, 2006 and 2005                                                       F-19

Consolidated Statements of Operations for the years ended December 31, 2006 and 2005                            F-21

Consolidated Statements of Stockholders' Equity for the years ended December 31, 2006 and 2005                  F-22

Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005                            F-24

Notes to Financial Statements                                                                                   F-25

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                06/30/07      12/31/06
                                                                               ------------------------
                                                                               (unaudited)
CURRENT ASSETS
     Cash and cash equivalents                                                 $  761,974    $2,602,686
     Accounts receivable - trade, net                                             272,122        22,153
     Inventory                                                                    969,406     1,193,590
     Prepaid expenses and other assets                                            115,536        55,351
                                                                               ------------------------
           Total current assets                                                 2,119,038     3,873,780
                                                                               ------------------------
PROPERTY AND EQUIPMENT
     Computer equipment                                                            96,677        73,180
     Leasehold improvements                                                       380,000       380,000
     Scientific and laboratory equipment                                          901,975       687,280
     Office furniture and fixtures                                                 89,760        67,384
                                                                               ------------------------
           Total                                                                1,468,412     1,207,844
     Less accumulated depreciation                                                772,957       669,762
                                                                               ------------------------
           Net property and equipment                                             695,455       538,082
                                                                               ------------------------
INTANGIBLE ASSETS
    Patent costs, net of accumulated amortization of $63,072 and $48,759,
       respectively                                                               630,191       580,426
    Trademark costs, net of accumulated amortization of $11,519 and $7,397,
       respectively                                                                84,505        68,699
                                                                               ------------------------
           Total intangible assets                                                714,696       649,125
                                                                               ------------------------
           TOTAL ASSETS                                                        $3,529,189    $5,060,987
                                                                               ========================

The accompanying notes are an integral part of these consolidated financial statements.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                          06/30/07         12/31/06
                                                                                        -----------------------------
                                                                                        (unaudited)
CURRENT LIABILITIES
     Accounts payable                                                                   $    247,222     $    506,099
     Accrued expenses                                                                        257,335          193,010
     Deferred revenue                                                                         55,278            9,224
     Current portion of notes payable                                                        238,104          131,896
                                                                                        -----------------------------
           Total current liabilities                                                         797,939          840,229

LONG-TERM DEBT, NET                                                                          211,410          278,860
                                                                                        -----------------------------
           Total liabilities                                                               1,009,349        1,119,089
                                                                                        -----------------------------
COMMITMENTS and CONTINGENCIES

STOCKHOLDERS' EQUITY
     Preferred stock - 2007 and 2006: $0.01 par value, 10,000,000 shares authorized,
       no shares issued and outstanding                                                           --               --
     Common stock - 2007: $0.001 par value, 100,000,000 shares authorized,
       24,099,950 shares issued and outstanding; 2006: $0.001 par value, 100,000,000
       shares authorized, 23,999,950 shares issued and outstanding                            24,100           24,000
     Additional paid-in capital                                                           14,667,718       13,824,501
     Deferred stock offering costs                                                          (256,500)              --
     Accumulated deficit                                                                 (11,915,478)      (9,906,603)
                                                                                        -----------------------------
           Total stockholders' equity                                                      2,519,840        3,941,898
                                                                                        -----------------------------
           TOTAL LIABILITIES AND
             STOCKHOLDERS' EQUITY                                                       $  3,529,189     $  5,060,987
                                                                                        =============================

The accompanying notes are an integral part of these consolidated financial statements.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                                For the Three Months Ended         For the Six Months Ended
                                                                          June 30,                         June 30,
                                                                   2007             2006             2007             2006
                                                               -----------------------------     -----------------------------
REVENUES                                                       $    184,811     $     28,822     $    543,566     $    230,198

COST OF GOODS SOLD                                                  155,755           26,499          338,361           78,086
                                                               -----------------------------     -----------------------------
         Gross margin                                                29,056            2,323          205,205          152,112

OPERATING EXPENSES
    Research and development                                        292,048          215,138          570,848          384,738
    Sales and marketing                                             323,397          118,288          629,405          181,980
    General and administrative                                      673,513          558,578        1,332,221          814,118
    Reimbursement of grant expenses                                (165,297)         (53,249)        (290,220)        (101,429)
                                                               -----------------------------     -----------------------------
         Total operating expenses                                 1,123,661          838,755        2,242,254        1,279,407
                                                               -----------------------------     -----------------------------

         Loss from operations before other income (expense)      (1,094,605)        (836,432)      (2,037,049)      (1,127,295)

OTHER INCOME (EXPENSE)
    Interest and other income                                        12,838           52,214           34,974           65,722
    Interest expense                                                 (3,791)            (587)          (6,800)        (975,794)
                                                               -----------------------------     -----------------------------
         Total other income (expense)                                 9,047           51,627           28,174         (910,072)
                                                               -----------------------------     -----------------------------

         Loss before income tax                                  (1,085,558)        (784,805)      (2,008,875)      (2,037,367)

INCOME TAX EXPENSE                                                       --               --               --               --
                                                               -----------------------------     -----------------------------

         Net loss                                              $ (1,085,558)    $   (784,805)    $ (2,008,875)    $ (2,037,367)
                                                               =============================     =============================

BASIC AND DILUTED LOSS PER SHARE                                     ($0.05)          ($0.03)          ($0.08)          ($0.08)
                                                               =============================     =============================

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING                                               24,099,950       23,999,950       24,075,088       23,999,950
                                                               =============================     =============================

The accompanying notes are an integral part of these consolidated financial statements.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

        For the period January 1, 2006 through June 30, 2007 (unaudited)

                                                  Preferred Stock                Common Stock            Additional
                                           --------------------------------------------------------       Paid-In
                                              Shares         Amount         Shares         Amount         Capital
                                           ------------------------------------------------------------------------
Balance at January 1, 2006                          --    $        --     11,142,276    $   111,423     $ 5,915,024
    Net loss for the year                           --             --             --             --              --
    Issuance of common stock
      for debt at $0.69 per share                   --             --      2,392,198         23,922       1,617,246
    Issuance of common stock
      for cash at $1.50 per share
      net of issuance costs of $902,018             --             --      4,000,000         40,000       5,057,982
    Stock-based compensation expense -
      options and warrants                          --             --             --             --       1,085,404
    Recapitalization                                --             --      6,465,476       (151,345)        148,845
                                           ------------------------------------------------------------------------
Balance at December 31, 2006                        --             --     23,999,950         24,000      13,824,501
    Net loss for the six months ended
     June 30, 2007                                  --             --             --             --              --
    Issuance of common stock for
     services at $2.57 per share                    --             --        100,000            100         256,400
    Stock-based compensation expense -
      options and warrants                          --             --             --             --         586,817
                                           ------------------------------------------------------------------------
Balance at June 30, 2007 (unaudited)                --    $        --     24,099,950    $    24,100     $14,667,718
                                           ========================================================================

                                                               Deferred                           Total
                                             Treasury       Stock Offering    Accumulated     Stockholders'
                                               Stock            Costs          (Deficit)         Equity
                                           ---------------------------------------------------------------
Balance at January 1, 2006                 $     (2,500)    $         --     $ (5,932,520)    $     91,427
    Net loss for the year                            --               --       (3,974,083)      (3,974,083)
    Issuance of common stock
      for debt at $0.69 per share                    --               --               --        1,641,168
    Issuance of common stock
      for cash at $1.50 per share
      net of issuance costs of $902,018              --               --               --        5,097,982
    Stock-based compensation expense -
      options and warrants                           --               --               --        1,085,404
    Recapitalization                              2,500               --               --               --
                                           ---------------------------------------------------------------
Balance at December 31, 2006                         --               --       (9,906,603)       3,941,898
    Net loss for the six months ended
     June 30, 2007                                   --               --       (2,008,875)      (2,008,875)
    Issuance of common stock for
     services at $2.57 per share                     --         (256,500)              --               --
    Stock-based compensation expense -
      options and warrants                           --               --               --          586,817
                                           ---------------------------------------------------------------
Balance at June 30, 2007 (unaudited)       $         --     $   (256,500)    $(11,915,478)    $  2,519,840
                                           ===============================================================

The accompanying notes are an integral part of these consolidated financial statements.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                                            For the Six Months Ended
                                                                                    June 30,
                                                                             2007            2006
                                                                          ---------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net loss                                                            $(2,008,875)    $(2,037,367)
      Adjustments to reconcile net loss to net
       cash used by operating activities:
          Depreciation and amortization                                       121,630          94,343
          Stock-based compensation expense                                    586,817         473,296
          Interest expense due to beneficial debt conversion feature               --         947,317
          Change in:
              (Increase) Decrease in accounts receivable                     (249,969)         (5,378)
              (Increase) Decrease in inventory                                224,184        (316,974)
              (Increase) Decrease in prepaid expenses and other assets        (60,185)        (57,164)
              Increase (Decrease) in accounts payable                        (258,877)         73,820
              Increase (Decrease) in accrued expenses                          64,325         (26,090)
              Increase (Decrease) in deferred revenue                          46,054              --
                                                                          ---------------------------
                  Net cash used by operating activities                    (1,534,896)       (854,197)
                                                                          ---------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
      Acquisition of property and equipment                                  (260,568)        (20,794)
      Patent and trademark costs                                              (84,006)       (104,155)
                                                                          ---------------------------
                  Net cash used by investing activities                      (344,574)       (124,949)
                                                                          ---------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
      Payments made on long-term debt                                         (29,443)        (15,097)
      Proceeds from issuance of long-term debt                                 68,201              --
      Proceeds from issuance of common stock, net of issuance costs                --       5,097,982
                                                                          ---------------------------
                  Net cash provided by financing activities                    38,758       5,082,885
                                                                          ---------------------------
                  Net (decrease) increase in cash                          (1,840,712)      4,103,739
CASH AND CASH EQUIVALENTS - beginning of period                             2,602,686         362,997
                                                                          ---------------------------
CASH AND CASH EQUIVALENTS - end of period                                 $   761,974     $ 4,466,736
                                                                          ===========================
SUPPLEMENTAL DISCLOSURES
       Cash paid for interest                                             $     6,800     $        --
                                                                          ===========================
       Cash paid for income taxes                                         $        --     $        --
                                                                          ===========================
       Non-cash financing activities:
           Common stock issued for debt                                   $        --     $ 1,641,168
                                                                          ===========================
           Common stock issued for financing services                     $   256,500     $        --
                                                                          ===========================

The accompanying notes are an integral part of these consolidated financial statements.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2007
                                   (UNAUDITED)

Note 1 - Basis of Financial Statement Presentation

The accompanying unaudited financial statements have been prepared by us pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim financial statements includes normal recurring adjustments and reflects all adjustments, which, in our opinion, are necessary for a fair presentation of such financial statements. Although we believe the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim condensed financial statements be read in conjunction with our most recent audited financial statements and notes thereto included in our December 31, 2006 Annual Report on Form 10-KSB. Operating results for the three and six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

Note 2 - Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern. Due to our research and development nature, we have sustained significant operating losses in recent years. As a result of these losses, we are dependent upon debt and equity financing, sales of our Nano eNabler(TM) system and other products, and continued grant receipts to fund our future operations.

Our plans to continue as a going concern are to continue to concentrate our efforts on expansion of sales of our Nano eNabler(TM) system, increasing public awareness of our products through marketing and advertising, and raising additional capital through debt and/or equity financings.

Our ability to continue as a going concern is dependent upon our ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Business Activity

We have developed and introduced into the market the Nano eNabler(TM) benchtop molecular printer, which we started marketing commercially in 2005. Other products which are being marketed include consumable printing and surface patterning tools for use with the Nano eNabler(TM) system, and products for use with atomic force microscopes and scanning probe microscopes. To date, the primary markets for these products have been academic and other research institutions in North America, Europe and Asia. In April 2007, we discontinued our business activities related to the production and sale of certain products designed for use with atomic force microscopes and scanning probe microscopes.

In addition, we are developing certain scientific applications that apply the principles of nanotechnology to the field of biotechnology. Included here are projects related to an ultramicroscale platform for detection and identification of viruses, and the use of ultramicroarrays for analysis of small numbers of cancer cells and the protein biomarkers that those cancer cells generate.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                               AS OF JUNE 30, 2007
                                   (UNAUDITED)

Consolidation

The consolidated financial statements include the accounts of the Company and our wholly-owned subsidiary, BioForce Nanosciences, Inc. All intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, we consider all investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within thirty days from the invoice date and are stated at the amount billed. Payments of accounts receivable are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the earliest unpaid invoices. We periodically review accounts receivable balances for uncollectible amounts.

Inventories

Inventories are valued primarily at the lower of cost or market. Cost is determined using the first-in, first-out method. Market is determined based on the net realizable value. We estimate and record provisions for obsolete inventories when necessary.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (usually 5 to 7 years). Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. We assess the carrying values of long-lived assets for impairment when circumstances warrant such a review. In performing this assessment, we consider current market analysis and appraisal of the property and equipment, along with estimates of future cash flows. We recognize impairment losses when undiscounted cash flows estimated to be generated from long-lived assets are less than the amount of undepreciated assets.

Intangible Assets

Intangible assets consist of patent and trademark costs. Patent costs are costs incurred to develop and file patent applications. Trademark costs are costs incurred to develop and file trademark applications. If the patents or trademarks are approved, the costs are amortized using the straight-line method over the estimated lives of 7 years for patents and 10 years for trademarks. Unsuccessful patent and trademark application costs are expensed at the time the application is denied. We assess the carrying values of long-lived assets for impairment when circumstances warrant such a review. In performing this assessment, we consider current market analysis and appraisal of the technology, along with estimates of future cash flows. We recognize impairment losses when undiscounted cash flows estimated to be generated from long-lived assets are less than the amount of unamortized assets.

Beneficial Conversion Feature

We have adopted Emerging Issues Task Force ("EITF") Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," and EITF Issue No. 00-27, "Application of EITF Issue No. 98-5 to Certain Convertible Instruments." We have incurred debt with a conversion feature that provides for a rate of conversion that is below market value. This feature was recorded as a beneficial conversion feature pursuant to EITF Issues No. 98-5 and 00-27.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                               AS OF JUNE 30, 2007
                                   (UNAUDITED)

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Research and Development Costs

In accordance with Statement of Financial Accounting Standards No. 2, "Accounting for Research and Development Costs," research and development costs are expensed as incurred.

Revenue Recognition

We apply the provisions of SEC Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements" ("SAB 104"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, we recognize revenue related to goods and services provided when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

Our revenues are generated from sale of products, performance of professional services and provision of warranty services. Revenues from the sale of products are generally recognized upon shipment of product, which corresponds with the transfer of title. The costs of shipping are typically billed to the customer upon shipment and are included in cost of sales. Revenues from the provision of professional services are recognized at such time as the services are provided. Warranty services revenues are recognized ratably over the term of the warranty period.

Stock Options

Prior to January 1, 2006, we accounted for stock compensation plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations ("APB 25"), as permitted by FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). No stock-based employee compensation cost was recognized for stock option awards in the consolidated statements of operations for the periods prior to January 1, 2006, as all options granted under those plans had an exercise price equal to the market value of the Common Stock on the date of the grant in accordance with APB 25.

Effective January 1, 2006, we adopted the fair value recognition provisions of FASB Statement No. 123(R), "Share-Based Payment" ("SFAS 123R"), using the modified-prospective-transition method. Under this transition method, total compensation cost includes compensation costs for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and compensation costs for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. We estimated the fair value of our option awards granted prior to January 1, 2006 using the Black-Scholes option-pricing formula, and we continue to use this model. We record compensation expense for stock options ratably over the option's vesting period. Results for prior periods have not been restated.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                               AS OF JUNE 30, 2007
                                   (UNAUDITED)

Basic and Fully Diluted Loss Per Share of Common Stock

The basic loss per share of common stock is based on the weighted average number of shares issued and outstanding during the period of the financial statements. Outstanding stock options and warrants have not been considered in the fully diluted loss per share calculations due to the anti-dilutive effect.

Impairment of Long-Lived Assets

In accordance with Financial Accounting Standards Board Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," we record impairment of long-lived assets to be held and used or to be disposed of when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount.

Fair Value of Financial Instruments

The recorded amounts of financial instruments, including cash equivalents, accounts receivable, accounts payable, accrued expenses, and long-term debt, approximate their market values. We have no investments in derivative financial instruments.

Note 4 - Inventories

Inventories consisted of the following at June 30, 2007 and December 31, 2006:

                                                    June 30,        December 31,
                                                      2007              2006
                                                  ------------      ------------
                                                  (unaudited)

Component parts and raw materials                 $    345,841      $    528,284
Finished goods                                          72,340           114,081
Units placed at prospective customer sites             551,225           551,225
                                                  ------------      ------------
Total inventories                                 $    969,406      $  1,193,590
                                                  ============      ============

Note 5 - Long-Term Debt

We received $100,000 during 2003 under a Community Economic Betterment Account ("CEBA") venture project royalty agreement with the Iowa Department of Economic Development. The agreement requires us to pay an annual royalty equal to one percent of prior year total gross revenues, paid in equal semi-annual payments, until a total repayment of $200,000 has been reached. The estimated total repayment for 2007 is $5,000.

We received a $150,000 non-interest bearing loan during 2005 from the State of Iowa. The agreement requires us to meet certain milestones, with the note convertible into a non-repayable grant upon completion of those milestones. If we do not fulfill the requirements of the agreement, we may be required to repay the funds, including interest at an annual interest rate of 6%. As we have not met all of the milestones as of June 30, 2007, the amount is carried as a liability in the financial statements. Accrued interest on this loan at June 30, 2007 was $12,000.

We received a $100,000 non-interest bearing loan from the State of Iowa during 2005. This loan is repayable in monthly installments of $1,667.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                               AS OF JUNE 30, 2007
                                   (UNAUDITED)

We received loans totaling $100,000 from the City of Ames, Iowa during 2005. These loans are repayable in monthly installments totaling $1,099, which include interest at an annual rate of 2.125%.

We received a $68,201 loan from a finance company during 2007. This loan is repayable in monthly installments of $5,758, which include interest at an annual rate of 7.67%. Accrued interest on this loan at June 30, 2007 was $404.

We had the following debt obligations at June 30, 2007 and December 31, 2006:

                                                             June 30,         December 31,
                                                               2007               2006
                                                           ------------       ------------
                                                           (unaudited)
Note payable, CEBA, due semi-annually, non-interest
 bearing and unsecured, payments based upon revenues       $     94,329       $     96,405

Note payable, State of Iowa, no payments due pending
 completion of milestones, non-interest bearing,
 unsecured and convertible to grant                             150,000            150,000

Note payable, State of Iowa, payable in monthly
 installments, non-interest bearing and unsecured                76,667             86,666

Notes payable, City of Ames, Iowa, payable in monthly
 installments including interest at 2.125% unsecured             65,365             77,685

Note payable, finance company, payable in monthly
 installments including interest at 7.67% unsecured              63,153                 --
                                                           ------------       ------------
Total debt obligations                                     $    449,514       $    410,756
Current portion                                                (238,104)          (131,896)
                                                           ------------       ------------
Long-term portion                                          $    211,410       $    278,860
                                                           ============       ============

Note 6 - Common Stock Warrants and Options

Warrants

At June 30, 2007, we had outstanding warrants that allow the holders to purchase up to 1,344,428 shares of our common stock at prices ranging from $0.84 to $3.90 per share.

Options

During the second quarter of 2007 our Board of Directors approved the BioForce Nanosciences Holdings, Inc. Amended and Restated 2006 Equity Incentive Plan. Under the terms of this plan, options may be granted to officers, directors, employees, consultants and independent contractors to purchase up to an aggregate of 7,197,245 shares of our common stock. This plan, upon approval by our shareholders, would replace the BioForce Nanosciences Holdings, Inc. 2006 Equity Incentive Plan, the BioForce Nanosciences, Inc. 2003 Stock Option Plan and the BioForce Nanosciences, Inc. 2000 Amended and Restated Stock Option Plan. Absent shareholder approval, the three prior plans would survive to support incentive stock options granted under them, and incentive stock options granted under the Amended and Restated 2006 Equity Incentive Plan would become non-statutory stock options.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                               AS OF JUNE 30, 2007
                                   (UNAUDITED)

Under the terms of the 2000 Amended and Restated Stock Option Plan, options may be granted to officers, directors, employees, consultants and independent contractors to purchase up to an aggregate of 1,009,545 shares of our common stock. As of June 30, 2007, there were 182,312 options outstanding under this plan at exercise prices of $0.34 to $0.84 per share.

Under the terms of the 2003 Stock Option Plan, options may be granted to officers, directors, employees and consultants to purchase up to an aggregate of 1,187,700 shares of our Common Stock. As of June 30, 2007, there were 1,161,185 options outstanding under this plan at exercise prices of $1.05 to $3.75 per share.

Under the terms of the 2006 Equity Incentive Plan, options may be granted to officers and employees to purchase up to an aggregate of 5,000,000 shares of our common stock. As of June 30, 2007, there were 3,167,460 options outstanding under this plan at exercise prices of $0.91 to $4.60 per share.

Note 7 - Issuance of Common Stock

In February 2007 we issued 100,000 shares of our common stock, at a price of $2.57 per share, for services to be performed by a financial advisor.

Note 8 - Pro Forma Financial Information

To supplement our consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP), we provide investors with certain non-GAAP financial measures. These non-GAAP measures exclude the effect of non-cash stock compensation expense for stock options and stock warrants, and interest expense associated with beneficial conversion features of convertible debt. The non-GAAP results are an indicator of our performance before items that are considered by management to be outside of our core operating results.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                               AS OF JUNE 30, 2007
                                   (UNAUDITED)

Three Months Ended June 30, 2007

                                                                                     Impact of
                                                                                     SFAS 123R
                                                                                  and beneficial
                                                                                    conversion
                                                                As reported           interest         Pro forma
                                                               --------------     --------------     --------------
Revenues                                                       $      184,811     $           --     $      184,811

Cost of Goods Sold                                                    155,755            (14,834)           140,921
                                                               --------------     --------------     --------------
Gross Margin                                                           29,056             14,834             43,890

Operating Expenses

     Research and development                                         292,048            (30,072)           261,976
     Sales and marketing                                              323,397            (72,769)           250,628
     General and administrative                                       673,513           (151,683)           521,830
     Reimbursement of grant expenses                                 (165,297)                --           (165,297)
                                                               --------------     --------------     --------------
         Total operating expenses                                   1,123,661           (254,524)           869,137
                                                               --------------     --------------     --------------
         Loss from operations before other income (expense)        (1,094,605)           269,358           (825,247)

Other income (expense)

     Interest and other income                                         12,838                 --             12,838
     Interest expense                                                  (3,791)                --             (3,791)
                                                               --------------     --------------     --------------
         Total other income (expense)                                   9,047                 --              9,047
                                                               --------------     --------------     --------------
         Loss before income tax                                    (1,085,558)           269,358           (816,200)

Income tax expense                                                         --                 --                 --
                                                               --------------     --------------     --------------
         Net loss                                              ($   1,085,558)    $      269,358     ($     816,200)
                                                               ==============     ==============     ==============

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                               AS OF JUNE 30, 2007
                                   (UNAUDITED)

Six Months Ended June 30, 2007

                                                                                     Impact of
                                                                                     SFAS 123R
                                                                                  and beneficial
                                                                                    conversion
                                                                As reported           interest         Pro forma
                                                               --------------     --------------     --------------
Revenues                                                       $      543,566     $           --     $      543,566

Cost of Goods Sold                                                    338,361            (25,630)           312,731
                                                               --------------     --------------     --------------
Gross Margin                                                          205,205             25,630            230,835

Operating Expenses

     Research and development                                         570,848            (65,452)           505,396
     Sales and marketing                                              629,405           (130,154)           499,251
     General and administrative                                     1,332,221           (365,581)           966,640
     Reimbursement of grant expenses                                 (290,220)                --           (290,220)
                                                               --------------     --------------     --------------
         Total operating expenses                                   2,242,254           (561,187)         1,681,067
                                                               --------------     --------------     --------------
         Loss from operations before other income (expense)        (2,037,049)           586,817         (1,450,232)

Other income (expense)

     Interest and other income                                         34,974                 --             34,974
     Interest expense                                                  (6,800)                --             (6,800)
                                                               --------------     --------------     --------------
         Total other income (expense)                                  28,174                 --             28,174
                                                               --------------     --------------     --------------
         Loss before income tax                                    (2,008,875)           586,817         (1,422,058)

Income tax expense                                                         --                 --                 --
                                                               --------------     --------------     --------------
         Net loss                                              ($   2,008,875)    $      586,817     ($   1,422,058)
                                                               ==============     ==============     ==============

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                               AS OF JUNE 30, 2007
                                   (UNAUDITED)

Three Months Ended June 30, 2006

                                                                                     Impact of
                                                                                     SFAS 123R
                                                                                  and beneficial
                                                                                    conversion
                                                                As reported           interest         Pro forma
                                                               --------------     --------------     --------------
                                                               --------------     --------------     --------------
Revenues                                                       $       28,822     $           --     $       28,822

Cost of Goods Sold                                                     26,499                 --             26,499
                                                               --------------     --------------     --------------
Gross Margin                                                            2,323                 --              2,323

Operating Expenses

     Research and development                                         215,138            (16,099)           199,039
     Sales and marketing                                              118,288                (83)           118,205
     General and administrative                                       558,578           (230,993)           327,585
     Reimbursement of grant expenses                                  (53,249)                --            (53,249)
                                                               --------------     --------------     --------------
         Total operating expenses                                     838,755           (247,175)           591,580
                                                               --------------     --------------     --------------
         Loss from operations before other income (expense)          (836,432)           247,175           (589,257)

Other income (expense)

     Interest and other income                                         52,214                 --             52,214
     Interest expense                                                    (587)                --               (587)
                                                               --------------     --------------     --------------
         Total other income (expense)                                  51,627                 --             51,627
                                                               --------------     --------------     --------------
         Loss before income tax                                      (784,805)           247,175           (537,630)

Income tax expense                                                         --                 --                 --
                                                               --------------     --------------     --------------
         Net loss                                              ($     784,805)    $      247,175     ($     537,630)
                                                               ==============     ==============     ==============

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                               AS OF JUNE 30, 2007
                                   (UNAUDITED)

Six Months Ended June 30, 2006

                                                                                     Impact of
                                                                                     SFAS 123R
                                                                                  and beneficial
                                                                                    conversion
                                                                As reported           interest         Pro forma
                                                               --------------     --------------     --------------
Revenues                                                       $      230,198     $           --     $      230,198

Cost of Goods Sold                                                     78,086                 --             78,086
                                                               --------------     --------------     --------------
Gross Margin                                                          152,112                 --            152,112

Operating Expenses

     Research and development                                         384,738            (28,179)           356,559
     Sales and marketing                                              181,980               (167)           181,813
     General and administrative                                       814,118           (262,776)           551,342
     Reimbursement of grant expenses                                 (101,429)                --           (101,429)
                                                               --------------     --------------     --------------
         Total operating expenses                                   1,279,407           (291,122)           988,285
                                                               --------------     --------------     --------------
         Loss from operations before other income (expense)        (1,127,295)           291,122           (836,173)

Other income (expense)

     Interest and other income                                         65,722                 --             65,722
     Interest expense                                                (975,794)           947,317            (28,477)
                                                               --------------     --------------     --------------
         Total other income (expense)                                (910,072)           947,317            (37,245)
                                                               --------------     --------------     --------------
         Loss before income tax                                    (2,037,367)         1,238,439           (798,928)

Income tax expense                                                         --                 --                 --
                                                               --------------     --------------     --------------
         Net loss                                              ($   2,037,367)    $    1,238,439     ($     798,928)
                                                               ==============     ==============     ==============

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders BioForce Nanosciences Holdings, Inc.

We have audited the accompanying consolidated balance sheets of BioForce Nanosciences Holdings, Inc. as of December 31, 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the PCAOB (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioForce Nanosciences Holdings, Inc. as of December 31, 2006 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the consolidated financial statements, the Company has incurred substantial losses from operations and has limited sales of its products which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                      /s/ Chisholm, Bierwolf & Nilson, LLC

                      Chisholm, Bierwolf & Nilson, LLC
                      Bountiful, Utah
                      February 16, 2007

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders BioForce Nanosciences Holdings, Inc.

We have audited the accompanying consolidated balance sheets of BioForce Nanosciences Holdings, Inc. as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the PCAOB (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioForce Nanosciences Holdings, Inc. as of December 31, 2005 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the consolidated financial statements, the Company has incurred substantial losses from operations and has limited sales of its products which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note J to the consolidated financial statements, management discovered errors in the reporting of the Company's liability for vacation pay as of December 31, 2005 as well as the accounting for the beneficial conversion feature related to convertible loans that it received from one of its shareholders during 2005 and 2004. Accordingly, the consolidated financial statements as of and for the year ended December 31, 2005 have been restated to correct the errors.


             /s/ Chisholm, Bierwolf & Nilson, LLC

             Chisholm, Bierwolf & Nilson, LLC
             Bountiful, Utah
             May 10, 2006 except for Notes B, D, I and J dated February 16, 2007

--------------------------------------------------------------------------------

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                      12/31/06      12/31/05
                                                                     ------------------------
                                                                                   (restated)
CURRENT ASSETS
      Cash and cash equivalents                                      $2,602,686    $  362,997
      Accounts receivable - trade, net                                   22,153         8,775
      Inventory                                                       1,193,590            --
      Prepaid expenses and other assets                                  55,351         8,933
                                                                     ------------------------

         Total current assets                                         3,873,780       380,705
                                                                     ------------------------

PROPERTY AND EQUIPMENT
      Computer equipment                                                 73,180        51,575
      Leasehold improvements                                            380,000       380,000
      Scientific and laboratory equipment                               687,280       598,968
      Office furniture and fixtures                                      67,384        51,365
                                                                     ------------------------
                Total                                                 1,207,844     1,081,908
      Less accumulated depreciation                                     669,762       495,066
                                                                     ------------------------
                Net property and equipment                              538,082       586,842
                                                                     ------------------------

INTANGIBLE ASSETS
      Patent costs, net of accumulated amortization of $48,759          580,426       418,657
      and $25,204, respectively
      Trademark costs, net of accumulated amortization of $7,397,        68,699        35,978
      and $2,960 respectively
                                                                     ------------------------
                Total intangible assets                                 649,125       454,635
                                                                     ------------------------

                TOTAL ASSETS                                          5,060,987     1,422,182
                                                                     ========================

The accompanying notes are an integral part of these financial statements.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                           12/31/06        12/31/05
                                                                                         -----------------------------
                                                                                                           (restated)

CURRENT LIABILITIES
      Accounts payable                                                                   $    506,099     $     89,217
      Accrued expenses                                                                        193,010          191,053
      Deferred revenue                                                                          9,224               --
      Current portion of notes payable                                                        131,896          878,369
                                                                                         -----------------------------
                Total current liabilities                                                     840,229        1,158,639

LONG-TERM DEBT, NET                                                                           278,860          172,116
                                                                                         -----------------------------

                Total liabilities                                                           1,119,089        1,330,755
                                                                                         -----------------------------

COMMITMENTS and CONTINGENCIES

STOCKHOLDERS' EQUITY
      Preferred stock - 2006: $0.001 par value, 10,000,000 shares authorized, no                   --               --
          shares issued and outstanding; 2005: $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding
      Common stock - 2006: $0.001 par value, 100,000,000 shares authorized,                    24,000          111,423
          23,999,950 shares issued and outstanding; 2005: $0.001 par value, 24,000,000 shares authorized, 11,142,276 shares issued and 11,079,776 shares outstanding
      Additional paid-in capital                                                           13,824,501        5,915,024
      Treasury stock - 62,500 shares, at cost                                                      --           (2,500)
      Accumulated deficit                                                                  (9,906,603)      (5,932,520)
                                                                                         -----------------------------
                Total stockholders' equity                                                  3,941,898           91,427
                                                                                         -----------------------------

                TOTAL LIABILITIES AND
                  STOCKHOLDERS' EQUITY                                                   $  5,060,987     $  1,422,182
                                                                                         =============================

The accompanying notes are an integral part of these financial statements.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                           For the Year Ended
                                                                              December 31,

                                                                         2006              2005
                                                                      -----------------------------
                                                                                        (restated)
REVENUES
      Sales, net of discounts                                         $    414,387     $    113,855
      Consulting income                                                        700           25,915
                                                                      -----------------------------
                                                                           415,087          139,770

COST OF GOODS SOLD                                                         199,149          116,662
                                                                      -----------------------------

                Gross profit                                               215,938           23,108

OPERATING EXPENSES
      Research and development                                             839,395        1,197,814
      Sales and marketing                                                  733,400          244,428
      General and administrative                                         2,029,018          797,983
      Reimbursement of grant expenses                                     (239,565)        (361,491)
                                                                      -----------------------------
                     Total operating expenses                            3,362,248        1,878,734
                                                                      -----------------------------
                Loss from operations before other income (expense)      (3,146,310)      (1,855,626)

OTHER INCOME (EXPENSE)
      Interest and other income                                            156,583           17,456
      Interest expense                                                    (984,356)        (254,318)
                                                                      -----------------------------
                     Total other income (expense)                         (827,773)        (236,862)
                                                                      -----------------------------
                Loss before income tax                                  (3,974,083)      (2,092,488)

INCOME TAX EXPENSE                                                              --               --
                                                                      -----------------------------

                Net loss                                              $ (3,974,083)    $ (2,092,488)
                                                                      =============================

BASIC AND DILUTED LOSS PER SHARE                                      ($      0.17)    ($      0.19)
                                                                      =============================

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                           22,764,728       11,092,310
                                                                      =============================

The accompanying notes are an integral part of these financial statements.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               Preferred Stock                      Common Stock
                                                       ------------------------------------------------------------------
                                                           Shares           Amount            Shares            Amount
                                                       ------------------------------------------------------------------
Balance at January 1, 2005                                        --    $          --        10,833,955     $     108,339
     Net loss for the year                                        --               --                --                --
     Issuance of common stock
       for cash at $1.25 per
       share                                                      --               --            65,000               650
     Issuance of common stock
       for cash at $2.25 per
       share net of issuance
       costs of $38,823                                           --               --           243,321             2,434
    Value attributed to
       beneficial conversion
       feature                                                    --               --                --                --
                                                       ------------------------------------------------------------------

Balance at December 31, 2005                                      --               --        11,142,276           111,423
    Net loss for the year                                         --               --                --                --
    Issuance of common stock
       for debt at $0.69 per
       share                                                      --               --         2,392,198            23,922
    Issuance of common stock
       for cash at $1.50 per
       share net of issuance
       costs of $902,018                                          --               --         4,000,000            40,000
    Stock-based compensation
       expense                                                    --               --                --                --
    Recapitalization                                              --               --         6,456,476          (151,345)
                                                       ------------------------------------------------------------------

Balance at December 31, 2006                                      --    $          --        23,990,950     $      24,000
                                                       ==================================================================

                                                         Additional                                             Total
                                                           Paid-In         Treasury        Accumulated      Stockholders'
                                                           Capital           Stock          (Deficit)          Equity
                                                       ------------------------------------------------------------------
Balance at January 1, 2005                             $   4,628,208    $      (2,500)    $  (3,840,032)    $     894,015
     Net loss for the year                                        --               --        (2,092,488)       (2,092,488)
     Issuance of common stock
       for cash at $1.25 per
       share                                                  80,600               --                --            81,250
     Issuance of common stock
       for cash at $2.25 per
       share net of issuance
       costs of $38,823                                      506,216               --                --           508,650
    Value attributed to
       beneficial conversion
       feature                                               700,000               --                --           700,000
                                                       ------------------------------------------------------------------

Balance at December 31, 2005                               5,915,024           (2,500)       (5,932,520)           91,427
    Net loss for the year                                         --               --        (3,974,083)       (3,974,083)
    Issuance of common stock
       for debt at $0.69 per
       share                                               1,617,246               --                --         1,641,168
    Issuance of common stock
       for cash at $1.50 per
       share net of issuance
       costs of $902,018                                   5,057,982               --                --         5,097,982
    Stock-based compensation
       expense                                             1,085,404               --                --         1,085,404
    Recapitalization                                         148,845            2,500                --                --
                                                       ------------------------------------------------------------------

Balance at December 31, 2006                           $  13,824,501    $          --     $  (9,906,603)    $   3,941,898
                                                       ==================================================================

The accompanying notes are an integral part of these financial statements.

                           BIOFORCE NANOSCIENCES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                For the Year Ended
                                                                                   December 31,
                                                                               2006            2005
                                                                            ---------------------------
                                                                                             (restated)
CASH FLOWS FROM OPERATING ACTIVITIES
      Net loss                                                              $(3,974,083)    $(2,092,488)
      Adjustments to reconcile net loss to net
       cash used by operating activities:
           Depreciation and amortization                                        202,688         172,638
           Stock-based compensation expense                                     903,230              --
           Interest expense due to beneficial debt conversion feature           947,317         208,814
           Change in:
                (Increase) Decrease in accounts receivable                      (13,378)          4,946
                (Increase) Decrease in inventory                             (1,193,590)             --
                (Increase) Decrease in prepaid expenses and other assets        (46,418)         (4,727)
                Increase (Decrease) in accounts payable                         416,882         (49,711)
                Increase (Decrease) in accrued expenses                          93,125         171,840
                Increase (Decrease) in deferred revenue                           9,224              --
                                                                            ---------------------------
                     Net cash used by operating activities                   (2,655,003)     (1,588,688)
                                                                            ---------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
      Acquisition of property and equipment                                    (125,936)       (347,429)
      Patent and trademark costs                                               (222,482)       (138,607)
                                                                            ---------------------------
                     Net cash used by investing activities                     (348,418)       (486,036)
                                                                            ---------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from issuance of long-term debt                                       --       1,350,000
      Payments made on long-term debt                                           (37,046)         (1,376)
      Proceeds from issuance of common stock, net of issuance costs           5,280,156         589,900
                                                                            ---------------------------
                     Net cash provided by financing activities                5,243,110       1,938,524
                                                                            ---------------------------
Net (decrease) increase in cash                                               2,239,689        (136,200)

CASH AND CASH EQUIVALENTS - beginning of year                                   362,997         499,197
                                                                            ---------------------------
CASH AND CASH EQUIVALENTS - end of year                                     $ 2,602,686     $   362,997
                                                                            ===========================
SUPPLEMENTAL DISCLOSURES
       Cash paid for interest                                               $        --     $        --
                                                                            ===========================
       Cash paid for income taxes                                           $        --     $        --
                                                                            ===========================
       Non-cash financing activities:
            Common stock issued for debt                                    $ 1,635,641     $        --
                                                                            ===========================

The accompanying notes are an integral part of these financial statements.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE A - CONTINUITY OF OPERATIONS

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. Due to the research and development nature of the Company, it has sustained significant operating losses in recent years. As a result of these losses, the Company is dependent upon debt and equity financing, sales of its Nano eNabler(TM) system and other products, and continued grant receipts to fund its future operations.

Management's plans to continue as a going concern are to continue to concentrate its efforts on increasing public awareness of its products through marketing and advertising, and raising additional capital through debt and/or equity financings.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (restated)

BUSINESS ACTIVITY - The Company has developed the Nano eNabler(TM) benchtop molecular printer, which it started marketing commercially in 2005. Other products include consumable printing and surface patterning tools for use with the Nano eNabler(TM) system, and products for use with atomic force microscopes and scanning probe microscopes. To date, the primary markets for the Company's products have been academic and other research institutions in North America, Europe and Asia.

CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, BioForce Nanosciences, Inc. All intercompany accounts and transactions have been eliminated.

CASH AND CASH EQUIVALENTS - For the purposes of the statement of cash flows, the Company considers all investments with original maturities of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE - Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within thirty days from the invoice date and are stated at the amount billed. Payments of accounts receivable are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the earliest unpaid invoices. Management periodically reviews accounts receivable balances for uncollectible amounts. Allowances for uncollectible amounts of $375 and $975 were recorded at December 31, 2006 and 2005, respectively.

INVENTORIES - Inventories are valued primarily at the lower of cost or market. Cost is determined using the first-in, first-out method. Market is determined based on the net realizable value. The Company estimates and records provisions for obsolete inventories when necessary, with no such provisions having been made to date.

PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (usually 5 to 7 years). Depreciation expense for the years ended December 31, 2006 and 2005 totaled $174,696 and $155,449, respectively. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Management assesses the carrying values of long-lived assets for impairment when circumstances warrant such a review. In performing this assessment, management considers current market analysis and appraisal of the property and equipment, along

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2006 AND 2005

with estimates of future cash flows. The Company recognizes impairment losses when undiscounted cash flows estimated to be generated from long-lived assets are less than the amount of undepreciated assets. Based on its evaluation, the Company has determined that no impairment charge to the property and equipment was necessary for the years ended December 31, 2006 and 2005.

INTANGIBLE ASSETS - Intangible assets consist of patent and trademark costs. Patent costs are costs incurred to develop and file patent applications. Trademark costs are costs incurred to develop and file trademark applications. If the patents or trademarks are approved, the costs are amortized using the straight-line method over the estimated lives of 7 years for patents and 10 years for trademarks. Amortization expense for the years ended December 31, 2006 and 2005 totaled $27,992 and $17,189, respectively. Unsuccessful patent and trademark application costs are expensed at the time the application is denied. Management assesses the carrying values of long-lived assets for impairment when circumstances warrant such a review. In performing this assessment, management considers current market analysis and appraisal of the technology, along with estimates of future cash flows. The Company recognizes impairment losses when undiscounted cash flows estimated to be generated from long-lived assets are less than the amount of unamortized assets. Unsuccessful and abandoned patents and trademarks were expensed in amounts totaling $38,840 and $0 in 2006 and 2005, respectively.

BENEFICIAL CONVERSION FEATURE - The Company has adopted Emerging Issues Task Force ("EITF") Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," and EITF Issue No. 00-27, "Application of EITF Issue No. 98-5 to Certain Convertible Instruments." The Company incurred debt with a conversion feature that provides for a rate of conversion that is below market value. This feature is recorded by the Company as a beneficial conversion feature pursuant to EITF Issues No. 98-5 and 00-27. Expense recorded on the Company's financial statements during the years ended December 31, 2006 and 2005 as a result of adoption of EITF issues No. 98-5 and 00-27 totaled $947,317 and $208,814, respectively.

ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

INCOME TAXES - The Company has adopted FASB 109 to account for income taxes. The Company currently has no issues which create timing differences that would mandate deferred tax expense. Net operating losses would create possible tax assets in future years, but due to the uncertainty as to the utilization of net operating loss carry forwards, a valuation allowance has been made to the extent of any tax benefit that net operating losses may generate. No provision for income taxes has been recorded due to the net operating loss carry forward of $8,436,720 as of December 31, 2006, which will be offset against future taxable income. Net operating loss carry forwards of $5,365,867 are only available to offset future taxable income generated by our subsidiary, BioForce Nanosciences, Inc. No tax benefit has been reported in the financial statements.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2006 AND 2005

Deferred tax assets and the valuation allowance as of December 31, 2006 and 2005 are as follows:

                                                     2006               2005
                                                 -----------        -----------

                                                                     (restated)
Deferred tax asset:
  Net operating loss carry forward               $ 2,699,750        $ 1,545,778
  Valuation allowance                             (2,699,750)        (1,545,778)
                                                 -----------        -----------
                                                 $        --        $        --
                                                 ===========        ===========

The components of income tax expense are as follows:

                                                     2006               2005
                                                 -----------        -----------

Current federal tax                              $        --        $        --
Current state tax                                         --                 --
Change in NOL benefit                             (1,153,972)          (708,778)
Change in allowance                                1,153,972            708,778
                                                 -----------        -----------
                                                 $        --        $        --
                                                 ===========        ===========

The Company has incurred losses that can be carried forward to offset future earnings if conditions of the Internal Revenue Code are met. These losses are as follows:

                                                                    Expiration
Year of Loss                                        Amount             Date
------------                                        ------             ----

  2001                                           $  216,853            2021
  2002                                              891,485            2022
  2003                                            1,271,838            2023
  2004                                            1,173,217            2024
  2005                                            1,812,474            2025
  2006                                            3,070,853            2026

CONCENTRATIONS OF RISK - During 2006 and 2005, portions of the Company's research and development costs were funded by various grants received from the U.S. National Institutes of Health. The grants were received as an incentive for the Company to research and develop new technologies that could benefit the medical community and create jobs. Accordingly, the funds received were accounted for as a reduction of costs. Federal grant funds received during 2006 and 2005 totaled $239,565 and $361,491, respectively.

In 2006, the Company derived 35% of its total revenue from one customer and 30% from a second customer. No single customer accounted for more than 10% of revenue in 2005.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2006 AND 2005

The Company occasionally maintains amounts on deposit with a financial institution that are in excess of the federally insured limit of $100,000. Statement of Financial Accounting Standards No. 105 identifies this as a concentration of credit risk requiring disclosure, regardless of the degree of risk. The risk is managed by maintaining all deposits in high quality financial institutions. Amounts in excess of federally insured limits totaled approximately $2,502,000 at December 31, 2006.

ADVERTISING - Advertising costs are expensed as incurred. Advertising expenses totaled $54,363 and $7,230 for the years ended December 31, 2006 and 2005, respectively.

RESEARCH AND DEVELOPMENT COSTS - In accordance with Statement of Financial Accounting Standards No. 2, "Accounting for Research and Development Costs," research and development costs are expensed as incurred. Research and development costs were $839,395 and $1,163,792 for the years ended December 31, 2006 and 2005, respectively.

REVENUE RECOGNITION - The Company applies the provisions of SEC Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements" ("SAB 104"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue related to goods and services provided when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

The Company's revenues are generated from sale of products, performance of professional services and provision of warranty services. Revenues from the sale of products are generally recognized upon shipment of product, which corresponds with the transfer of title. The costs of shipping are typically billed to the customer upon shipment and are included in cost of sales. Revenues from the provision of professional services are recognized at such time as the services are provided. Warranty services revenues are recognized ratably over the term of the warranty period.

STOCK OPTIONS - Prior to January 1, 2006, the Company accounted for stock compensation plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations ("APB 25"), as permitted by FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). No stock-based employee compensation cost was recognized for stock option awards in the consolidated statements of operations for the periods prior to January 1, 2006, as all options granted under those plans had an exercise price equal to the market value of the common stock on the date of the grant in accordance with APB 25.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), "Share-Based Payment" ("SFAS 123R"), using the modified-prospective-transition method. Under this transition method, total compensation cost recognized in 2006 includes compensation costs for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and compensation costs for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. The Company estimated the fair value of its option awards granted prior to January 1, 2006 using the Black-Scholes option-pricing formula, and continues to use this model. The Company records compensation expense for stock options ratably over the option's vesting period. Results for prior periods have not been restated.

Our earnings per share for 2006 was reduced by $0.04 as a result of implementation of SFAS 123R.

BASIC AND FULLY DILUTED LOSS PER SHARE OF COMMON STOCK - The basic loss per share of common stock is based on the weighted average number of shares issued and outstanding during the period of the financial statements. Outstanding stock options and warrants of 3,697,925 and 2,401,616 have not been considered in the fully diluted loss per share calculation in 2006 and 2005, respectively, due to the anti-dilutive effect. At December 31, 2005, the Company had convertible debentures and accrued interest that could have been converted into approximately 1,800,000 shares of common stock, which have been excluded from loss per share because the effect would be anti-dilutive.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                       For the Years Ended
                                                          December 31,
                                             2006             2005             2005
                                         ------------     ------------     ------------
                                                           (restated)         (prior)
Numerator - net loss                     $ (3,974,083)    $ (2,092,488)    $ (1,736,271)

Denominator - weighted average shares      22,764,728       11,092,310       11,092,310

Basic loss per share                     $      (0.17)    $      (0.19)    $      (0.17)

RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R" ("SFAS 158"). SFAS 158 requires employers that sponsor defined benefit pension and postretirement plans to recognize previously unrecognized actuarial losses and prior service costs in the statement of financial position and to recognize future changes in these amounts in the year in which changes occur through comprehensive income. As a result, the statement of financial position will reflect funded status of those plans as an asset or liability. Additionally, employers are required to measure the funded status of a plan as of the date of their year-end statements of financial position and provide additional disclosures. SFAS 158 is effective for financial statements issued for fiscal years ending after December 15, 2006 for companies whose securities are publicly traded. The Company does not expect the adoption of SFAS 158 to have a significant effect on its financial position or results of operation.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("SFAS 157"), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles ("GAAP"), and expands disclosures about fair value measurements. Where applicable, SFAS 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS 157 to have a significant effect on its financial position or results of operation.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48"), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on its financial reporting, and the Company is currently evaluating the impact, if any, the adoption of FIN 48 will have on its disclosure requirements.

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, "Accounting for Servicing of Financial Assets -- an Amendment of FASB Statement No. 140 ("SFAS 156")." This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer's financial assets that meets the requirements for sale accounting; a transfer of the servicer's financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2006 AND 2005

securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Financial Accounting Standards Board Statement No. 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS 156 is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity's fiscal year. Management believes the adoption of SFAS 156 will have no immediate impact on the Company's financial condition or results of operations.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140" ("SFAS 155"), to
(a) permit fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (b) clarify which interest-only strip and principal-only strip are not subject to the requirements of Statement 133, (c) establish a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, (d) clarify that concentrations of credit risk in the form of subordination are not embedded derivatives, and (e) amend Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for financial statements for fiscal years beginning after September 15, 2006. Earlier adoption of SFAS 155 is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued any financial statements for that fiscal year. Management believes SFAS 155 will have no impact on the financial statements of the Company once adopted.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections - a Replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS 154"), to change financial reporting requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principles and it also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. The adoption of SFAS 154 is not expected to have a material impact on the Company's financial statements.

The implementation of the provisions of these pronouncements is not expected to have a significant effect on the Company's consolidated financial statement presentation.

Impairment of Long-Lived Assets - In accordance with Financial Accounting Standards Board Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company records impairment of long-lived assets to be held and used or to be disposed of when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount.

Fair Value of Financial Instruments - The recorded amounts of financial instruments, including cash equivalents, accounts receivable, accounts payable, accrued expenses, and long-term debt approximate their market values as of December 31, 2006 and 2005. The Company has no investments in derivative financial instruments.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE C - INVENTORIES

Inventories consisted of the following at December 31, 2006 and 2005:

                                                              2006          2005
                                                        ----------    ----------
Component parts and raw materials                       $  528,284    $       --
Finished goods                                             114,081            --
Units placed at prospective customer sites                 551,225            --
                                                        ----------    ----------
Total inventories                                       $1,193,590    $       --
                                                        ==========    ==========

NOTE D - LONG-TERM DEBT (restated)

The Company received $100,000 during 2003 under a Community Economic Betterment Account ("CEBA") venture project royalty agreement with the Iowa Department of Economic Development. The agreement requires the Company to pay an annual royalty equal to one percent of prior year total gross revenues, paid in equal semi-annual payments, until a total repayment of $200,000 has been reached. The estimated total repayment for 2007 is $5,000.

The Company received a $150,000 non-interest bearing loan during 2005 from the State of Iowa. The agreement requires the Company to meet certain milestones, with the note convertible into a non-repayable grant upon completion of those milestones. If the Company does not fulfill the requirements of the agreement, it may be required to repay the funds, including interest at an annual interest rate of 6%. As the Company has not met all of the milestones as of December 31, 2006, the amount is carried as a liability in the financial statements.

The Company received a $100,000 non-interest bearing loan from the State of Iowa during 2005. This loan is repayable in monthly installments of $1,667.

The Company received loans totaling $100,000 from the City of Ames, Iowa during 2005. These loans are repayable in monthly installments totaling $1,099, which include interest at an annual rate of 2.125%.

During 2004 and 2005, the Company entered into several note and warrant purchase agreements with a shareholder. The Company received funds totaling $1,550,000 under the convertible note terms of those agreements. The first convertible loan was delivered in two tranches of $350,000 and $200,000. Both tranches required interest at 3% compounded annually, to be repaid in quarterly payments beginning May 1, 2004. The principal and any accrued interest were due upon the note maturity at January 15, 2009, unless it had been voluntarily converted to securities by the shareholder prior to the maturity date. No interest payments were made during 2004 and 2005, at the request of the shareholder. Accrued interest totaled $58,145 at December 31, 2005. The second convertible loan was delivered in two tranches of $500,000 and $500,000. Both tranches of the second convertible loan required interest at 12% compounded annually. The convertible notes were converted to 2,392,198 shares of the Company's common stock on February 24, 2006.

In conjunction with the above transactions, the Company recorded discounts on the convertible debt totaling $550,000 and $700,000 in 2004 and 2005 respectively, pursuant to EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," and EITF Issue No. 00-27, "Application of EITF Issue No. 98-5 to Certain Convertible Instruments." Those discounts are expensed as interest expense over the term of the loan. The remaining beneficial conversion feature was expensed in 2006 because the notes were converted to equity in that period.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2006 AND 2005

The company had the following debt obligations at December 31, 2006 and 2005:

                                                              2006           2005
                                                          -----------    -----------
Note payable, CEBA, due semi-annually, non-interest
 bearing and unsecured, payments based upon revenues      $    96,405    $    97,802

Note payable, State of Iowa, no payments due pending
 completion of milestones, non-interest bearing,
 unsecured and convertible to grant                           150,000        150,000

Note payable, State of Iowa, payable in monthly
 installments, non-interest bearing and unsecured              86,666        100,000

Notes payable, City of Ames, Iowa, payable in monthly
 installments including interest at 2.125% unsecured           77,685        100,000

Convertible debt due to shareholder, 3.00% interest
 rate, quarterly payments due with interest, unsecured             --        550,000

Convertible debt due to shareholder, 12.00% interest
 rate, quarterly payments due with interest, unsecured             --      1,000,000
                                                          -----------    -----------
     Subtotal                                             $   410,756      1,997,802

Less debt amount recorded as value of beneficial
 conversion feature                                                --       (947,317)
                                                          -----------    -----------
                                                          $   410,756    $ 1,050,485
                                                          ===========    ===========

The estimated future principal payments under these notes payable are as follows:

               2007                                  $ 131,896
               2008                                    112,396
               2009                                     77,920
               2010                                     50,472
               2011                                     36,666
            Thereafter                                   1,406
                                                     ---------

                    Total                            $ 410,756
                                                     =========

The terms certain of the notes payable do not provide for fixed repayments of the principal. In such cases the preceding schedule is based upon management's estimate of the timing of the payments.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE E - COMMON STOCK WARRANTS AND OPTIONS

WARRANTS

At December 31, 2006, the Company had outstanding warrants that allow the holders to purchase up to 1,264,428 shares of the Company's common stock at prices ranging from $0.84 to $3.90 per share. The warrants expire at various dates from April 2008 to January 2014.

Prior to January 1, 2006, the Company accounted for stock compensation plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations, as permitted by FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). No compensation cost related to common stock warrants was recognized in the consolidated statements of operations for the periods prior to January 1, 2006, as all warrants had an exercise price equal to the market value of the underlying common stock on the date of the issuance in accordance with APB 25.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), "Share-Based Payment" ("SFAS 123R"), using the modified-prospective-transition method. Under this transition method, total compensation cost recognized in 2006 includes compensation costs for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and compensation costs for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. Accordingly, compensation cost for issuance of warrants of $179,969 has been recognized in the accompanying consolidated statement of operations for 2006, and $182,174 of compensation cost for issuance of warrants has been recognized as equity issuance cost during 2006 in the accompanying consolidated statement of stockholders' equity. The Company has recognized no tax benefit associated with these amounts and has not capitalized any such cost as an asset. The Company estimated the fair value of its common stock warrants issued subsequent to January 1, 2006 using the Black-Scholes option-pricing formula. The Company records compensation expense for warrants ratably over the warrant's period. Results for prior periods have not been restated.

The fair value of each warrant issued is estimated on the date of issuance using the Black-Scholes option valuation model, using the following weighted average assumptions: risk-free interest rates ranging from 4.61% to 4.98%, dividend yield of 0.00%, effective expected volatility of 45%, and expected lives of 5 years. The effects of applying SFAS 123 may not be representative of the effects on reported net earnings for future years.

A summary of the Company's outstanding warrants as of December 31, 2006 and 2005, and the changes during the years are presented below:

                                                                    Weighted
                                                 Number of           Average
                                                   Shares         Exercise Price
                                               --------------     --------------

Outstanding at January 1, 2005                      1,017,282     $         0.77
Warrants issued - 2005                                 43,022     $         1.89
Warrants exercised - 2005                                  --                 --
Warrants expired - 2005                                    --                 --
                                               --------------     --------------
Outstanding at December 31, 2005                    1,060,304     $         0.82
Warrants issued - 2006                                366,432     $         2.15
Warrants exercised - 2006                                  --                 --
Warrants expired - 2006                              (162,308)    $         0.21
                                               --------------     --------------
Outstanding at December 31, 2006                    1,264,428     $         1.28
                                               ==============     ==============

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2006 AND 2005

The following table summarizes information concerning outstanding and exercisable warrants at December 31, 2006:

               Warrants Outstanding                                           Warrants Exercisable
--------------------------------------------------------------------    --------------------------------
                                      Weighted
                                       Average           Weighted                            Weighted
                                      Remaining          Average                              Average
   Range of           Number         Contractual         Exercise           Number           Exercise
Exercise Price     Outstanding       Life (Years)         Price           Exercisable          Price
--------------    --------------    --------------    --------------    --------------    --------------
$0.84                    678,651              5.70    $         0.84           678,651    $         0.84
$1.00 - $1.99            485,777              3.62    $         1.37           485,777    $         1.37
$3.90                    100,000              4.39    $         3.90           100,000    $         3.90

OPTIONS

The Company has three active stock option incentive plans: the BioForce Nanosciences Holdings, Inc. 2006 Equity Incentive Plan, the BioForce Nanosciences, Inc. 2003 Stock Option Plan and the BioForce Nanosciences, Inc. 2000 Amended and Restated Stock Option Plan.

Under the terms of the 2000 Amended and Restated Stock Option Plan, options may be granted to officers, directors, employees, consultants and independent contractors to purchase up to an aggregate of 1,009,545 shares of the Company's common stock. As of December 31, 2006, there were 182,312 options outstanding under this plan at exercise prices of $0.34 to $0.84 per share, all of which were fully vested. Stock options vest at a rate determined by the committee administering the plan.

Under the terms of the 2003 Stock Option Plan, options may be granted to officers, directors, employees and consultants to purchase up to an aggregate of 1,187,700 shares of the Company's common stock. As of December 31, 2006, there were 1,161,185 options outstanding under this plan at exercise prices of $1.05 to $3.75 per share, including vested options for 506,453 shares. Stock options vest at a rate determined by the plan's administrator.

Under the terms of the 2006 Equity Incentive Plan, options may be granted to officers and employees to purchase up to an aggregate of 5,000,000 shares of the Company's common stock. As of December 31, 2006, there were 1,090,000 options outstanding under this plan at exercise prices of $2.10 to $4.60 per share, including vested options for 330,000 shares. Stock options vest at a rate determined by the plan's administrator.

The 2000 Amended and Restated Stock Option Plan and 2003 Stock Option Plan are plans that were originally put into place by the Company's subsidiary, BioForce Nanosciences, Inc. See Business Combinations for a discussion of the Company's acquisition of BioForce. The Merger Agreement clearly requires the Company to assume BioForce's obligation to issue shares subject to its outstanding options under these plans, but is silent with regard to assumption of the plans themselves. The Company believes that it is obligated to assume the plans under the Merger Agreement, and is administering the plans and reporting its financial condition in that manner.

Prior to January 1, 2006, the Company accounted for stock compensation plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations, as permitted by FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). No stock-based employee compensation cost was recognized for stock option awards in the consolidated statements of operations for the periods prior to January 1, 2006, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of the grant in accordance with APB 25.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2006 AND 2005

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), "Share-Based Payment" ("SFAS 123R"), using the modified-prospective-transition method. Under this transition method, total compensation cost for 2006 includes compensation costs for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and compensation costs for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. Accordingly, compensation cost for grants of stock options of $723,261 has been recognized in the accompanying consolidated statement of operations for 2006. The Company has recognized no tax benefit associated with this amount and has not capitalized any such cost as an asset. The Company estimated the fair value of its option awards granted prior to January 1, 2006 using the Black-Scholes option-pricing formula, and continues to use this model. The Company records compensation expense for stock options ratably over the option's vesting period. Results for prior periods have not been restated.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option valuation model, using the following weighted average assumptions: risk-free interest rates ranging from 4.45% to 4.98%, dividend yield of 0.00%, effective expected volatilities of 20% to 63%, and expected lives of 5 years. The effects of applying SFAS 123 may not be representative of the effects on reported net earnings for future years.

A summary of the status of the Company's stock option plans as of December 31, 2006 and 2005, and the changes during the years are presented below:

                                           Number of Shares     Weighted Average
                                                                 Exercise Price
                                           ----------------     ----------------
Outstanding at January 1, 2005                      253,574     $           0.87
Options issued - 2005                             1,087,738     $           1.38
Options exercised - 2005                                 --                   --
Options canceled - 2005                                  --                   --
                                           ----------------     ----------------
Outstanding at December 31, 2005                  1,341,312     $           1.29
Options issued - 2006                             1,210,000     $           2.64
Options exercised - 2006                                 --                   --
Options canceled - 2006                            (117,815)    $           4.07
                                           ----------------     ----------------
Outstanding at December 31, 2006                  2,433,497     $           1.82
                                           ================     ================

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2006 AND 2005

The following table summarizes information concerning outstanding and exercisable options at December 31, 2006:

December 31, 2006:

                      Options Outstanding                                                          Options Exercisable
------------------------------------------------------------------------------------    ----------------------------------------
                                             Weighted Average
                                                Remaining                                                          Weighted
Range of Exercise           Number           Contractual Life     Weighted Average            Number                Average
      Price              Outstanding             (Years)           Exercise Price          Exercisable          Exercise Price
------------------    ------------------    ------------------    ------------------    ------------------    ------------------
     $0.34 - $0.99               182,312                  5.17    $             0.80               182,312    $             0.80
     $1.00 - $1.99             1,141,185                  8.68    $             1.22               501,453    $             1.30
     $2.00 - $2.99               990,000                  9.85    $             2.22               330,000    $             2.22
     $3.00 - $4.60               120,000                  9.29    $             4.46                 5,000    $             3.75

Had the Company, for years prior to 2006, determined compensation cost based on the fair value at the grant date for its common stock warrants and options under SFAS 123, the Company's net income would have been as indicated below:

                                                  For the Years Ended
                                 2006              December 31, 2005             2005
                          -------------------     -------------------     -------------------
                                                      (restated)                (prior)
Net loss - as reported    $        (3,974,083)    $        (2,092,088)    $        (1,736,271)
Net loss - pro forma      $        (3,974,083)    $        (2,267,637)    $        (2,050,861)

NOTE F - COMMITMENTS

LEASES

The Company leases its office, laboratory and production space under an agreement which expires January 2008. Lease expense totaled $70,005 and $66,640 during 2006 and 2005, respectively. Future minimum lease payments are as follows for the years ending December 31:

2007    $ 87,000
2008    $  7,250

SEVERANCE OBLIGATIONS

The Company has agreed to make severance payments to five employees if the Company terminates their employment. The total commitment under these agreements, excluding benefits, was approximately $500,000 at December 31, 2006.

NOTE G - PENSION PLAN

The Company sponsors a 401(k) defined contribution plan for employees meeting certain age and service requirements. Employer contributions to the plan are made on a discretionary basis. No employer contributions were made to the plan during 2006 or 2005.

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE H - COMMON AND PREFERRED STOCK

During the year ended December 31, 2006, the Company issued 4,000,000 shares of its common stock for cash at $1.50 per share for net proceeds of $5,097,982.

On February 24, 2006, the Company issued 2,392,198 shares of its common stock upon conversion to equity of $1,550,000 of its convertible notes plus interest thereon.

During the year ended December 31, 2005, the Company issued an aggregate 243,321 shares of common stock for cash at $2.25 per share for total proceeds of $547,473.

On January 20, 2005, the Company issued 65,000 shares of its common stock for cash at $1.25 per share for total proceeds of $81,250.

The Company's Board of Directors is authorized to issue up to 10,000,000 shares of preferred stock, having terms, conditions, rights, preferences and designations as the Board may determine.

NOTE I - BUSINESS COMBINATIONS (restated)

On February 24, 2006, the Company, formerly known as Silver River Ventures, Inc., closed an Agreement and Plan of Merger, dated as of November 30, 2005 ("Merger Agreement"), with BioForce Nanosciences, Inc. ("BioForce"). In this transaction, BioForce was merged with and into our wholly owned subsidiary, Silver River Acquisitions, Inc. In anticipation of the merger, we changed our name to BioForce Nanosciences Holdings, Inc. on February 1, 2006. We also effected a forward stock split of our outstanding shares of common stock on a 2 shares for 1 share basis, effective January 31, 2006, which resulted in 3,999,950 shares being issued and outstanding.

Pursuant to the terms of the Merger Agreement, we issued 16 million shares of our authorized but previously unissued common stock to BioForce's stockholders in exchange for all of the issued and outstanding common stock of BioForce. We also issued options and warrants for the purchase of an aggregate of approximately 2,537,565 shares of our common stock to the holders of BioForce's options and warrants, in consideration for the cancellation of such options and warrants.

As a result of the merger, BioForce's $1,550,000 of convertible loans were converted to shares of BioForce's common stock, with the BioForce shares subsequently converted to shares of the Company's common stock at a ratio of
1.1877 shares for each BioForce share. The table below details the BioForce shares and warrants issued at the conversion date of February 24, 2006.

                      Conversion      Interest      Note      Conversion    Accrued      Total       Shares      Warrants
Loan Amount              Rate           Rate     Issue Date      Date      Interest      Amount      Issued       Granted
$ 350,000             $    0.60         0.03      1/15/04      2/24/06    $  22,550    $ 372,550      620,917      248,367

$ 200,000             $    0.60         0.03      4/30/04      2/24/06    $  11,066    $ 211,066      351,777      140,711

$ 500,000             $    1.20         0.12      7/29/05      2/24/06    $  33,688    $ 533,688      444,740       88,948

$ 500,000             $    1.20         0.12      10/31/0      2/24/06    $  18,337    $ 518,337      431,947       64,792
                                                                                                    ---------    ---------
Total                                                                                               1,849,380      542,817
                                                                                                    =========    =========

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2006 AND 2005

Under the terms of the merger agreement, the shareholders of BioForce became the controlling shareholders of the combined entity; accordingly, the historical financial statements of BioForce are presented as the historical financial statements of the combined entity, i.e. reverse merger accounting.

NOTE J- RESTATEMENT

The Company discovered during 2006 that it had not properly applied EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," and EITF Issue No. 00-27, "Application of EITF Issue No. 98-5 to Certain Convertible Instruments," to the convertible loans that it received from one of its shareholders during 2004 and 2005. Accordingly, the consolidated statements as of and for the year ended December 31, 2005 have been restated to correct this error.

In addition, the Company discovered in early 2007 that its accrued vacation pay liability as of December 31, 2005 had not been recorded on its previously issued 2005 financial statements. Accordingly, the consolidated financial statements as of and for the year ended December 31, 2005 have been restated to correct this error.

The effect of the adjustments and reclassifications on the financial statements as of and for the year ended December 31, 2005 is as follows:

Consolidated Balance Sheet at December 31, 2005:

Accrued expenses increased by $66,295
Convertible debentures - related party decreased by $1,550,000
Current portion of notes payable increased by $602,683
Total liabilities decreased by $881,022
Accumulated deficit decreased by $881,022
Total stockholders' equity increased by $881,022

Consolidated Statement of Operations for the year ended December 31, 2005:

Research and development expense increased by $34,022
Sales and marketing expense increased by $3,049
General and administrative expense increased by $29,224
Total operating expense increased by $66,295
Interest expense decreased by $491,186
Net loss decreased by $424,891
Basic and diluted loss per share decreased by $0.04

Consolidated Statement of Stockholders' Equity for the year ended December 31, 2005:

Net loss for the year decreased by $424,891
Accumulated deficit decreased by $881,022
Total stockholders' equity increased by $881,022

Consolidated Statement of Cash Flows for the year ended December 31, 2005:

Net loss decreased by $424,891
Interest expense due to beneficial debt conversion feature decreased by $491,186 Change in accrued expenses increased by $66,295

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE K - UNAUDITED: QUARTERLY RESULTS OF OPERATIONS

The Company is presenting the following unaudited quarterly financial information in an effort to enhance the ability of the financial statement user to interpret the development of its business and changes in its financial results during 2006 and 2005.

2006

                                                       Quarter Ended
                                                ---------------------------
                                  3/31/06         6/30/06         9/30/06        12/31/06
                                -----------     -----------     -----------     -----------
Revenues                        $   201,376     $    28,822     $    31,430     $   153,459
Cost of Goods Sold                   51,587          26,499          23,188          97,875
                                -----------     -----------     -----------     -----------
Gross Profit                        149,789           2,323           8,242          55,584
Operating Expenses:
     Research and
     development                    169,600         215,138         175,399         279,258
     Sales and
     marketing                       63,692         118,288         178,028         373,392
     General and
     administrative                 255,540         558,578         529,004         685,896
     Reimbursement
     of grant expenses              (48,180)        (53,249)        (49,688)        (88,448)
                                -----------     -----------     -----------     -----------
                                    440,652         838,755         832,743       1,250,098
                                -----------     -----------     -----------     -----------
Loss from Operations               (290,863)       (836,432)       (824,501)     (1,194,514)
Other Income (Expense):
     Interest and
     other income                    13,508          52,214          51,575          39,286
     Interest
     expense                       (975,207)           (587)           (531)         (8,031)
                                -----------     -----------     -----------     -----------
                                   (961,699)         51,627          51,044          31,255
                                -----------     -----------     -----------     -----------
Loss Before Income Tax           (1,252,562)       (784,805)       (773,457)     (1,163,259)
Income Tax Expense                       --              --              --              --
                                -----------     -----------     -----------     -----------
Net Loss                        $(1,252,562)    $  (784,805)    $  (773,457)    $(1,163,259)
                                ===========     ===========     ===========     ===========

                      BIOFORCE NANOSCIENCES HOLDINGS, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2006 AND 2005

2005 (restated)

                                                    Quarter Ended
                                               -----------------------
                                  3/31/05       6/30/05       9/30/05      12/31/05
                                 ---------     ---------     ---------     ---------
Revenues                         $  27,704     $  43,731     $  34,856     $  33,479
Cost of Goods Sold                  25,223        35,704        29,766        25,969
                                 ---------     ---------     ---------     ---------
Gross Profit                         2,481         8,027         5,090         7,510
Operating Expenses:
     Research and development      296,362       434,704       223,449       243,299
     Sales and marketing            67,695        69,430        64,591        42,712
     General and
     administrative                241,978       218,038       162,690       175,277
     Reimbursement
     of grant expenses            (158,343)      (85,605)      (59,135)      (58,408)
                                 ---------     ---------     ---------     ---------
                                   447,692       636,567       391,595       402,880
                                 ---------     ---------     ---------     ---------
Loss from Operations              (445,211)     (628,540)     (386,505)     (395,370)
Other Income (Expense):
     Interest and other
     income                          1,143         1,561           447        14,305
     Interest expense              (21,943)      (28,480)      (66,905)     (136,990)
                                 ---------     ---------     ---------     ---------
                                   (20,800)      (26,919)      (66,458)      122,685
                                 ---------     ---------     ---------     ---------
Loss Before Income Tax            (466,011)     (655,459)     (452,963)     (518,055)
Income Tax Expense                      --            --            --            --
                                 ---------     ---------     ---------     ---------
Net Loss                         $(466,011)    $(655,459)    $(452,963)    $(518,055)
                                 =========     =========     =========     =========